                                        FILED PURSUANT TO RULE 424(b)(3)
                                        REGISTRATION NUMBER 333-49963

PROSPECTUS
DATED MAY 11, 1998

                      [LOGO OF ITC DELTACOM APPEARS HERE]

                                 $160,000,000

           OFFER TO EXCHANGE ALL OUTSTANDING 8 7/8% SENIOR NOTES DUE
                                 MARCH 1, 2008
                                      FOR
                     8 7/8% SENIOR NOTES DUE MARCH 1, 2008
                                      OF
                              ITC/\DELTACOM, INC.

                               ----------------

                   INTEREST PAYABLE MARCH 1 AND SEPTEMBER 1,
                         COMMENCING SEPTEMBER 1, 1998

                               ----------------

      THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME, ON JUNE 17, 1998, UNLESS EXTENDED.

  ITC/\DeltaCom, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time) and in the accompanying Letter of Transmittal (the "Letter of Transmittal") (which together constitute the "Exchange
Offer"), to exchange $1,000 principal amount of its 8 7/8% Senior Notes due March 1, 2008 (the "Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for each $1,000 principal amount of its outstanding unregistered 8 7/8% Senior Notes due March 1, 2008, of which $160.0 million in aggregate principal amount is outstanding as of the date hereof (the "Senior Notes" and, together with the Exchange Notes, the "Notes").

  The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Senior Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Notes and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Senior Notes under the Registration Rights Agreement dated March 3, 1998 (the "Registration Rights Agreement") among the Company and Morgan Stanley & Co. Incorporated, Salomon Brothers Inc and NationsBanc Montgomery Securities LLC (collectively, the "Placement Agents"). The Exchange Notes will evidence the same indebtedness as the Senior Notes (which they will replace) and will be issued pursuant to, and entitled to the benefits of, an indenture dated as of March 3, 1998 between the Company and United States Trust Company of New York, as trustee (the "Trustee"), governing the Senior Notes and the Exchange Notes (the "Indenture").

                                                      (Continued on next page.)

                               ----------------

  SEE "RISK FACTORS" COMMENCING ON PAGE 20 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                               ----------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS  THE SECURI-
  TIES  AND EXCHANGE COMMISSION  OR ANY  STATE SECURITIES COMMISSION  PASSED
   UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
    THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                  The date of this Prospectus is May 11, 1998

  The Exchange Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2003, initially at 104.4375% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after March 1, 2006. In addition, at any time prior to March 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes from the proceeds of one or more Public Equity Offerings (as defined herein) at 108.875% of their principal amount, plus accrued interest; provided that after any such redemption at least $104.0 million aggregate principal amount of the Notes remains outstanding. See "Description of the Exchange Notes--Certain Definitions."

  The Exchange Notes will be unsubordinated indebtedness of the Company, ranking pari passu in right of payment with the Senior Notes and all other existing and future unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. After giving pro forma effect to the Senior Notes Offering (as defined herein) and the Redemption (as defined herein) as of December 31, 1997, the Company would have had approximately $133.9 million of indebtedness other than the Notes. Under the Indenture, the Company is permitted to incur additional indebtedness to finance the acquisition of equipment, inventory and other assets and up to $100.0 million of other indebtedness (which may be increased to $250.0 million under certain conditions) and is permitted to secure any such indebtedness. The Notes will be effectively subordinated to such security interests to the extent of such security interests.

  The Company is a holding company which conducts substantially all of its business through subsidiaries. The Company's subsidiaries will have no direct obligation to pay amounts due on the Notes and will not guarantee the Notes. As a result, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Company's subsidiaries. As of December 31, 1997, the Company's subsidiaries had approximately $34.0 million of liabilities (excluding intercompany payables), including approximately $3.9 million of indebtedness (including capital leases). The Company will be dependent upon access to the cash flow or assets of its subsidiaries to make payments on the Notes and the Company's ability to obtain such access may be limited by law. See "Risk Factors-- Holding Company Structure; Priority of Secured Debt."

  The Senior Notes were originally issued and sold on March 3, 1998 in a transaction not registered under the Securities Act (the "Senior Notes Offering"). Accordingly, the Senior Notes may not be offered for resale, resold or otherwise transferred unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder that is (i) a broker-dealer that acquired Senior Notes as a result of market-making activities or other trading activities or (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration or prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. Any holder who tenders Senior Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. The staff of the Commission has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances.

  By tendering Senior Notes in exchange for Exchange Notes, each holder will represent to the Company, among other things, that: (i) any Exchange Notes to be received by such holder will be acquired in the ordinary course of such holder's business; (ii) such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes; and (iii) such holder is not an "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act), or if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Notes where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period not to exceed 180 days after the Expiration Date (as defined herein), it will furnish additional copies of this Prospectus, as amended or supplemented, to any broker-dealer that reasonably requests such documents for use in connection with any such resale. See "Plan of Distribution."

  The Company does not intend to apply for listing of the Exchange Notes for trading on any securities exchange or for inclusion of the Exchange Notes in any automated quotation system. The Senior Notes, however, have been designated for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc. Any Senior Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Senior Notes are not tendered and accepted in the Exchange Offer, a holder's ability to sell such Senior Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Senior Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Senior Notes. See "Description of the Exchange Notes-- Exchange Offer; Registration Rights." No assurance can be given as to the liquidity of either the Senior Notes or the Exchange Notes.

  THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SENIOR NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SENIOR NOTES PURSUANT TO THE EXCHANGE OFFER.

  Senior Notes may be tendered for exchange prior to 5:00 p.m., New York City time, on June 17, 1998 (such time on such date being hereinafter called the "Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Senior Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered for exchange. The Exchange Offer is, however, subject to certain events and conditions and to the terms of the Registration Rights Agreement. Senior Notes may be tendered only in integral multiples of aggregate principal amount of $1,000. The Company has agreed to pay all expenses of the Exchange Offer. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Senior Notes as of May 13, 1998.

  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. No underwriter is being used in connection with the Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    5
Pro Forma Financial Data..................................................   17
Risk Factors..............................................................   20
The Exchange Offer........................................................   32
History of the Company....................................................   40
Use of Proceeds...........................................................   42
Capitalization............................................................   43
Selected Financial and Operating Data.....................................   44
Recent Developments.......................................................   46
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   48
Business..................................................................   59
Management................................................................   74
Certain Transactions......................................................   79
Principal Stockholders....................................................   81
Description of Certain Indebtedness.......................................   83
Description of the Exchange Notes.........................................   86
Plan of Distribution......................................................  113
Certain United States Federal Tax Considerations..........................  114
Legal Matters.............................................................  118
Experts...................................................................  118
Available Information.....................................................  118
Glossary..................................................................  G-1
Index to Financial Statements.............................................  F-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, the notes thereto and the other financial data contained elsewhere in this Prospectus. Potential participants in the Exchange Offer should carefully consider the factors set forth herein under the caption "Risk Factors" and are urged to read this Prospectus and the related Letter of Transmittal in its entirety. Unless otherwise indicated, (i) the information in this Prospectus, other than the historical financial information, gives effect to the Senior Notes Offering and the Redemption, (ii) references herein to the "Company" or "ITC/\DeltaCom" refer to ITC/\DeltaCom, Inc. and its subsidiaries and predecessor, and (iii) dollar amounts over $1 million have been rounded to one decimal place and dollar amounts less than $1 million have been rounded to the nearest thousand. Certain terms used in this Prospectus are defined in the "Glossary" appearing elsewhere herein.

                                  THE COMPANY

  The Company provides retail long distance services to mid-sized and major regional businesses in the southern United States and is a leading regional provider of wholesale long-haul services to other telecommunications companies using the Company's owned, operated and managed fiber optic network (the "Carriers' Carrier Services"). The Company intends to become a leading regional provider of integrated telecommunications services to mid-sized and major regional businesses in the southern United States by offering such customers a broad range of telecommunications services, including local exchange and long distance data and voice, Internet and operator services, and the sale and servicing of customer premise equipment (collectively, the "Retail Services") in a single package tailored to the business customer's specific needs. The Company had revenues of approximately $66.5 million for the year ended December 31, 1996 and revenues of approximately $114.6 million for the year ended December 31, 1997.

  The Company provides Carriers' Carrier Services to other telecommunications carriers, including AT&T, MCI, Sprint, WorldCom, Cable & Wireless, LCI, Frontier and IXC. The Company's fiber optic network reaches over 60 points of presence ("POPs") in ten southern states (Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas) and extends approximately 6,300 route miles, of which approximately 3,300 miles are Company-owned and approximately 3,000 miles are owned and operated principally by three public utilities (Duke Power Company, Florida Power & Light Company and Entergy Technology Company) and managed and marketed by the Company. For the year ended December 31, 1997, revenue for the Company's Carriers' Carrier Services was $31.0 million and EBITDA as a percentage of revenue ("EBITDA Margin") for the Company's Carriers' Carrier Services was 60%. As of December 31, 1997, the Company had remaining future long-term contract commitments for Carriers' Carrier Services totaling approximately $77.9 million. These contracts expire on various dates through 2006 and are expected to generate approximately $58.2 million in revenues to the Company through 2001, of which approximately $18.0 million are expected to be realized in 1998.

  The Company currently provides a variety of Retail Services, including retail long distance services such as traditional switched and dedicated long distance, 800/888 calling, calling card and operator services, Asynchronous Transfer Mode ("ATM"), frame relay, high capacity broadband private line services, as well as Internet, Intranet and Web page hosting and development services, and customer premise equipment installation and repair. The Company also offers local exchange services as part of its Retail Services in a majority of its markets. As of December 31, 1997, the Company provided Retail Services to over 7,700 business customers. The Company currently offers Retail Services in 15 metropolitan areas (including local exchange services in 11 markets) in Alabama, Florida, Georgia, Louisiana, North Carolina and South Carolina. The Company intends to provide a full range of Retail Services in a total of approximately 35 metropolitan areas throughout the southern United States over the next five years. For the year ended December 31, 1997, revenue for the Company's Retail Services was $83.6 million and EBITDA Margin for the Company's Retail Services was 4%.

  In connection with offering local exchange services, the Company has entered into an Interconnection Agreement (the "Interconnection Agreement") with BellSouth Telecommunications, Inc. ("BellSouth") to (i) resell BellSouth's local exchange services and (ii) interconnect the Company's network with BellSouth's network for the purpose of immediately gaining access to all of BellSouth's unbundled network elements. This agreement allows the Company to enter new markets with minimal capital expenditures and to offer local exchange services to its current customer base. The Interconnection Agreement currently allows the Company to provide local service on a resale basis or by purchasing all unbundled network elements required to provide local service on a facilities basis, without using Company-owned facilities. The terms of the Interconnection Agreement, including interim pricing terms agreed to by the Company and BellSouth, have been approved by state regulatory authorities in all states in which BellSouth operates, although they remain subject to review and modification by such authorities. In addition, the Interconnection Agreement does not resolve all operational issues, which issues the Company and BellSouth are continuing to negotiate to resolve. The Company believes that the Interconnection Agreement provides a foundation for it to provide local services on a reasonable commercial basis, but there can be no assurance in this regard and important issues remain unsettled as a result of legal and regulatory developments and related matters. The Interconnection Agreement expires in July 1999, and there can be no assurance that the Company will be able to renew it under favorable terms, or at all.

BUSINESS STRATEGY

  The Company's objectives are to maintain its leadership position in the provision of Carriers' Carrier Services and to become a leading provider of Retail Services in the southern United States. The Company intends to increase its market share in existing markets and expand into new markets. The principal elements of the Company's business strategy include the following:

  Providing Integrated Telecommunications Services to Its Existing Base of Mid-sized and Major Regional Business Customers. By providing additional telecommunications services such as local telephone service to its existing, well-established base of long distance customers, the Company expects to be able to increase revenues at relatively low incremental cost. The Company believes that bundling a variety of telecommunications services and presenting customers with one fully integrated monthly billing statement for all of those services will allow it to penetrate its target markets rapidly and build customer loyalty. The Company believes that there is substantial demand in its target markets among mid-sized and major regional business customers for an integrated package of telecommunications services that meets all of their telecommunications needs.

  Leveraging Its Extensive Fiber Optic Network. The Company intends to leverage its extensive fiber optic network, which currently reaches over 60 POPs, by (i) continuing to provide switched and transport services to other communications carriers throughout its region to enable such carriers to diversify their routes and expand their networks; (ii) targeting customers that need to transmit large amounts of data within the Company's service region, such as banks and local and state governments; and (iii) offering local exchange services to its business customers as part of its integrated package of telecommunications services. The Company intends initially to provide local exchange services by reselling the services of incumbent local exchange carriers and, in some established markets, using its own local switching facilities. Over time, the Company expects to provide local services primarily using the Company's own switching facilities and existing regional fiber optic network, supplemented by unbundled facilities of incumbent local exchange carriers or other competitive local exchange carriers. The configuration of the Company's network enables the Company to expand its network by installing additional remote local switches, which operate in conjunction with the Company's Nortel DMS-500 switches to provide facilities-based local services. Because remote local switches are less expensive to purchase and install than Nortel DMS-500 switches, and can be installed more quickly than Nortel DMS-500 switches, the Company believes that it will be able to enter new markets at less expense than many of its competitors. At present, the Company does not plan to construct intra-city local loop facilities.

  Focusing on the Southern United States. The Company intends to continue to focus on the southern United States in order to leverage its extensive telecommunications network in the region. The Company believes that its regional focus will enable it to take advantage of economies of scale in management, network operations and sales and marketing. The regional concentration of the Company's network also provides an opportunity for improved margins because a high portion of the Company's customers' telecommunications traffic originates and terminates within the region. The Company also believes that its regional focus will enable it to build on its long-standing customer and business relationships in the region.

  Building Market Share Through Personalized Customer Service. The Company believes that the key to revenue growth in its target markets is capturing and retaining customers by emphasizing marketing, sales and customer service. Management believes that customers prefer one company to be accountable for their telecommunications services, and that a consultative, face-to-face sales and service strategy is the most effective method of acquiring and maintaining a high quality customer base. The Company seeks to obtain long-term commitments from its business customers by responding rapidly and creatively to their telecommunications needs. The Company currently operates 16 branch offices in 15 markets in Alabama, Florida, Georgia, Louisiana, North Carolina and South Carolina. Each branch office is staffed by personnel capable of marketing all of the Company's products and providing comprehensive support to the Company's customers. In the future, the Company expects to expand significantly its direct sales force and open branch offices in additional major and secondary population centers in the southern United States.

  Expanding Its Fiber Optic Network and Switching Facilities. The Company expects to expand its fiber optic telecommunications network and switching facilities to include additional markets within the southern United States. The Company currently owns and operates approximately 3,300 route miles of fiber optic network extending from Georgia to Texas. The Company also markets and manages capacity on 3,000 additional network route miles through its strategic relationships principally with public utilities. In addition, the Company has a buy-sell agreement with Carolinas Fibernet, LLC, which manages fiber optic facilities in North Carolina and South Carolina. This agreement enables the parties to buy and sell capacity on each other's networks and allows the Company to provide customers with access to POPs throughout those states. The Company believes that, by continuing to combine its owned network with the networks of public utilities and by adding switching facilities throughout its network, it will be able to achieve capital efficiencies and rapidly expand its network in a cost-effective manner.

  Leveraging Proven Management Team. The Company's management team consists of experienced telecommunications managers who in the past have successfully implemented a customer-focused long distance telecommunications strategy in the southern United States. Members of the team include Andrew Walker, Chief Executive Officer of the Company, Foster McDonald, President of the Company, and Douglas Shumate, Chief Financial Officer of the Company.

HISTORY OF THE COMPANY

  ITC/\DeltaCom was incorporated in March 1997 as a wholly owned subsidiary of ITC Holding Company, Inc. ("ITC Holding"), to acquire and operate ITC Holding's Retail Services and Carriers' Carrier Services businesses. The Company acquired such businesses on July 25, 1997 in the Reorganization described below.

  Background. ITC Holding began providing operator and directory assistance services in March 1992 through its subsidiary, Eastern Telecom, Inc., which did business as InterQuest ("InterQuest"). Carriers' Carrier Services have been offered since April 1992 through Interstate FiberNet, a partnership originally formed by ITC Holding (with a 49% interest) and SCANA Communications, Inc. ("SCANA") (with a 51% interest). In August 1994, ITC Holding acquired SCANA's interest in Interstate FiberNet through ITC Transmission Systems II, Inc., a wholly owned subsidiary of ITC Holding ("Transmission II"). Also in August 1994, ITC Holding and SCANA formed a second partnership, Gulf States FiberNet, to construct and operate a fiber optic route primarily between Atlanta, Georgia and Shreveport, Louisiana with several supplemental spur routes. In a transaction consummated in March 1997 (the "Gulf States Acquisition"), ITC Holding acquired SCANA's 64% partnership interest in Gulf States FiberNet and certain fiber and fiber-related assets, including a significant customer contract for network services in Georgia (the "Georgia Fiber Assets"). Following the Gulf States Acquisition, ITC Holding contributed the remaining 64% interest in Gulf States FiberNet to Gulf States Transmission Systems, Inc., a wholly owned subsidiary of ITC Holding ("Gulf States Transmission"), and the Georgia Fiber Assets to ITC Transmission Systems, Inc., a wholly owned subsidiary of ITC Holding ("Transmission"). Members of the Company's management have been managing the businesses of both Interstate FiberNet and Gulf States FiberNet since their inception.

  In January 1996, through its acquisition (the "DeltaCom Acquisition") of DeltaCom, Inc., which has been renamed ITC/\DeltaCom Communications, Inc. ("DeltaCom"), ITC Holding entered the retail long distance business and acquired several fiber optic routes within the state of Alabama that complemented the existing networks operated by Interstate FiberNet (including a fiber optic route from Atlanta, Georgia to Columbus, Georgia) and Gulf States FiberNet. DeltaCom, a provider of telecommunications services since its inception in 1982, provides long distance services to mid-sized businesses primarily in Alabama. In July 1996, DeltaCom purchased substantially all of the assets of Viper Computer Systems, Inc. ("ViperNet"), which provides Internet access, Web-hosting and Web page development services to business customers.

  To finance the DeltaCom Acquisition and to refinance existing DeltaCom debt, ITC Holding incurred approximately $74.0 million of indebtedness, which was pushed down to the Company (the "DeltaCom Indebtedness"). The aggregate consideration paid by ITC Holding in the Gulf States Acquisition was approximately $27.9 million, of which $10.0 million consisted of an unsecured note (the "SCANA Note") which was repaid in November 1997, and $17.9 million consisted of ITC Holding preferred stock. In connection with the Gulf States Acquisition, Gulf States Transmission borrowed $41.6 million under a credit facility (the "Bridge Facility") with NationsBank, N.A., to refinance a project loan incurred by Gulf States FiberNet.

  1997 SENIOR NOTES OFFERING; REDEMPTION. On June 3, 1997, the Company completed the sale (the "1997 Senior Notes Offering") of $200.0 million principal amount of its 11% Senior Notes due 2007 (the "1997 Senior Notes"). The net proceeds from the sale of the 1997 Senior Notes, other than the portion of such proceeds invested in U.S. government securities pledged to secure and fund the first six scheduled interest payments on the 1997 Senior Notes, were released to the Company in July 1997 in connection with the Reorganization described below. On April 2, 1998, the Company redeemed $70.0 million principal amount of the 1997 Senior Notes (the "Redemption") with proceeds remaining from the Equity Offering described below, at an aggregate redemption price of 111% of such principal amount, plus accrued and unpaid interest of approximately $2.6 million.

  REORGANIZATION. On July 25, 1997, ITC Holding contributed to the Company in a series of transactions the businesses of Interstate FiberNet, Gulf States FiberNet, DeltaCom and InterQuest. In connection with such transactions, approximately $31.0 million of the $74.0 million of the DeltaCom Indebtedness was forgiven by ITC Holding and contributed to the Company as additional equity. Following the Reorganization, the Company repaid the remaining $43.0 million of the DeltaCom Indebtedness, accrued interest on all $74.0 million of such indebtedness and the $41.6 million of indebtedness outstanding under the Bridge Facility and accrued interest thereon with a portion of the net proceeds from the 1997 Senior Notes Offering. On October 20, 1997, as part of a reorganization of the ITC Holding group of companies, ITC Holding transferred all of its assets (other than its stock in the Company) and all of its liabilities to another entity (which is now called ITC Holding Company, Inc.) and then merged with and into the Company (the "Merger"), which was the surviving corporation in the merger. On December 31, 1997, Gulf States Transmission merged with and into Interstate FiberNet, Inc., a wholly owned subsidiary of the Company. The foregoing transactions are collectively referred to herein as the "Reorganization."

  INITIAL PUBLIC OFFERING. On October 29, 1997, the Company completed an initial public offering of common stock, par value $.01 per share (the "Common Stock"), in which it issued 5,750,000 shares at a price of $16.50 per share (the "Equity Offering"). The Company used $77.7 million of the net proceeds of the Equity Offering to fund the Redemption. See "--1997 Senior Notes Offering; Redemption."

  SENIOR NOTES OFFERING; MODIFICATION OF CREDIT FACILITY. On March 3, 1998, the Company completed the sale at a price of 99.9% of $160.0 million principal amount of its 8 7/8% Senior Notes due 2008. Additionally, the Company has modified its secured revolving credit facility (the "Credit Facility") to, among other things, reduce available borrowings from $100.0 million to $50.0 million. See "Description of Certain Indebtedness."

                               THE EXCHANGE OFFER

The Exchange Offer..........
                              Up to $160.0 million aggregate principal amount of Exchange Notes are being offered in exchange for a like aggregate principal amount of Senior Notes. Senior Notes may be tendered for exchange in whole or in part in integral multiples of $1,000 principal amount. The Company is making the Exchange Offer in order to satisfy its obligations under the Registration Rights Agreement relating to the Senior Notes. For a description of the procedures for tendering Senior Notes, see "The Exchange Offer--Procedures for Tendering Senior Notes."

Expiration Date.............  5:00 p.m., New York City time, on June 17, 1998 unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). See "The Exchange Offer--Expiration Date; Extensions, Amendments."

Conditions to the Exchange
 Offer......................  The Exchange Offer is subject to certain conditions which may be waived by the Company in its sole discretion. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered. See "The Exchange Offer--Conditions to the Exchange Offer."

                              The Company reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Senior Notes, (ii) to terminate the Exchange Offer if certain specified conditions have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Senior Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Senior Notes to withdraw their tendered Senior Notes, and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

Withdrawal Rights...........  Tenders of Senior Notes may be withdrawn at any time prior to the Expiration Date by delivering a written notice of such withdrawal to the Exchange Agent (as defined herein) in conformity with certain procedures as set forth below under "The Exchange Offer--Withdrawal Rights."

Procedures for Tendering
 Senior Notes...............  Tendering holders of Senior Notes must complete and sign a Letter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsimile transmission or hand delivery, together with any other required documents, to the Exchange Agent, either with the Senior Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Senior Notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Senior Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Senior Notes pursuant to the Exchange Offer. See "The Exchange Offer--Procedures for Tendering Senior Notes."

                              Letters of Transmittal and certificates
                              representing Senior Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offer--Exchange Agent."

Resales of Exchange Notes...  Based on interpretations by the staff of the
                              Commission, as set forth in no-action letters issued to third parties, the Company believes that holders of Senior Notes (other than any holder that is (i) a broker-dealer that acquired Senior Notes as a result of market-making activities or other trading activities or (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Senior Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. Any holder who tenders Senior Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. The staff of the Commission has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period not to exceed 180 days after the Expiration Date, it will furnish additional copies of this Prospectus, as amended or supplemented, to any broker-dealer that reasonably requests such documents for use in connection with any such resale. See "Plan of Distribution."

Exchange Agent..............  The exchange agent with respect to the Exchange
                              Offer is United States Trust Company of New York (the "Exchange Agent"). The address, telephone number and facsimile number of the Exchange Agent are set forth in "The Exchange Offer--Exchange Agent" and in the Letter of Transmittal.

Use of Proceeds.............  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. The Company intends to use the net proceeds from the Senior Notes Offering, together with cash on hand and borrowings expected to be available under the Credit Facility, as follows:
                              (i) to fund market expansion activities of the Company's telecommunications business, including development and construction costs of the Company's fiber optic network and its regional branch offices; and (ii) for additional working capital and other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." The Company currently intends to allocate substantial proceeds to each of the foregoing uses. The precise allocation of funds among these uses, however, will depend on future technological, regulatory and other developments in or affecting the Company's business, the competitive climate in which it operates and the emergence of future opportunities. See "Use of Proceeds."

Certain United States
 Federal Income Tax           The exchange of the Senior Notes for the Exchange
 Consequences...............  Notes will not be a taxable exchange for federal income tax purposes, and holders of Senior Notes should not recognize any taxable gain or loss or any interest income as a result of such exchange.
                              See "The Exchange Offer--Certain United States
                              Federal Income Tax Consequences."

                               THE EXCHANGE NOTES

Securities Offered..........  $160.0 million aggregate principal amount of 8
                              7/8% Senior Notes due March 1, 2008. The terms of the Exchange Notes will be identical in all material respects to the terms of the Senior Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Notes and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Senior Notes under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Senior Notes and will be issued pursuant to and entitled to the benefits of the Indenture.

Maturity....................  March 1, 2008.

                              Interest on the Exchange Notes is payable
Interest....................  semiannually in cash, on each March 1 and
                              September 1, commencing September 1, 1998.

Optional Redemption.........  The Exchange Notes may be redeemed at any time on or after March 1, 2003, at the option of the Company, in whole or in part, at 104.4375% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on and after March 1, 2006. In addition, at any time prior to March 1, 2001, up to 35% of the aggregate principal amount of the Notes may be redeemed from the proceeds of one or more Public Equity Offerings at 108.875% of their principal amount plus accrued interest; provided, that after any such redemption at least $104.0 million aggregate principal amount of the Notes remains outstanding.

Change of Control...........  Upon a Change of Control (as defined herein), the
                              Company will be required to make an offer to purchase the Exchange Notes at a purchase price equal to 101% of their principal amount, plus accrued interest. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the Exchange Notes). See "Description of the Exchange Notes--Repurchases of Exchange Notes upon a Change of Control," and "Description of the Exchange Notes--Certain Definitions."

Ranking.....................  The Exchange Notes will be unsubordinated indebtedness of the Company, ranking pari passu in right of payment with the Senior Notes, the 1997 Senior Notes and all other existing and future unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. After giving pro forma effect to the Senior Notes Offering and the Redemption, at December 31, 1997, the Company would have had approximately $133.9 million of indebtedness other than the Senior Notes. In addition, under the Indenture, the Company is permitted to incur additional indebtedness to finance the acquisition of equipment, inventory and other assets and up to $100.0 million of other indebtedness (which may be increased to $250.0 million under certain conditions) and is permitted to secure any such indebtedness. The Notes will be effectively subordinated to such security interests to the extent of such security interests.

                              The Company is a holding company which conducts substantially all of its business through subsidiaries. The Company's subsidiaries will have no direct obligation to pay amounts due on the Notes and will not guarantee the Notes. As a result, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Company's subsidiaries. As of December 31, 1997, the Company's subsidiaries had approximately $34.0 million of liabilities (excluding intercompany payables), including approximately $3.9 million of indebtedness (including capital leases). The Company will be dependent upon access to the cash flow or assets of its subsidiaries to make payments on the Notes and the Company's ability to obtain such access may be limited by law. See "Risk Factors--Holding Company Structure; Priority of Secured Debt." In addition, a subsidiary of the Company has $50.0 million of borrowings available under the Credit Facility. The Credit Facility is secured by substantially all of the assets of the Company's subsidiaries. The Company and its other subsidiaries have guaranteed all obligations under the Credit Facility. Indebtedness under the Credit Facility will be effectively senior to the Notes to the extent of such security interests. See "Risk Factors--Holding Company Structure; Priority of Secured Debt."

Certain Covenants...........
                              The Indenture contains certain covenants that, among other things, limit the ability of the Company to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations. However, these limitations are subject to a number of important qualifications and exceptions. See "Description of the Exchange Notes--Covenants."

                                  RISK FACTORS

  Potential participants in the Exchange Offer should consider carefully certain factors relating to the Company, its business and an investment in the Exchange Notes before tendering their Senior Notes for Exchange Notes. See "Risk Factors."

                      SUMMARY FINANCIAL AND OPERATING DATA

  The summary historical and pro forma financial and operating data set forth below should be read in conjunction with "History of the Company," "Use of Proceeds," "Selected Financial and Operating Data," "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto, and other financial and operating data contained elsewhere in this Registration Statement. The pro forma statement of operations data for 1997 give effect to the following transactions as if each had occurred on January 1, 1997: (i) the Reorganization; (ii) the 1997 Senior Notes Offering and the application of the net proceeds therefrom; (iii) the Redemption; and (iv) the Senior Notes Offering. The pro forma balance sheet data at December 31, 1997 reflect the following transactions as if each had occurred on December 31, 1997: (i) the Redemption; and (ii) the Senior Notes Offering. The pro forma financial and operating information does not purport to represent what the Company's consolidated results of operations would have been if these transactions had in fact occurred on these dates, nor does it purport to indicate the future consolidated financial position or consolidated results of future operations of the Company. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable.

                                          YEAR ENDED DECEMBER 31,
                          ---------------------------------------------------------- ---
                                     CONSOLIDATED                     PRO FORMA
                          -------------------------------------     CONSOLIDATED
                             1995       1996(A)     1997(B)(C)   1997(B)(C)(D)(E)(F)
                          ----------  -----------  ------------  -------------------
                                                                     (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Operating revenues......  $5,750,587  $66,518,585  $114,589,998     $114,589,998
Operating expenses:
  Cost of service.......   3,149,231   38,756,287    54,550,348       54,550,348
  Selling, operations
   and administration
   expense..............   1,626,678   18,876,572    38,254,893       38,254,893
  Depreciation and amor-
   tization.............   1,267,882    6,438,074    18,332,451       18,332,451
                          ----------  -----------  ------------     ------------
    Total operating ex-
     penses.............   6,043,791   64,070,933   111,137,692      111,137,692
Operating income (loss).    (293,204)   2,447,652     3,452,306        3,452,306
Equity in losses of un-
 consolidated subsidiar-
 ies....................    (258,242)  (1,589,812)          --               --
Interest expense........    (297,228)  (6,172,421)  (21,367,351)     (29,579,795)
Interest and other in-
 come...................      41,734      171,514     4,251,088        3,836,938
                          ----------  -----------  ------------     ------------
Loss before income tax-
 es, preacquisition
 losses and extraordi-
 nary item..............    (806,940)  (5,143,067)  (13,663,957)     (22,290,551)
Income tax benefit......    (302,567)  (1,233,318)   (3,324,466)      (6,602,572)
Preacquisition losses...         --           --         74,132           74,132
                          ----------  -----------  ------------     ------------
Loss from continuing op-
 erations...............    (504,373)  (3,909,749)  (10,265,359)     (15,613,847)
Extraordinary item (net
 of tax benefit)........         --           --       (507,515)      (8,943,685)
                          ----------  -----------  ------------     ------------
Net Loss................  $ (504,373) $(3,909,749) $(10,772,874)    $(24,557,532)
                          ==========  ===========  ============     ============
Basic and Diluted net
 loss per common share:
  Before extraordinary
   loss.................  $    (0.03) $     (0.20) $      (0.51)    $      (0.78)
  Extraordinary loss....         --           --          (0.03)           (0.44)
                          ----------  -----------  ------------     ------------
  Net loss..............  $    (0.03) $     (0.20)        (0.54)    $      (1.22)
                          ==========  ===========  ============     ============
Basic weighted average
 common shares
 outstanding (g)........  19,053,675   19,053,675    20,124,908       20,124,908
Diluted weighted average
 common shares
 outstanding (g)........  19,101,926   19,101,926    20,124,908       20,124,908

                                        YEAR ENDED DECEMBER 31,
                         ------------------------------------------------------- ---
                                    CONSOLIDATED                  PRO FORMA
                         ----------------------------------     CONSOLIDATED
                            1995     1996(A)    1997(B)(C)   1997(B)(C)(D)(E)(F)
                         ---------- ---------- ------------  -------------------
OTHER FINANCIAL DATA:
Capital expenditures.... $1,805,742 $6,172,660 $(43,873,990)    $(43,873,990)
Cash flows provided by
 operating activities...  1,437,317  8,188,618    6,302,123        9,292,694
EBITDA (h)..............    974,678  8,885,726   21,784,757       21,784,757
Ratio of earnings to
 fixed charges (i)......        --         --           --               --

                                             AT DECEMBER 31, 1997
                                -----------------------------------------------
                                                                  PRO FORMA
                                 HISTORICAL      PRO FORMA      CONSOLIDATED
                                CONSOLIDATED  CONSOLIDATED(D) AS ADJUSTED(D)(E)
                                ------------  --------------- -----------------
BALANCE SHEET DATA:
Working capital................ $116,445,515   $ 48,975,045     $204,315,045
Property and equipment, net....  141,534,626    141,534,626      141,534,626
Total assets...................  386,104,477    304,893,486      464,091,819
Long-term debt and capital
 lease obligations, including
 current portions..............  203,889,536    133,889,536      293,729,536
Accumulated deficit............  (15,009,336)   (21,562,317)     (23,445,506)
Total stockholders' equity.....  148,265,527    141,712,546      139,829,357

--------
(a) On January 29, 1996, the Company purchased DeltaCom. DeltaCom's results of operations are included in the historical consolidated statement of operations data since the date of acquisition. See Note 13 to the financial statements.
(b) On March 27, 1997, the Company purchased the Georgia Fiber Assets. The results of operations for the Georgia Fiber Assets were included in the consolidated statements of operations beginning March 27, 1997. See Note 15 to the financial statements.
(c) On March 27, 1997, the Company purchased the remaining 64% partnership interest in Gulf States FiberNet. Gulf States FiberNet's revenues and expenses have been included in the consolidated statement of operations effective January 1, 1997 with the preacquisition losses attributable to the previous owner from January 1, 1997 through March 27, 1997 deducted to determine the Company's consolidated net loss for the year ended December 31, 1997. See Note 15 to the financial statements.
(d) Reflects the 1997 Senior Notes Offering.
(e) Reflects the Redemption.
(f) Reflects the Senior Notes Offering.
(g) Pursuant to Staff Accounting Bulletin ("SAB") 98, for periods prior to the Equity Offering, basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares of common stock outstanding during the period and nominal issuances of common stock and common stock equivalents, regardless of whether they are anti-dilutive. For 1997, the effect of the Company's potential common stock equivalents is not included in the computation of diluted net loss per share as their effect is anti-dilutive.
(h) EBITDA represents earnings before extraordinary item, preacquisition (earnings) losses, equity in losses of unconsolidated subsidiaries, net interest, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the industry. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.
(i) Earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs and the portion of rent expense under operating leases representing interest (estimated to be one-third of such expense). Earnings were insufficient to cover fixed charges for the years ended December 31, 1995, 1996, 1997 and pro forma 1997 by approximately $.8 million, $5.1 million, $13.7 million and $22.2 million, respectively.

                            PRO FORMA FINANCIAL DATA

  The pro forma adjustments to the statements of operations for the year ended December 31, 1997 reflect (i) the Reorganization, (ii) the 1997 Senior Notes Offering and the application of the net proceeds therefrom, (iii) the Merger,
(iv) the Redemption, and (v) the Senior Notes Offering, as if each of such transactions had occurred on January 1, 1997. The pro forma adjustments to the balance sheet reflect (i) the Redemption, and (ii) the Senior Notes Offering as if each of such transactions had occurred on December 31, 1997.

  The pro forma financial and operating information does not purport to represent what the Company's consolidated results of operations would have been if these transactions had in fact occurred on these dates, nor does it purport to indicate the future consolidated financial position or consolidated results of future operations of the Company. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable.


                      [TABLES APPEAR ON FOLLOWING PAGES.]

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                                                         PRO FORMA
                                                                        ADJUSTMENTS      PRO FORMA
                           HISTORICAL    PRO FORMA        PRO FORMA    FOR THE SENIOR   CONSOLIDATED
                          CONSOLIDATED  ADJUSTMENTS      CONSOLIDATED  NOTES OFFERING   AS ADJUSTED
                          ------------  ------------     ------------  --------------   ------------
ASSETS
Cash and cash equiva-
 lents..................  $ 94,373,610  $(60,412,137)(a) $ 33,961,473   $155,340,000(d) $188,659,806
Current restricted as-
 sets...................    22,000,000    (7,700,000)(a)   14,300,000              0      14,300,000
Accounts receivable, net
 of allowance...........    23,451,187             0       23,451,187              0      23,451,187
Other current assets....     4,591,217             0        4,591,217              0       4,591,217
Long-term restricted as-
 sets...................    28,495,831   (10,379,530)(a)   18,116,301              0      18,116,301
Intangible assets, net..    61,347,786             0       61,347,786              0      61,347,786
Property, plant, and
 equipment, net.........   141,534,626             0      141,534,626              0     141,534,626
Other long-term assets..    10,310,220    (2,719,324)(b)    7,590,896      4,500,000(d)   12,090,896
                          ------------  ------------     ------------   ------------    ------------
 Total assets...........  $386,104,477  $(81,210,991)    $304,893,486   $159,840,000    $464,091,819
                          ============  ============     ============   ============    ============
LIABILITIES AND
STOCKHOLDERS' EQUITY
Accounts payable........    15,020,262             0       15,020,262              0      15,020,262
Accrued interest........     1,867,208      (641,667)(a)    1,225,541              0         583,874
Other accrued liabili-
 ties...................    10,170,992             0       10,170,992              0      10,170,992
Current maturities of
 long-term debt and cap-
 ital lease obligations.       912,037             0          912,037              0         912,037
Long-term debt and capi-
 tal lease obligations..   202,977,499   (70,000,000)(a)  132,977,499    159,840,000(e)  292,817,499
Deferred income taxes...     6,890,952    (2,133,154)(c)    4,757,798              0       4,757,798
Preferred Stock.........        14,808             0           14,808              0          14,808
Common Stock............       248,176             0          248,176              0         248,176
Additional paid-in capi-
 tal....................   163,011,879             0      163,011,879              0     163,011,879
Accumulated deficit.....   (15,009,336)   (8,436,170)(c)  (23,445,506)             0     (23,445,506)
                          ------------  ------------     ------------   ------------    ------------
 Total liabilities and
  stockholders' equity..  $386,104,477  $(81,210,991)    $304,893,486   $159,840,000    $464,091,819
                          ============  ============     ============   ============    ============

--------
(a) Reflects (i) the release of restricted assets to cash and cash equivalents upon completion of the Redemption and (ii) the Redemption, including the payment of $70,000,000 principal, $7,700,000 premium, $641,667 accrued but unpaid interest and an estimated $150,000 in transaction expenses.
(b) Reflects the write-off of 1997 Senior Notes issuance costs in connection with the Redemption.
(c) Reflects the $10,569,324 extraordinary loss on early extinguishment of debt ($8,436,170 after tax) upon completion of the Redemption.
(d) Reflects the proceeds of the Senior Notes Offering net of estimated issuance expenses of $4,500,000.
(e) Reflects the Senior Notes Offering.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                   HISTORICAL     PRO FORMA         PRO FORMA
                                 CONSOLIDATED(A) ADJUSTMENTS      CONSOLIDATED
                                 --------------- ------------     -------------
Operating revenues.............   $ 114,589,998  $        --      $ 114,589,998
Cost of services...............      54,550,348           --         54,550,348
                                  -------------  ------------     -------------
Gross margin...................      60,039,650           --         60,039,650
                                  -------------  ------------     -------------
Operating expenses:
  Selling, operations, and ad-
   ministration................      38,254,893           --         38,254,593
  Depreciation & amortization..      18,332,451           --         18,332,451
                                  -------------  ------------     -------------
    Total operating expenses...      56,587,344           --         56,587,344
                                  -------------  ------------     -------------
Operating income...............       3,452,306           --          3,452,306
Other income (expense):
  Interest expense.............     (21,367,351)   (8,212,444)(b)   (29,579,795)
  Interest and other income....       4,251,088      (414,150)(c)     3,836,938
                                  -------------  ------------     -------------
    Total other expense........     (17,116,263)   (8,626,594)      (25,742,857)
                                  -------------  ------------     -------------
Loss before income taxes,
 preacquisition loss and
 extraordinary item............     (13,663,957)   (8,626,594)      (22,290,551)
Income tax benefit.............      (3,324,466)   (3,278,106)(d)    (6,602,572)
                                  -------------  ------------     -------------
Loss before preacquisition loss
 and extraordinary item........     (10,339,491)   (5,348,488)      (15,687,979)
Preacquisition loss............          74,132           --             74,132
                                  -------------  ------------     -------------
Net Loss from continuing
 operations(e).................   $ (10,265,359) $ (5,348,488)    $ (15,613,847)
                                  =============  ============     =============
Basic and diluted loss from
 continuing operations per
 common share..................   $       (0.51)                  $       (0.78)
Basic and diluted weighted av-
 erage common shares
 outstanding(f)................      20,124,908                      20,124,908

--------
(a) Includes the results of operations for Georgia Fiber since March 27, 1997.
(b) Reflects (i) interest expense of $1,612,331 on the 1997 Senior Notes after giving effect to the Redemption; (ii) the amortization of $70,113 of debt issuance costs relating to the 1997 Senior Notes after giving effect to the Redemption (iii) $11,997,250 of interest expense on the Senior Notes Offering, net of estimated capitalized interest of $2,218,750; (iv) the amortization of $450,000 of debt issuance costs relating to the Senior Notes Offering; and (v) the elimination of $5,917,250 of interest expense related to the DeltaCom Indebtedness and the Gulf States FiberNet debt.
(c) Reflects the estimated interest income that would have been earned on restricted assets, placed in a pledged account to secure and fund the first six scheduled payments of interest on the 1997 Senior Notes (at an average interest rate of 6.28%) after giving effect to the Redemption. Under the terms of the 1997 Senior Notes Indenture, the amounts placed in the pledged account are required to be invested in pledged securities, which secure the 1997 Senior Notes.
(d) Represents the income tax impacts of the pro forma adjustments.
(e) Excludes the effect of the extraordinary loss net of tax, on the early retirement of debt in March 1997 totaling $507,515, or ($0.03) per share, the extraordinary loss, net of tax on the Redemption in 1998 of $8,436,170 or ($0.42) per share, and the loss of $1,557,514, net of tax, or ($0.08) per share related to reclassifying the Company's interest rate hedge of an anticipated transaction to a trading security as a result of the Senior Notes Offering.
(f) Basic and diluted weighted average shares outstanding are the same, as the effect of potential common stock equivalents are excluded from the computation of diluted net loss per share as their effect is anti-dilutive.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, holders of Senior Notes should consider carefully the following factors before tendering their Senior Notes for Exchange Notes.

  In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, set forth below are cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in any forward-looking statements of the Company made by or on behalf of the Company, whether oral or written. Accordingly, any such statements are qualified in their entirety by reference to the following important factors, among others, that could cause the Company's actual results to differ materially from those projected in forward-looking statements of the Company.

HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES AND NEGATIVE CASH FLOW AFTER CAPITAL EXPENDITURES

  The Company expects to incur significant and increasing operating losses and negative cash flow (after capital expenditures) during the next several years as it implements its business strategy to expand its telecommunications service offerings, expand its fiber optic network and enter new markets. Although the Company expects that a majority of its revenue growth will come from Retail Services, it does not expect its Retail Services to obtain a significant share of the market for telecommunications services in the southern United States, and there can be no assurance that the Company will achieve or sustain profitability or positive net cash flow in the future. If the Company cannot achieve or sustain operating profitability and positive net cash flow, it may not be able to meet its working capital or debt service requirements, which could have a material adverse effect on the Company's ability to meet its obligations on the Notes. See "--Significant Capital Requirements; Uncertainty of Additional Financing," "Selected Financial and Operating Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SIGNIFICANT CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FINANCING

  Expansion of the Company's network, operations and services will require significant capital. The Company currently estimates that its aggregate capital requirements will total approximately $155.0 million in 1998 and 1999, of which approximately $105.0 million is expected to be incurred in 1998 and approximately $50.0 million is expected to be incurred in 1999. The Company anticipates making substantial capital expenditures thereafter. Capital expenditures will be primarily for the following: (i) the addition of facilities-based local telephone service to the Company's bundle of integrated telecommunications services, including acquisition and installation of switches; (ii) market expansion; (iii) continued development and construction of its fiber optic network (including transmission equipment); and (iv) infrastructure enhancements, principally for information systems. The Company believes that cash on hand, cash flow from operations and borrowings expected to be available under the Credit Facility will provide sufficient funds to enable the Company to expand its business as currently planned through the maturity of the Credit Facility in 2003, after which the Company will need to seek additional financing to fund capital expenditures and working capital. Because the Credit Facility will mature in 2003, the Company may not have a ready source of liquidity after 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness."

  The actual amount and timing of the Company's future capital requirements may differ materially from the Company's estimate depending on the demand for the Company's services and as a result of regulatory, technological and competitive developments (including new market developments and new opportunities) in the Company's industry. The Company may also require additional capital in the future (or sooner than currently anticipated) for new business activities related to its current and planned businesses, or in the event it decides to make acquisitions or enter into joint ventures and strategic alliances. Sources of additional capital may include cash flow from operations and public and private equity and debt financings. There can be no assurance, however, that the Company will be successful in producing sufficient cash flows or raising sufficient debt or equity capital to meet its strategic objectives or that such funds, if available at all, will be available on a timely basis or on terms that are acceptable to the Company. Failure to generate or raise sufficient funds would require the Company to delay or abandon some or all of its future expansion plans or expenditures, which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview."

HIGH LEVERAGE; ABILITY TO SERVICE DEBT; RESTRICTIVE COVENANTS

  At December 31, 1997, on a pro forma basis, giving effect to the Senior Notes Offering and the Redemption, the Company would have had $293.7 million of indebtedness and its stockholders' equity would have been $141.7 million. On a pro forma basis, the Company's earnings would have been insufficient to cover its fixed charges for the year ended December 31, 1997 by $22.2 million and its EBITDA less capital expenditures and interest expense would have been negative $51.7 million.

  The Indenture, the indenture pursuant to which the 1997 Senior Notes were issued (the "1997 Note Indenture" and, together with the Indenture, the "Indentures") and the Credit Facility contain restrictions on the Company and its subsidiaries that affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, create liens, make investments, issue stock of subsidiaries and sell assets. In addition, the Credit Facility requires the Company to maintain certain financial ratios. See "Description of Certain Indebtedness--Credit Facility." There can be no assurance that the Company will be able to maintain such ratios or that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. The limitations in the Indentures are subject to a number of important qualifications and exceptions. In particular, while the Indentures restrict the Company's ability to incur indebtedness by requiring compliance with specified leverage ratios, they permit the Company to incur an unlimited amount of additional indebtedness to finance the acquisition of equipment, inventory or network assets.

  There can be no assurance that the Company will be able to improve its earnings before fixed charges or that the Company will be able to meet its debt service obligations, including its obligations under the Notes. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if the Company otherwise fails to comply with the various covenants in its debt obligations, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes and could delay or preclude payment of interest or principal on the Notes. The ability of the Company to meet its obligations will be dependent upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors. See "Description of Certain Indebtedness."

  The level of the Company's indebtedness could adversely affect the Company in a number of ways. For example, (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (iii) the Company will be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; (iv) the Company's degree of indebtedness may make it more vulnerable to a downturn in its business or the economy generally; (v) the debt service requirements of any additional indebtedness could make it more difficult for the Company to make payments on the Notes; and (vi) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness and will not be available for other purposes.

  The successful implementation of the Company's strategy, including expansion of its network and obtaining and retaining a significant number of customers, and significant and sustained growth in the Company's cash flow are necessary for the Company to be able to meet its debt service requirements, including its obligations under the Notes. There can be no assurance that the Company will successfully implement its strategy or that the Company will be able to generate sufficient cash flow from operating activities to meet its debt service obligations and working capital requirements. In the event the implementation of the Company's strategy is delayed or is unsuccessful or the Company does not generate sufficient cash flow to meet its debt service and working capital requirements, the Company may need to seek additional financing. There can be no assurance that any such financing could be obtained on terms that are acceptable to the Company, or at all. In the absence of such financing, the Company could be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to realizing the highest price for such assets. A substantial portion of the Company's assets consists of intangible assets, the value of which will depend upon a variety of factors (including the success of the Company's business). As a result, there can be no assurance that the Company's assets could be sold quickly enough or for sufficient amounts to enable the Company to meet its obligations, including its obligations with respect to the Notes.

ABILITY TO MANAGE GROWTH

  The expansion and development of the Company's business will depend on, among other things, the Company's ability to implement successfully its sales and marketing strategy, evaluate markets, design fiber routes, secure financing, install facilities, acquire rights of way, obtain any required government authorizations, implement interconnection to, and collocation with, facilities owned by incumbent local exchange carriers and obtain appropriately priced unbundled network elements and wholesale services from the incumbent local exchange carriers, all in a timely manner, at reasonable cost and on satisfactory terms and conditions. The Company's rapid growth, particularly in the provision of Retail Services, has placed, and anticipated growth in other services in the future may also place, a significant strain on its administrative, operational and financial resources. The Company's ability to continue to manage its growth successfully will require the Company to enhance its operational, management, financial and information systems and controls and to hire and retain qualified sales, marketing, administrative, operating and technical personnel. There can be no assurance that the Company will be able to do so. In addition, as the Company increases its service offerings and expands its targeted markets, there will be additional demands on customer support, sales and marketing, administrative resources and network infrastructure. The Company's inability to manage its growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition.

BUSINESS DEVELOPMENT AND EXPANSION RISKS

  The successful implementation of the Company's business strategy to provide an integrated bundle of telecommunications services and expand its operations will be subject to a variety of risks, including competition and pricing, the availability of capital on favorable terms, regulatory uncertainties, operating and technical problems, the need to establish interconnection and collocation arrangements with incumbent local exchange carriers in its target markets and the potential difficulties in adding a local service offering. See "--Dependence on Incumbent Local Exchange Carriers." In addition, the expansion of the Company's business may involve acquisitions of other telecommunications businesses and assets that, if made, could divert the resources and management time of the Company and could require integration with the Company's operations. There can be no assurance that any such acquisition could be successfully integrated into the Company's operations or that any acquired business will perform as expected. Failure of the Company to implement its expansion and growth strategy successfully would have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS RELATED TO LOCAL SERVICES STRATEGY

  The Company has recently entered the newly created competitive local telecommunications services industry. The local telephone services market has been opened to competition through the passage of the

Telecommunications Act of 1996 (the "Telecommunications Act") and subsequent state and federal regulatory actions designed to implement the Telecommunications Act. Regulatory bodies have not completed all actions expected to be needed to implement local service competition, and there is little experience under those decisions that have been made to date. The Company will have to make significant operating and capital investments in order to implement its local exchange services strategy. There are numerous operating complexities associated with providing these services. The Company will be required to develop new products, services and systems and will need to develop new marketing initiatives and train its sales force in connection with selling these services. The Company will also need to implement the necessary billing and collecting systems for these services. The Company will face significant competition from the Regional Bell Operating Companies, whose core business is providing local dial tone service. The Regional Bell Operating Companies, who currently are the dominant providers of services in their markets, are expected to mount a significant competitive response to new entrants in their markets such as the Company. The Company also will face significant competitive product and pricing pressures from other incumbent local exchange carriers and from other firms seeking to compete in the local services market.

  The Company also expects that the addition of local service to its bundle of telecommunications services will have an adverse impact on its gross margin because the gross margin on the resale of local services through incumbent local exchange carrier facilities is lower than the gross margin on the Company's existing business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

PRICING PRESSURES AND RISKS OF INDUSTRY OVER-CAPACITY

  The long distance transmission industry has generally been characterized by over-capacity and declining prices since shortly after the AT&T divestiture in 1984. The Company believes that, in the last several years, increasing demand has ameliorated the over-capacity and that pricing pressure has been reduced. However, the Company anticipates that prices for its Carriers' Carrier Services will continue to decline over the next several years. The Company is aware that certain long distance carriers are expanding their capacity and believes that other long distance carriers, as well as potential new entrants to the industry, are constructing new fiber optic and other long distance transmission networks in the southern United States. Since the cost of the actual fiber (as opposed to construction costs) is a relatively small portion of the cost of building new transmission lines, persons building such lines are likely to install fiber that provides substantially more transmission capacity than will be needed over the short or medium term. Further, recent technological advances may greatly expand the capacity of existing and new fiber optic cable. Although such technological advances may enable the Company to increase its capacity, an increase in the capacity of the Company's competitors could adversely affect the Company's business. If industry capacity expansion results in capacity that exceeds overall demand along any of the Company's routes, severe additional pricing pressure could develop. In addition, strategic alliances or similar transactions, such as the long distance capacity purchasing alliance among certain Regional Bell Operating Companies announced in the spring of 1996, could result in additional pricing pressure on long distance carriers. Furthermore, the marginal cost of carrying an additional call over existing fiber optic cable is extremely low. As a result, within a few years, there may be dramatic and substantial price reductions. See "--Competition."

DEPENDENCE ON BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS

  Sophisticated information and processing systems are vital to the Company's growth and its ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. As the Company commences providing dial tone and switched local access services, the need for enhanced billing and information systems will increase significantly. The inability of the Company to identify adequately all of its information and processing needs, or to upgrade systems as necessary, could have a material adverse effect on the Company's ability to reach its objectives and on its financial condition and results of operations.

RISKS ASSOCIATED WITH THE YEAR 2000 ISSUE

  The Year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. Date-sensitive software may recognize a date using "00" as the year 1900 rather than the year

2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  The Company has commenced an analysis, which it expects to complete during the second quarter of 1998, to determine the extent to which its own information, customer service and billing systems and the systems of its major vendors and third party network service providers (insofar as they relate to the Company's business) are vulnerable to the Year 2000 issue. The Company is currently unable to predict the extent to which the Year 2000 issue will affect its internal systems, or those of its vendors and third party network service providers. Any failure by the Company, such vendors or third party network service providers to resolve any Year 2000 issues on a timely basis, or in a manner that is compatible with the Company's systems, could have a material adverse effect on the Company. Although the Company may incur substantial costs, particularly costs resulting from charges by its vendors or third party network service providers, in correcting Year 2000 issues, such costs cannot currently be estimated. Additionally, such costs will be expensed as incurred, which will have a negative effect on current operating results.

DEPENDENCE ON RIGHTS OF WAY AND OTHER THIRD PARTY AGREEMENTS

  The Company has obtained easements, rights of way, franchises and licenses from various private parties, including actual and potential competitors, and local governments in order to construct and maintain its fiber optic network. There can be no assurance that the Company will continue to have access to existing rights of way and franchises after the expiration of such agreements, or that the Company will obtain additional rights necessary to extend its network on reasonable terms. If a franchise, license or lease agreement were terminated and the Company were forced to remove or abandon a significant portion of its network, such termination could have a material adverse effect on the Company. Similarly, the Company's business plans could be adversely affected if its network expansion is hindered through delays or denial of rights of way, easements or related licenses on competitive terms.

REGULATION

  The Company is required to obtain certain authorizations from the Federal Communications Commission ("FCC") and public utility commissions ("PUCs") to offer certain of its telecommunications services, as well as file tariffs for many of its services. To date the Company has not experienced significant difficulties in receiving certification, maintaining tariffs or otherwise complying with its regulatory obligations. The Company will face new regulatory obligations as it begins to enter the local telephone market. It also is likely that state PUCs will regulate the local telephone services offered by the Company and other competitive local exchange carriers more heavily than competitive long distance services have been regulated in the past. Because the FCC and the states have yet to adopt many of the rules and policies necessary to implement local telephone competition, or to respond to other related issues, it is uncertain how burdensome these requirements will be for the Company.

  In addition, the Company's plans to provide local telephone service are heavily dependent upon implementation of provisions of the Telecommunications Act. The Telecommunications Act preempted state and local laws to the extent that they prohibited local telephone competition, and imposed a variety of new duties on incumbent local exchange carriers intended to advance such competition, including the duty to negotiate in good faith with competitors requesting interconnection to the incumbent local exchange carrier's network. However, negotiations with incumbent local exchange carriers have sometimes involved considerable delays and the resulting negotiated agreements may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, the Company may petition the proper state regulatory agency to arbitrate disputed issues. There can be no assurance that the Company will be able to negotiate acceptable new interconnection agreements with incumbent local exchange carriers or that if state regulatory authorities impose terms and conditions on the parties in arbitration, such terms will be acceptable to the Company. Although the Company entered into the Interconnection Agreement pursuant to which it will obtain wholesale local services and access to unbundled network elements from BellSouth, the terms of the Interconnection Agreement are subject to the approval of the PUCs regulating the Company's markets. Such approval has been received from the PUCs of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. However, the Company continues to face issues related to implementation of those interconnection agreements.

  On August 8, 1996, the FCC adopted rules and policies implementing the local competition provisions of the Telecommunications Act, which rules, in general, were considered favorable to new competitive entrants, but those rules have not been fully implemented. The FCC's rules were challenged in the federal courts by GTE, Regional Bell Operating Companies, large independent incumbent local exchange carriers and state regulatory commissions. On October 15, 1996, the U.S. Court of Appeals for the Eighth Circuit (the "Eighth Circuit") issued a stay of the implementation of certain of the FCC's rules, and on July 18 and October 14, 1997, the same Court issued decisions finding that the FCC lacked statutory authority under the Telecommunications Act for certain of its rules. In particular, the Eighth Circuit found that the FCC was not empowered to establish the pricing standards governing unbundled local network elements or wholesale local services of the incumbent local exchange carriers, or to require such carriers to provide network elements in a combined form. The Eighth Circuit also struck down other FCC rules, including one that would have enabled new entrants to "pick and choose" from provisions of established interconnection agreements between the incumbent local exchange carriers and other carriers. The Eighth Circuit rejected certain other objections to the FCC rules brought by the incumbent local exchange carriers or the states, including challenges to the FCC's definition of unbundled elements, and to the FCC's rules allowing new competitors to create their own networks by combining incumbent local exchange carrier network elements together without adding additional facilities of their own. The overall impact of the Eighth Circuit's decision is to limit the obligations of incumbent local exchange carriers as originally interpreted by the FCC, materially reduce the role of the FCC in fostering local competition, including its ability to take enforcement action if the Telecommunications Act is violated, and increase the role of state utility commissions. On January 26, 1998, the United States Supreme Court (the "Supreme Court") granted a request by the FCC and other parties to review the Eighth Circuit decisions. The Supreme Court is not expected to complete this process until late 1998 or early 1999. Meanwhile, certain state commissions have asserted that they will be active in promoting local telephone competition using the authority they have under the Eighth Circuit decisions, lessening the significance of the reduced FCC role. At this time the impact of the Eighth Circuit decisions cannot be evaluated and there can be no assurance that those decisions and related developments will not have a material adverse effect on the Company. Furthermore, other FCC rules related to local telephone competition remain the subject of legal challenges, and there can be no assurance that decisions affecting those rules will not be adverse to companies seeking to enter the local telephone market.

  The Telecommunications Act also creates the foundation for increased competition in the long distance market from the incumbent local exchange carriers, which could affect the successful implementation of the Company's business plans. For example, certain provisions eliminate previous prohibitions on the provision of interLATA long distance services (both retail and carriers' carrier) by the Regional Bell Operating Companies subject to compliance by such companies with requirements set forth in the Telecommunications Act and implemented by the FCC. The FCC has rejected Regional Bell Operating Company applications to provide interLATA services including applications from BellSouth covering the states of South Carolina and Louisiana. However, the FCC, states and other parties are actively considering actions that could expedite approval of interLATA service. Separately, on December 31, 1997, the U.S. District Court for the Northern District of Texas (the "District Court") ruled that the imposition of these preconditions on the Regional Bell Operating Companies was unconstitutional, and that these Companies must be allowed to provide interLATA services without meeting them. The District Court has stayed its order pending appeal. The Company could be adversely affected if the Regional Bell Operating Companies (and particularly BellSouth) are allowed to provide wireline interLATA long distance services within their own regions before local competition is established.

  In a related development, the FCC is considering proposed new policies and rules that would grant the incumbent local exchange carriers additional flexibility in the pricing of interstate access services, and states are considering or are expected to consider incumbent local exchange carrier requests for similar regulatory relief with respect to intrastate services. Such flexibility is likely to come first for services offered in the business market. Any pricing flexibility or other significant deregulation of the incumbent local exchange carriers could have a material adverse effect on the Company. The Company also could be adversely affected by FCC or state regulatory decisions affecting access charges and universal service. See "Business--Regulation."

COMPETITION

  The Company operates in a highly competitive environment, and the level of competition, particularly with respect to pricing, is increasing. Local telephone and intraLATA long distance services substantially similar to those expected to be offered by the Company are also offered by the incumbent local exchange carriers serving the markets that the Company plans to serve. BellSouth is the incumbent local exchange carrier and a particularly strong competitor in most of the markets to be served by the Company. BellSouth and other incumbent local exchange carriers already have relationships with every customer and have the potential to subsidize services of the type offered by the Company from service revenues not subject to effective competition, which could result in even more intense price competition. The Company competes with long distance carriers in the provision of interLATA long distance Retail and Carriers' Carrier Services. The interLATA long distance market consists of four major competitors (AT&T, MCI, Sprint and WorldCom) but other companies operate or are building networks in the southern United States and other geographic areas. Other competitors of the Company in the Retail and Carriers' Carrier Services markets are likely to include Regional Bell Operating Companies providing out-of-region (and, with the future removal of regulatory barriers, in-region) long distance services, other competitive local exchange carriers, microwave and satellite carriers, and private networks owned by large end-users. The Company also may increasingly face competition from firms offering long distance data and voice services over the Internet. Such firms could enjoy a significant cost advantage because at this time they do not pay carrier access charges or universal service fees, although this matter will be the subject of further consideration by the FCC and other bodies. In addition, the Company competes with direct marketers, equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business. Many of the Company's existing and potential competitors have financial, technical and other resources and customer bases and name recognition far greater than those of the Company. The long distance business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline, which will adversely affect the Company's gross margins as a percentage of revenues. See "--Dependence on Incumbent Local Exchange Carriers" and "Business--Regulation."

  The Telecommunications Act, other recent state legislative actions, and current federal and state regulatory initiatives provide increased business opportunities for the Company by removing or substantially reducing certain barriers to local exchange competition. However, these new competitive opportunities will be accompanied by new competitive opportunities for the incumbent local exchange carriers including interLATA long distance service by BellSouth. It is also expected that increased local competition will result in increased pricing flexibility for, and relaxation of regulatory oversight of, the incumbent local exchange carriers. If the incumbent local exchange carriers are permitted to engage in increased volume and discount pricing practices or charge competitive local exchange carriers increased fees for interconnection to their networks, or if the incumbent local exchange carriers seek to delay implementation of interconnection by competitors to their networks, the Company's results of operations and financial condition could be adversely affected. There can be no assurance that the Company will be able to achieve or maintain adequate market share or revenues, or compete effectively in any of its markets.

  In addition, a continuing trend toward business combinations and strategic alliances in the telecommunications industry may further enhance competition. For example, the national long distance carrier WorldCom has a pending agreement to merge with MCI. WorldCom also has acquired competitive local exchange carriers, including MFS Communications Company, Inc. and Brooks Fiber Properties, Inc. In January 1998, AT&T announced plans to acquire another competitive local exchange carrier, Teleport Communications Group Inc. ("TCG"). Additionally, in March 1998, Qwest Communications Inc. ("Qwest") announced its intention to acquire LCI, which combination would result in the nation's fourth-largest long distance carrier. These types of strategic alliances could put the Company at a significant competitive disadvantage.

  The Company will face competition in the markets in which it operates from one or more competitive local exchange carriers operating fiber optic networks, in some cases in conjunction with the local cable television operator. One of the primary purposes of the Telecommunications Act is to promote competition, particularly in the local telephone market. AT&T, MCI, Sprint and others have begun to offer local telecommunications services, either directly or in conjunction with other competitive local exchange carriers in certain locations, and are expected to expand that activity as opportunities created by the Telecommunications Act develop. BellSouth has announced plans to provide local service in areas of its region where it is not the incumbent local exchange carrier.

  To complement its telecommunications services offerings, the Company offers data transmission services. The data transmission business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline.

  The recent World Trade Organization ("WTO") agreement on basic telecommunications services could increase the level of competition faced by the Company. Under this agreement, the United States and other members of the WTO have committed themselves to opening their telecommunications markets to competition and foreign ownership.

  The Company also believes that providers of wireless services increasingly will offer, in addition to products that supplement a customer's wireline communications (as cellular telephone services are used today), wireline replacement products that may result in wireless services becoming the customer's primary mode of communication. Competition with providers of wireless telecommunications services may be intense. Many of the Company's potential wireless competitors have substantially greater financial, technical, marketing, sales, manufacturing and distribution resources than those of the Company. Furthermore, the FCC has made additional spectrum available through public auction over the past several years for use in wireless communications. This additional spectrum is intended by the FCC to be used for broadband, data and video transmission but its use in wireless local loop is also possible.

DEPENDENCE ON INCUMBENT LOCAL EXCHANGE CARRIERS

  The Company is dependent on incumbent local exchange carriers to provide access service for the origination and termination of its toll long distance traffic and interexchange private lines. Historically charges for such access service have made up a significant percentage of the overall cost of providing long distance service. On May 7, 1997, the FCC adopted changes to its interstate access rules that, among other things, have reduced per-minute access charges and substituted new per-line flat rate monthly charges. The FCC also approved reductions in overall access rates, and established new rules to recover subsidies to support universal service and other public policies. Additional access charge adjustments will be implemented in the future. The impact of these changes on the Company or its competitors is not yet clear. The Company could be adversely affected if it does not experience access cost reductions proportionally equivalent to those of its competitors. Insofar as new Internet-based competitors continue to be exempt from these charges, they could enjoy a significant cost advantage in this area. See "--Regulation."

  The Company also generally will be dependent on incumbent local exchange carriers for provision of local telephone service through access to local loops, termination service and, in some markets, central office switches of such carriers. In addition, the Company intends to obtain the local telephone services of the incumbent local exchange carriers on a wholesale basis and resell that service to end users, particularly in the early stages of its local telephone service business.

  Any successful effort by the incumbent local exchange carriers to deny or substantially limit the Company's access to the incumbent local exchange carrier's network elements or wholesale services would have a material adverse effect on the Company's ability to provide local telephone services. Although the Telecommunications Act imposes interconnection obligations on incumbent local exchange carriers, there can be no assurance that the Company will be able to obtain access to such network elements or services at rates, and on terms and conditions, that permit the Company to offer local services at rates that are both profitable and competitive. As noted above, the Eighth Circuit recently struck down certain FCC rules intended to govern such rates, terms and conditions. See "--Regulation." One result of this decision is to give state utility commissions a significantly larger role in implementing the Telecommunications Act. It is uncertain whether such commissions will adopt and enforce rules or take other actions that will permit new carriers to have economical use of incumbent local exchange carrier networks and facilities. Furthermore, some Regional Bell Operating Companies are taking the position that they should not be required to provide competitors with access to network enhancements such as local loops suitable for high speed data or broadband services. The Interconnection Agreement currently allows the Company to provide local service on a resale basis or by purchasing all unbundled network elements required to provide local service on a facilities basis, without using Company-owned facilities. The terms of the Interconnection Agreement, including interim pricing terms agreed to by the Company and BellSouth, have been approved by state regulatory authorities in all states in which BellSouth operates, although they remain subject to review and modification by such authorities. In addition, the Interconnection Agreement does not resolve all operational issues, which issues the Company and BellSouth are continuing to negotiate to resolve. Also, many issues relevant to the terms and conditions by which competitors may use the incumbent local exchange carrier network and wholesale services remain to be resolved. For example, BellSouth and certain other incumbent local exchange carriers have taken the position that when a carrier seeking to provide local service obtains all necessary elements (loops and switches) from the incumbent local exchange carrier, the incumbent local exchange carrier retains the right to receive the access revenues associated with the service to the customers served on that basis. Although the FCC has rejected this position, further legal challenges are in progress and other important issues related to this form of interconnection remain open. For example, many new carriers, including the Company, have experienced problems with respect to the operational support systems used by new carriers to order and receive network elements and wholesale services from the incumbent local exchange carriers. These systems are necessary for new carriers like the Company to provide local service to customers on a timely and competitive basis. The FCC has created a task force to examine problems that have slowed the development of local telephone competition. The Telecommunications Act creates incentives for local exchange carriers to permit access to their facilities by denying such carriers the ability to provide long distance services until there is adequate competition at the local level. However, the District Court has found these provisions unconstitutional, but this order has been stayed pending appeal. BellSouth is not yet permitted to offer long distance services. There can be no assurance, however, that BellSouth or other local exchange carriers will be accommodating to the Company once they are permitted to offer long distance service. See "-- Regulation" and "Business--Services and Facilities."

DEPENDENCE ON CERTAIN CUSTOMERS

  For the year ended December 31, 1997, the Company's two largest Carriers' Carrier customers would together have accounted for approximately 12.5% of the Company's consolidated revenues. For the year ended December 31, 1997, the Company's five largest Retail Services customers would have represented an aggregate of approximately 10% of the Company's consolidated revenues. The Company's customers generally use more than one service provider and may reduce their use of the Company's services and switch to other providers without incurring significant expense. The Company's agreements with its customers generally provide that the customer may terminate service without penalty in the event of certain outages in service and for certain other defined causes. Although as of December 31, 1997, the Company's Carriers' Carrier business had remaining future long-term contract commitments totaling approximately $77.9 million, some of such contractual commitments provide that, if the customer is offered lower pricing with respect to any circuit by another carrier, the customer's commitment to the Company will be reduced to the extent the Company does not match the price for such circuit and the customer purchases such circuit from the other carrier. There can be no assurance that the Company will be able to retain its customers. The loss of or a significant decrease of business from any of its largest customers would have a material adverse effect on the Company's business, results of operations and financial condition.

RISK OF RAPID TECHNOLOGICAL CHANGES

  The telecommunications industry is subject to rapid and significant changes in technology. Although the Company believes that, for the foreseeable future, these changes will neither materially affect the continued use of its fiber optic network, digital switches and transmission equipment, nor materially hinder its ability to acquire necessary technologies, the effect of technological changes on the business of the Company, such as changes relating to emerging wireline (including fiber optic) and wireless (including broadband) transmission technologies, and use of the Internet for traditional voice, data or broadband communications, cannot be predicted. In addition, the Company may be required to select in advance one technology over another, but it will be impossible to predict with any certainty, at the time the Company is required to make its investment, which technology will prove to be the most economic, efficient or capable of attracting customer usage.

DEPENDENCE ON NETWORK INFRASTRUCTURE

  The Company has entered into marketing and management agreements with three southern public utility companies to sell long-haul private line services on a commission basis on the fiber optic networks owned by these companies. Pursuant to these agreements, which have remaining terms ranging from four to seven years, the Company generally earns a commission based upon a percentage of the gross revenues generated by the sale of capacity on the utility's networks. By interconnecting the Company's owned network to these other networks owned by the public utilities, and by marketing and selling capacity on such networks to the Company's customers, the Company has effectively extended its network with minimal capital expenditure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview." The Company also has a buy-sell agreement with Carolinas Fibernet, LLC, which manages fiber optic facilities in North Carolina and South Carolina. Although the Company does not believe that any of these agreements will be terminated in the near future, cancellation or non-renewal of any of such agreements could materially adversely affect the Company's business. In addition, two of the Company's three agreements with public utility companies are nonexclusive, and the Company may encounter competition for capacity on the utilities' networks from other service providers that enter into comparable arrangements with the utilities. Any reduction in the amount of capacity that is made available to the Company could adversely affect the Company. To the extent the Company is unable to establish similar arrangements in new markets, it may be required to make additional capital expenditures to extend its fiber optic network.

  The Company's business also could be materially adversely affected by a cable cut or equipment failure in the Company's fiber optic network. Although the Company has implemented electronic redundancy throughout its network, which enables traffic to be rerouted to another fiber in the same fiber sheath in the event of a partial fiber cut or electronics failure, a substantial portion of the Company's owned and managed fiber optic network is not protected in the event of a total cable cut.

DEPENDENCE ON KEY PERSONNEL

  The Company's business is currently managed by a small number of key management and operating personnel. The Company does not have any employment agreements with, nor does the Company maintain "key man" insurance on, these employees. The loss of the services of key personnel, or the inability to attract, recruit and retain sufficient or additional qualified personnel, could have a material adverse effect on the Company. See "Management-- Directors and Executive Officers."

POTENTIAL INFLUENCE BY AND RELATIONSHIP WITH CERTAIN STOCKHOLDERS

  As of December 31, 1997, Campbell B. Lanier, III beneficially owned approximately 18% of the outstanding Common Stock. See "Principal Stockholders." To the extent that Mr. Lanier exercises his voting rights in concert with other stockholders, Mr. Lanier and such other stockholders may be able to exercise control over the Company's business by virtue of their voting power with respect to the election of directors and other actions requiring stockholder approval.

HOLDING COMPANY STRUCTURE; PRIORITY OF SECURED DEBT

  The Company is a holding company with no direct operations and no significant assets other than the stock of its subsidiaries. The Company is dependent on the cash flows of its subsidiaries to meet its obligations, including the payment of interest and principal on the Notes. The Company's subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Because the Company's subsidiaries will not guarantee the payment of the principal or interest on the Notes, any right of the Company to receive assets of any of its subsidiaries upon its liquidation or reorganization (and the consequent right of holders of the Notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of any such subsidiary (including trade creditors and holders of indebtedness of such subsidiary), except if and to the extent the Company is itself a creditor of such subsidiary, in which case the claims of the Company would still be effectively subordinated to any security interest in the assets of such subsidiary held by other creditors. As of December 31, 1997, the subsidiaries of the Company had approximately $34.0 million of liabilities (excluding intercompany payables), including approximately $3.9 million of indebtedness (including capital leases). Interstate FiberNet has up to $50.0 million of availability under the Credit Facility, and each of the other subsidiaries of the Company are guarantors thereunder.

  The Notes are unsecured and therefore will be effectively subordinated to any secured indebtedness of the Company. The Indenture and the 1997 Note Indenture permit the Company and its subsidiaries to incur an unlimited amount of indebtedness to finance the acquisition of equipment, inventory and network assets and to secure such indebtedness, and up to $100.0 million ($150 million under the Indenture, which may be increased to $250.0 million under certain conditions) of other secured indebtedness pursuant to one or more credit facilities, including the Credit Facility. The Credit Facility is secured by substantially all of the assets of the Company's subsidiaries. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, such assets would be available to satisfy obligations of the secured debt before any payment could be made on the Notes. In addition, to the extent such assets did not satisfy in full the secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would be pari passu (or effectively senior if the indebtedness were issued by a subsidiary) with the Notes. Accordingly, there may only be a limited amount of assets available to satisfy any claims of the holders of the Notes upon an acceleration of the Notes.

VARIABILITY OF OPERATING RESULTS

  As a result of the significant expenses associated with the construction and expansion of its network and services, the Company anticipates that its operating results could vary significantly from period to period. Such variability could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABSENCE OF PUBLIC MARKET

  The Senior Notes have been designated for trading by qualified buyers in the PORTAL Market. The Senior Notes have not been registered under the Securities Act, however, and will continue to be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes. Furthermore, the Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Senior Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market of the Senior Notes following the Exchange Offer.

  Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by the holders thereof (other than any holder that is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) a broker-dealer that acquired Senior Notes as a result of market-making activities or other trading activities) without compliance with the registration requirements under the Securities Act, the Exchange Notes will constitute a new issue of securities for which there is currently no established trading market. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may cease at any time. If a public trading market develops for the Exchange Notes, future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the financial conditions and results of operations of the Company and other factors beyond the control of the Company, including general economic conditions. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. The Company has been advised by the Placement Agents that following completion of the Exchange Offer, the Placement Agents intend to make a market in the Exchange Notes. However, the Placement Agents are not obligated to do so and any market-making activities with respect to the Exchange Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

  Notwithstanding the registration of the Exchange Notes in the Exchange Offer, holders who are "affiliates" of the Company (within the meaning of Rule 405 under the Securities Act) may publicly offer for sale or resell the Exchange Notes only in compliance with the provisions of Rule 144 under the Securities Act or any other available exemptions under the Securities Act.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

CONSEQUENCES OF A FAILURE TO EXCHANGE SENIOR NOTES

  The Senior Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Senior Notes that remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Senior Notes that remain outstanding will not be entitled to any rights to have such Senior Notes registered under the Securities Act, except under certain limited circumstances. The Company does not intend to register under the Securities Act any Senior Notes that remain outstanding after consummation of the Exchange Offer. See "The Exchange Offer." To the extent that Senior Notes are not tendered and accepted in the Exchange Offer, a holder's ability to sell such Senior Notes could be adversely affected.

EXCHANGE OFFER PROCEDURES

  Issuance of the Exchange Notes in exchange for Senior Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of (i) such Senior Notes or a book-entry confirmation of a book-entry transfer of the Senior Notes into the Exchange Agent's account at The Depository Trust Company ("DTC"); (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees; and (iii) any other documents required by the Letter of Transmittal. Holders of the Senior Notes desiring to tender such Senior Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company and the Exchange Agent are under no duty to give notification of defects or irregularities with respect to the tenders of Senior Notes for exchange. See "The Exchange Offer."

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  In connection with the sale of the Senior Notes, the Company entered into the Registration Rights Agreement with the Placement Agents, pursuant to which the Company agreed to file and to use its best efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the Senior Notes for Exchange Notes with terms identical in all material respects to the terms of the Senior Notes. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Registration Statement"). The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement.

  By tendering Senior Notes in exchange for Exchange Notes, each holder will represent to the Company that: (i) any Exchange Notes to be received by such holder will be acquired in the ordinary course of such holder's business; (ii) such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes; (iii) such holder is not an "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act), or if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; (iv) such holder has full power and authority to tender, exchange, sell, assign and transfer the tendered Senior Notes; (v) the Company will acquire good, marketable and unencumbered title to the tendered Senior Notes, free and clear of all liens, restrictions, charges and encumbrances; and (vi) the Senior Notes tendered for exchange are not subject to any adverse claims or proxies. Each tendering holder also will warrant and agree that such holder will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Senior Notes tendered pursuant to the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

  The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Senior Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

  Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Senior Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of Senior Notes (which, for purposes of the Exchange Offer, include beneficial interests in the Senior Notes held by direct or indirect participants in DTC and Senior Notes held in definitive form).

TERMS OF THE EXCHANGE OFFER

  The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Senior Notes properly tendered prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. Holders may tender their Senior Notes in whole or in part in integral multiples of $1,000 principal amount.

  The form and terms of the Exchange Notes will be the same as the form and terms of the Senior Notes except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Notes and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Senior Notes under the Registration Rights Agreement. The Exchange Notes will evidence the same indebtedness as the Senior Notes (which they will replace) and will be issued pursuant to, and entitled to the benefits of, the Indenture.

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered for exchange. The Company reserves the right in its sole discretion to purchase or make offers for any Senior Notes that remain outstanding after the Expiration Date or, as set forth under "-- Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Senior Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer. As of the date of this Prospectus, $160.0 million aggregate principal amount of Senior Notes is outstanding.

  Holders of Senior Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Senior Notes that are not tendered, or are tendered but not accepted, in connection with the Exchange Offer will remain outstanding and continue to accrue interest in accordance with their terms, but will not retain any rights under the Registration Rights Agreement. See "Risk Factors--Consequences of a Failure to Exchange Senior Notes."

  If any tendered Senior Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Senior Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

  Holders who tender Senior Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Senior Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

  THE BOARD OF DIRECTORS OF THE COMPANY MAKES NO RECOMMENDATION TO HOLDERS OF SENIOR NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR SENIOR NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF SENIOR NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF SENIOR NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS, AMENDMENTS

  The term "Expiration Date" means 5:00 p.m., New York City time, on June 17, 1998 unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).

  The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Senior Notes for exchange; (ii) to terminate the Exchange Offer (whether or not any Senior Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "-- Conditions to the Exchange Offer" has occurred or exists or has not been satisfied; (iii) to extend the Expiration Date of the Exchange Offer and retain all Senior Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Senior Notes to withdraw their tendered Senior Notes as described under "--Withdrawal Rights;" and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect (whether or not any Senior Notes have theretofore been accepted for exchange). If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Senior

Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Any such delay in acceptance, termination, extension or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement, and subject to applicable laws, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE NOTES

  Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, Exchange Notes for Senior Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "--Withdrawal Rights") promptly after the Expiration Date.

  In all cases, delivery of Exchange Notes in exchange for Senior Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) Senior Notes or a book-entry confirmation of a book-entry transfer of Senior Notes into the Exchange Agent's account at DTC; (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees; and (iii) any other documents required by the Letter of Transmittal. Accordingly, the delivery of Exchange Notes might not be made to all tendering holders at the same time, and will depend upon when Senior Notes, book-entry confirmations with respect to Senior Notes and other required documents are received by the Exchange Agent.

  The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Senior Notes into the Exchange Agent's account at DTC.

  Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Senior Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent (any such oral notice to be promptly confirmed in writing) of the Company's acceptance of such Senior Notes for exchange pursuant to the Exchange Offer. The Company's acceptance for exchange of Senior Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Senior Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Senior Notes, Letters of Transmittal and related documents and transmitting Exchange Notes to holders who validly tendered Senior Notes. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever the acceptance for exchange or the exchange of any Senior Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Senior Notes), or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Senior Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Senior Notes and such Senior Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

PROCEDURES FOR TENDERING SENIOR NOTES

  Valid Tender. Except as set forth below, in order for Senior Notes to be validly tendered pursuant to the Exchange Offer, either (i) (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the Exchange Agent at the address set forth under "--Exchange Agent" prior to the Expiration Date and (b) tendered Senior

Notes must be received by the Exchange Agent, or such Senior Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the Exchange Agent, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

  If less than all of the Senior Notes held by a holder are tendered by such holder, such holder should fill in the amount of Senior Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Senior Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

  If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

  Any beneficial owner of Senior Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

  THE METHOD OF DELIVERY OF SENIOR NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY AND PROPER INSURANCE SHOULD BE OBTAINED. NO LETTER OF TRANSMITTAL OR SENIOR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

  Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Senior Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Senior Notes by causing DTC to transfer such Senior Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Senior Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "--Exchange Agent" prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

  DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE
AGENT.

  Signature Guarantees. Certificates for Senior Notes need not be endorsed and signature guarantees on a Letter of Transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (a) a certificate for Senior Notes is registered in a name other than that of the person surrendering the certificate or (b) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Senior Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein) (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (each an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instructions 2 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a holder desires to tender Senior Notes pursuant to the Exchange Offer and the certificates for such Senior Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Senior Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

    (i) such tenders are made by or through an Eligible Institution;

    (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, setting forth the name and address of the holder of Senior Notes and the amount of Senior Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Senior Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent. The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

    (iii) the certificates (or book-entry confirmation) representing all tendered Senior Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

  Determination of Validity. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Senior Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance for exchange of which may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "--Conditions to the Exchange Offer" or any defect or irregularity in any tender of Senior Notes of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

  The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Senior Notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent or any other person shall be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

RESALES OF EXCHANGE NOTES

  Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that holders of Senior Notes (other than any holder that is (i) a broker-dealer that acquired Senior Notes as a result of market-making activities or other trading activities or (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Senior Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the

Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. Any holder who tenders Senior Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. The staff of the Commission has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period not to exceed 180 days after the Expiration Date, it will furnish additional copies of this Prospectus, as amended or supplemented, to any broker-dealer that reasonably requests such documents for use in connection with any such resale. See "Plan of Distribution."

WITHDRAWAL RIGHTS

  Except as otherwise provided herein, tenders of Senior Notes may be withdrawn at any time prior to the Expiration Date.

  In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at its address set forth under "--Exchange Agent" prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Senior Notes to be withdrawn, the aggregate principal amount of Senior Notes to be withdrawn, and (if certificates for such Senior Notes have been tendered) the name of the registered holder of the Senior Notes as set forth on the Senior Notes, if different from that of the person who tendered such Senior Notes. If certificates for Senior Notes have been delivered or otherwise identified to the Exchange Agent, the notice of withdrawal must specify the certificate number on the particular Senior Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Senior Notes tendered for the account of an Eligible Institution. If Senior Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "-- Procedures for Tendering Senior Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Senior Notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of Senior Notes may not be rescinded. Senior Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described above under "-- Procedures for Tendering Senior Notes."

  All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. Neither the Company, any affiliates of the Company, the Exchange Agent or any other person shall be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Senior Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

INTEREST ON THE EXCHANGE NOTES

  Interest on the Exchange Notes will accrue at the rate of 8 7/8% per annum and will be payable in cash semi-annually on March 1 and September 1, of each year, commencing September 1, 1998.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provisions of the Exchange Offer or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Senior Notes for any Exchange Notes, and may, at any time and from time to time, terminate the Exchange Offer or waive any conditions to or amend the Exchange Offer in any respect (whether or not any Senior Notes have theretofore been accepted for exchange), if the Exchange Offer is determined by the Company, in its sole and absolute discretion, to violate applicable law or any applicable interpretation of the staff of the Commission.

  If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Senior Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The exchange of the Senior Notes for the Exchange Notes will not be a taxable exchange for federal income tax purposes, and holders of Senior Notes should not recognize any taxable gain or loss or any interest income as a result of such exchange.

EXCHANGE AGENT

  United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

    BY FACSIMILE
    (212) 780-0592
    Attention: Customer Service
    Confirm by telephone: (800) 548-6565

    BY MAIL
    United States Trust Company of New York
    P.O. Box 843
    Cooper Station
    New York, New York 10276
    Attention: Corporate Trust Services

    BY HAND BEFORE 4:30 P.M. (E.S.T.)
    United States Trust Company of New York
    111 Broadway
    New York, New York 10006
    Attention: Lower Level Corporate Trust Window

    BY OVERNIGHT COURIER AND BY HAND AFTER 4:30 P.M. (E.S.T.)
    United States Trust Company of New York
    770 Broadway, 13th Floor
    New York, New York 10003

  DELIVERY TO OTHER THAN THE ABOVE ADDRESSES OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by officers, directors or employees of the Company.

  The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Senior Notes, and in handling or tendering for their customers.

  Holders who tender their Senior Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that if Exchange Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Senior Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Senior Notes in connection with the Exchange Offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                            HISTORY OF THE COMPANY

  ITC^DeltaCom was incorporated in Delaware in March 1997 as a wholly owned subsidiary of ITC Holding to acquire and operate ITC Holding's Retail Services and Carriers' Carrier Services businesses. The Company acquired such businesses on July 25, 1997 in the Reorganization.

BACKGROUND

  BACKGROUND. ITC Holding began providing operator and directory assistance services in March 1992 through its subsidiary, Eastern Telecom, Inc., which did business as InterQuest. Carriers' Carrier Services have been offered since April 1992 through Interstate FiberNet, a partnership originally formed by ITC Holding (with a 49% interest) and SCANA (with a 51% interest). In August 1994, ITC Holding acquired SCANA's interest in Interstate FiberNet through Transmission II, a wholly owned subsidiary of ITC Holding. Also in August 1994, ITC Holding and SCANA formed a second partnership, Gulf States FiberNet, to construct and operate a fiber optic route primarily between Atlanta, Georgia and Shreveport, Louisiana with several supplemental spur routes. In the 1997 Gulf States Acquisition, ITC Holding acquired SCANA's 64% partnership interest in Gulf States FiberNet and the Georgia Fiber Assets. Following the Gulf States Acquisition, ITC Holding contributed the remaining 64% interest in Gulf States FiberNet to Gulf States Transmission, a wholly owned subsidiary of ITC Holding, and the Georgia Fiber Assets to Transmission, a wholly owned subsidiary of ITC Holding. Members of the Company's management have been managing the businesses of both Interstate FiberNet and Gulf States FiberNet since their inception.

  In January 1996, through the DeltaCom Acquisition, ITC Holding entered the retail long distance business and acquired several fiber optic routes within the state of Alabama that complemented the existing networks operated by Interstate FiberNet (including a fiber optic route from Atlanta, Georgia to Columbus, Georgia) and Gulf States FiberNet. DeltaCom, a provider of telecommunications services since its inception in 1982, provides long distance services to mid-sized businesses primarily in Alabama. In July 1996, DeltaCom purchased substantially all of the assets of ViperNet, which provides Internet access, Web-hosting and Web page development services to business customers.

  To finance the DeltaCom Acquisition and to refinance existing DeltaCom debt, ITC Holding incurred the DeltaCom Indebtedness of approximately $74.0 million, which was pushed down to the Company. The aggregate consideration paid by ITC Holding in the Gulf States Acquisition was approximately $27.9 million, of which $10.0 million consisted of an unsecured note which was repaid in November 1997, and $17.9 million consisted of ITC Holding preferred stock. In connection with the Gulf States Acquisition, Gulf States Transmission borrowed $41.6 million under the Bridge Facility with NationsBank, N.A., to refinance a project loan incurred by Gulf States FiberNet.

  1997 SENIOR NOTES OFFERING; REDEMPTION. On June 3, 1997, the Company completed the 1997 Senior Notes Offering of $200.0 million principal amount of its 11% Senior Notes due 2007. The net proceeds from the sale of the 1997 Senior Notes, other than the portion of such proceeds invested in U.S. government securities pledged to secure and fund the first six scheduled interest payments on the 1997 Senior Notes, were released to the Company in July 1997 in connection with the Reorganization described below. On April 2, 1998, the Company redeemed $70.0 million principal amount of the 1997 Senior Notes with proceeds remaining from the Equity Offering described below, at an aggregate redemption price of 111% of such principal amount, plus accrued and unpaid interest of approximately $2.6 million.

  REORGANIZATION. On July 25, 1997, ITC Holding contributed to the Company in a series of transactions the businesses of Interstate FiberNet, Gulf States FiberNet, DeltaCom and InterQuest. In connection with such transactions, approximately $31.0 million of the $74.0 million of the DeltaCom Indebtedness was forgiven by ITC Holding and contributed to the Company as additional equity. Following the Reorganization, the Company repaid the remaining $43.0 million of the DeltaCom Indebtedness, accrued interest on all $74.0 million of such indebtedness and the $41.6 million of indebtedness outstanding under the Bridge Facility and accrued interest thereon with a portion of the net proceeds from the 1997 Senior Notes Offering. On October 20, 1997, as part of a reorganization of the ITC Holding group of companies, ITC Holding transferred all of its assets (other than its stock in the Company) and all of its liabilities to another entity (which is now called ITC Holding Company, Inc.) and then merged with and into the Company, which was the surviving corporation in the merger. On December 31, 1997, Gulf States Transmission merged with and into Interstate FiberNet, Inc., a wholly owned subsidiary of the Company.

  INITIAL PUBLIC OFFERING. On October 29, 1997, the Company completed the Equity Offering of Common Stock in which it issued 5,750,000 shares at a price of $16.50 per share. On April 2, 1997, the Company used $77.7 million of the net proceeds of the Equity Offering to fund the Redemption. See "--1997 Senior Notes Offering; Redemption."

  SENIOR NOTES OFFERING; MODIFICATION OF CREDIT FACILITY. On March 3, 1998, the Company completed the sale at a price of 99.9% of $160.0 million principal amount of its 8 7/8% Senior Notes due 2008. Additionally, the Company has modified the Credit Facility to, among other things, reduce available borrowings from $100.0 million to $50.0 million. See "--Description of Certain Indebtedness."

  The following chart reflects the organizational structure of the Company following the Reorganization:

                        xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
                        x                              x
                        x       ITC/\DELTACOM, INC.    x
                        x                              x
                        xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
                                        x
                                        x
      xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
      x                                                                      x
      x                      INTERSTATE FIBERNET, INC.                       x
      x              (FORMERLY TRANSMISSION, TRANSMISSION II, INTERQUEST     x
      x      INTERSTATE FIBERNET AND GULF STATES TRANSMISSION SYSTEMS, INC.  x
      x                                                                      x
      xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
                                        x
                                        x
                   xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
                   x                                           x
                   x      ITC/\DELTACOM COMMUNICAITONS, INC.   x
                   x       (FORMERLY DELTACOM, INC.)           x
                   x                                           x
                   xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, an equal number of Senior Notes in like principal amount. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Senior Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer."

  The net proceeds to the Company from the sale of the Senior Notes were approximately $155.3 million, after deducting the estimated underwriting discounts and commissions and other expenses payable by the Company. The Company intends to use the net proceeds from the Senior Notes Offering, together with cash on hand and borrowings expected to be available under the Credit Facility, as follows: (i) to fund market expansion activities of the Company's telecommunications business, including development and construction costs of the Company's fiber optic network and its regional branch offices; and (ii) for additional working capital and other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company currently intends to allocate substantial proceeds to each of the foregoing uses. The precise allocation of funds among these uses, however, will depend on future technological, regulatory and other developments in or affecting the Company's business, the competitive climate in which it operates and the emergence of future opportunities.

  As part of its business strategy, the Company intends to continue to evaluate potential acquisitions, joint ventures and strategic alliances in areas such as wireline and wireless services, network construction and infrastructure and Internet access. The Company has no definitive agreement with respect to any acquisition (other than the acquisition of PSP Marketing Group, Inc., d/b/a IT Group Communications Company, as described in Note 17 to the Consolidated Financial Statements), although from time to time it has discussions with other companies and assesses opportunities on an ongoing basis. A portion of the net proceeds from the Senior Notes Offering may be used to fund any such acquisitions, joint ventures and strategic alliances.

  Pending the foregoing uses, the net proceeds of the Senior Notes Offering have been invested in short-term, interest-bearing, investment grade securities.

                                CAPITALIZATION

  The following table sets forth, as of December 31, 1997, (i) the actual consolidated capitalization of the Company; (ii) the Redemption, and (iii) the pro forma consolidated capitalization of the Company as adjusted for the Senior Notes Offering. The data set forth below should be read in conjunction with "History of the Company," "Use of Proceeds," "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto and the other financial data included elsewhere in this Prospectus.

                                                DECEMBER 31, 1997
                                  ----------------------------------------------
                                                                    PRO FORMA
                                   HISTORICAL      PRO FORMA      CONSOLIDATED
                                  CONSOLIDATED  CONSOLIDATED (A) AS ADJUSTED (B)
                                  ------------  ---------------- ---------------
Long term debt and capital lease
 obligations:
  Capital lease obligations, in-
   cluding current portion of
   $605,155.....................  $  3,249,424    $  3,249,424    $  3,249,424
  1997 Senior Notes.............   200,000,000     130,000,000     130,000,000
  Senior Notes .................           --              --      159,840,000
  Other, including current por-
   tion of $306,882.............       640,112         640,112         640,112
                                  ------------    ------------    ------------
    Total long-term debt and
     capital lease obligations,
     including current portion..   203,889,536     133,889,536     293,729,536
                                  ------------    ------------    ------------
Stockholders' equity:
  Preferred stock, $.01 par
   value, 5,000,000 shares
   authorized; 1,480,771 shares
   issued and outstanding at
   December 31, 1997, pro forma
   and pro forma adjusted,
   respectively.................        14,808          14,808          14,808
  Common Stock, $.01 par value,
   90,000,000 shares authorized;
   24,817,556 shares issued and
   outstanding at December 31,
   1997, pro forma and pro forma
   adjusted, respectively (c)...       248,176         248,176         248,176
  Additional paid-in capital....   163,011,879     163,011,879     163,011,879
  Accumulated deficit...........   (15,009,336)    (23,445,506)    (23,445,506)
                                  ------------    ------------    ------------
    Total stockholders' equity..   148,265,527     139,829,357     139,829,357
                                  ------------    ------------    ------------
    Total capitalization........  $352,155,063    $273,718,893    $433,558,893
                                  ============    ============    ============

--------
(a) Includes the Redemption, including an extraordinary loss on the early retirement of debt of approximately $10.6 million ($8.4 million net of tax). Excludes any potential borrowings under the Credit Facility. See "Description of Certain Indebtedness--Credit Facility."
(b) Includes the Senior Notes Offering.
(c) Excludes 5,130,111 shares of common stock issuable upon the exercise of options outstanding as of December 31, 1997.

                     SELECTED FINANCIAL AND OPERATING DATA

  The following table sets forth selected financial and operating data for the Company. The selected historical statement of operations data for each of the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the selected historical balance sheet data for the years then ended, have been derived from the consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants.

                                             YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------------------
                            1993(A)    1994(A)(B)      1995        1996(C)      1997(D)(E)
                          -----------  -----------  -----------  ------------  ------------
                          (UNAUDITED)
INCOME STATEMENT DATA:
Operating revenues......  $   636,913  $ 4,945,902  $ 5,750,587  $ 66,518,585  $114,589,998
                          -----------  -----------  -----------  ------------  ------------
Operating expenses:
  Cost of services......      578,206    2,484,744    3,149,231    38,756,287    54,550,348
  Selling, operations,
   and administration
   expense..............      235,627      948,230    1,626,678    18,876,572    38,254,893
  Depreciation and amor-
   tization.............       47,068      738,052    1,267,882     6,438,074    18,332,451
                          -----------  -----------  -----------  ------------  ------------
    Total operating ex-
     penses.............      860,901    4,171,026    6,043,791    64,070,933   111,137,692
Operating income (loss).     (223,988)     774,876     (293,204)    2,447,652     3,452,306
Equity in income (loss-
 es) of unconsolidated
 subsidiaries...........      360,257      (96,920)    (258,242)   (1,589,812)            0
Interest expense........            0     (273,759)    (297,228)   (6,172,421)  (21,367,351)
Interest and other
 income (other expense).         (826)      82,348       41,734       171,514     4,251,088
                          -----------  -----------  -----------  ------------  ------------
Income (loss) before
 taxes, preacquisition
 earnings (losses) and
 extraordinary item.....      135,443      486,545     (806,940)   (5,143,067)  (13,663,957)
Income tax provision
 (benefit)..............       54,582      113,248     (302,567)   (1,233,318)   (3,324,466)
Preacquisition earnings
 (losses)...............            0     (236,300)           0             0        74,132
Extraordinary item (net
 of tax benefit)........            0            0            0             0      (507,515)
                          -----------  -----------  -----------  ------------  ------------
Net income (loss).......  $    80,861  $   136,997  $  (504,373) $ (3,909,749) $(10,772,874)
                          ===========  ===========  ===========  ============  ============
Basic and diluted net
 income (loss) per com-
 mon share:
  Before extraordinary
   loss.................  $      0.00  $      0.01  $     (0.03) $      (0.20) $      (0.51)
  Extraordinary loss....         0.00         0.00         0.00          0.00         (0.03)
                          -----------  -----------  -----------  ------------  ------------
Net income (loss).......  $      0.00  $      0.01  $     (0.03) $      (0.20) $      (0.54)
                          ===========  ===========  ===========  ============  ============
Basic weighted average
 common shares
 outstanding(f).........   19,053,675   19,053,675   19,053,675    19,053,675    20,124,908
Diluted weighted average
 common shares
 outstanding(f).........   19,101,926   19,101,926   19,101,926    19,101,926    20,124,908
BALANCE SHEET DATA:
Working capital (defi-
 cit)...................  $   382,562  $   254,988  $  (242,136) $  3,415,088  $116,445,515
Total assets............    6,294,266   20,062,286   20,922,337   113,207,979   386,104,477
Long-term debt, advances
 from ITC Holding and
 capital lease obliga-
 tions, including cur-
 rent portions..........      797,288    4,013,977    3,143,977    75,442,971   203,889,536
Stockholders' equity....    4,737,090   13,761,409   14,307,036    19,256,526   148,265,527
OTHER FINANCIAL DATA:
Capital expenditures....      531,187    3,703,835    1,805,742     6,172,660    43,873,990
Cash flows provided by
 operating activities...       33,667      978,775    1,437,317     8,188,618     6,302,123
EBITDA (g)..............     (176,920)   1,512,928      974,678     8,885,726    21,784,757
Ratio of earnings to
 fixed charges(h).......          N/A        2.65x          --            --            --

                     (Footnotes appear on following page.)

--------
(a) Through August 17, 1994, the Company owned a 49% interest in Interstate FiberNet and accounted for this investment under the equity method. On August 17, 1994, the Company purchased the remaining 51% interest in Interstate FiberNet. Therefore, Interstate FiberNet's revenues and expenses have been included in the consolidated statement of operations data effective January 1, 1994, with the preacquisition earnings attributable to the previous owner deducted to determine the Company's consolidated net income for 1994.
(b) On August 17, 1994, the Company entered into the Gulf States FiberNet partnership. The Company obtained a 36% general partnership interest, and the investment was accounted for under the equity method. See Note 5 to the financial statements.
(c) On January 29, 1996, the Company purchased DeltaCom. DeltaCom's results of operations are included in the historical statement of operations data since the date of acquisition. See Note 13 to the financial statements.
(d) On March 27, 1997, the Company purchased the Georgia Fiber Assets. The results of operations for the Georgia Fiber Assets are included in the consolidated statements of operations beginning March 27, 1997. See Note 15 to the financial statements.
(e) On March 27, 1997, the Company purchased the remaining 64% partnership interest in Gulf States FiberNet. Gulf States FiberNet's revenues and expenses have been included in the consolidated statement of operations effective January 1, 1997 with the preacquisition losses attributable to the previous owner from January 1, 1997 through March 27, 1997 deducted to determine the Company's consolidated net loss for the year ended December 31, 1997. See Note 15 to the financial statements.
(f) Pursuant to SAB 98, for periods prior to the completion of the Equity Offering, basic net loss per share is computed using the weighted average number of shares of Common Stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares of Common Stock outstanding during the period and nominal issuances of Common Stock and Common Stock equivalents, regardless of whether they are anti-dilutive. For 1997, the effect of the Company's potential common stock equivalents is not included in the computation of diluted net loss per share as their effect is anti-dilutive.
(g) EBITDA represents earnings before extraordinary item, preacquisition (earnings) losses, equity in losses of unconsolidated subsidiaries, net interest, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the industry. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.
(h) Earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs and the portion of rent expense under operating leases representing interest (estimated to be one-third of such expense). Earnings were insufficient to cover fixed charges for the years ended December 31, 1995, 1996 and 1997 by $.8 million, $5.1 million and $13.7 million, respectively.

                              RECENT DEVELOPMENTS

  Summarized below are certain selected financial data of the Company for the three months ended March 31, 1998 and 1997 and balance sheet data as of March 31, 1998 and December 31, 1997.

                                                   FOR THE THREE MONTHS
                                                     ENDED MARCH 31,
                                                 -------------------------
                                                     1998         1997
                                                 ------------  -----------
                                                       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
OPERATING REVENUES
 Retail........................................  $ 25,582,562  $19,538,523
 Carriers' Carrier.............................    11,111,940    5,884,055
                                                 ------------  -----------
 Total operating revenues......................    36,694,502   25,422,578
COST OF SERVICES
 Retail........................................    15,662,140   11,293,248
 Carriers' Carrier.............................     1,211,401      904,073
                                                 ------------  -----------
 Total cost of services........................    16,873,541   12,197,321
                                                 ------------  -----------
GROSS MARGIN...................................    19,820,961   13,225,257
OPERATING EXPENSES:
 Selling, operations, and administration:
 Retail........................................    10,054,642    6,164,429
 Carriers' Carrier.............................     3,512,316    1,724,415
                                                 ------------  -----------
 Total selling, operations and administration..    13,566,958    7,888,844
 Depreciation and amortization:
 Retail........................................     2,193,760    1,487,139
 Carriers' Carrier.............................     4,106,517    2,355,550
 Corporate Segment.............................        20,424          --
                                                 ------------  -----------
 Total depreciation and amortization...........     6,320,701    3,842,689
                                                 ------------  -----------
 Total operating expenses......................    19,887,659   11,731,533
                                                 ------------  -----------
 OPERATING INCOME (LOSS).......................       (66,698)   1,493,724
                                                 ------------  -----------
OTHER INCOME (EXPENSES):
 Interest expense..............................    (7,498,422)  (3,467,314)
 Interest and other income.....................     2,833,680       24,497
 Other expenses................................    (2,290,814)         --
                                                 ------------  -----------
 Total other expense...........................    (6,955,556)  (3,442,817)
                                                 ------------  -----------
LOSS BEFORE INCOME TAXES, PREACQUISITION LOSSES
 AND EXTRAORDINARY ITEM........................    (7,022,254)  (1,949,093)
INCOME TAX BENEFIT.............................    (2,387,567)    (575,528)
                                                 ------------  -----------
LOSS BEFORE PREACQUISITION LOSSES AND EXTRAOR-
 DINARY ITEM...................................    (4,634,687)  (1,373,565)
PREACQUISITION LOSSES..........................           --        74,132
                                                 ------------  -----------
LOSS BEFORE EXTRAORDINARY ITEM.................    (4,634,687)  (1,299,433)
EXTRAORDINARY ITEM--LOSS ON EARLY EXTINGUISH-
 MENT OF DEBT (LESS RELATED
 INCOME TAX BENEFIT OF $2,133,154).............    (8,436,170)         --
                                                 ------------  -----------
NET LOSS.......................................  $(13,070,857) $(1,299,433)
                                                 ============  ===========
BASIC AND DILUTED NET LOSS PER SHARE:
 Before extraordinary items....................  $      (0.18) $     (0.07)
 Extraordinary item............................         (0.34)       (0.00)
                                                 ------------  -----------
 Net loss......................................  $      (0.52) $     (0.07)
                                                 ============  ===========
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTAND-
 ING...........................................    25,095,029   19,053,675
DILUTED WEIGHTED AVERAGE COMMON SHARES OUT-
 STANDING......................................    25,095,029   19,101,926

                                                   MARCH 31,     DECEMBER 31,
                                                  ------------  ---------------
                                                      1998         1997
                                                  ------------  -----------
                                                  (UNAUDITED)
BALANCE SHEET DATA:
 Cash and cash equivalents....................... $236,741,779  $94,373,610
 Current assets, less restricted portion.........  267,578,953  122,416,014
 Restricted assets...............................   51,432,845   50,495,831
 Property, plant and equipment, net..............  158,822,692  141,534,626
 Other assets (excluding restricted assets)......   72,904,695   71,658,006
 Total assets....................................  550,739,185  386,104,477
 Current liabilities.............................   50,263,884   27,970,499
 Long-term debt and capital lease obligations....  362,664,062  202,977,499
 Other long-term liabilities.....................    1,926,749    6,890,952
 Total liabilities...............................  414,854,695  237,838,950
 Stockholders' equity............................  135,884,490  148,265,527
                                                    FOR THE THREE MONTHS
                                                      ENDED MARCH 31,
                                                  -------------------------
                                                      1998         1997
                                                  ------------  -----------
                                                        (UNAUDITED)
OTHER FINANCIAL DATA:
 Capital expenditures............................ $ 22,041,206  $ 3,791,318
 Net cash flows provided by operating
  activities.....................................    9,701,566    3,748,227
 Net cash flows provided by (used in) investing
  activities.....................................  (22,965,880)   3,216,718
 Net cash flows provided by financing
  activities.....................................  155,632,483      385,635
 EBITDA..........................................    6,254,003    5,336,413

  For the quarter ended March 31, 1998, the Company reported revenue growth of 44.5%, to $36.7 million in the first quarter of 1998 from $25.4 million in the first quarter of 1997. EBITDA was reported at $6.3 million for the first quarter of 1998 compared to $5.3 million for the first quarter of 1997.

  Carriers' Carrier segment revenue for the first quarter of 1998 was $11.1 million, an increase of 88.1% over the first quarter of 1997 revenue of $5.9 million.

  Retail Services segment revenue for the first quarter of 1998 was $25.6 million, an increase of 31.3% over the first quarter of 1997 revenue of $19.5 million.

  The Company completed its initial roll out of competitive local exchange services during the first quarter of 1998, completing local product introduction in the remaining five of its planned 14 southeastern markets. Local services were introduced in the first quarter in Columbus, Georgia; Columbia, South Carolina; Pensacola, Florida; and New Orleans and Baton Rouge, Louisiana. The Company sold an additional 7,400 local lines and completed the provision of 7,300 local lines bringing the totals to 16,000 local lines sold and 10,800 local lines in service.

  The Company completed a $160 million private offering of 8 7/8% Senior Notes due 2008, at a price of 99.9%, yielding net proceeds of approximately $155 million. The Company intends to use these proceeds (i) to replace portions of the proceeds from the Company's initial public offering in October 1997, which the Company used in April 1998 to redeem $70 million of its 11% Senior Notes due 2007, at a redemption price of 111%, (ii) to fund the Company's continued expansion, and (iii) to replace funds that would otherwise have been available under the Company's secured credit facility which was modified to, among other things, reduce available borrowings thereunder from $100 million to $50 million. In connection with this early extinguishment of debt, the Company recorded an extraordinary loss of approximately $10.6 million ($8.4 million, net of tax benefit) and a nonrecurring expense of approximately of $2.3 million.

  On March 18, 1998, the Company announced the acquisition of IT Group Communications Company, a Jackson, Mississippi-based long distance carrier.

  At March 31, 1998, the Company had entered into agreements with vendors to purchase approximately $23.5 million of equipment related to the improvement and installation of switches, other network expansion efforts and certain services.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. IN ADDITION, MEMBERS OF THE COMPANY'S SENIOR MANAGEMENT MAY, FROM TIME TO TIME, MAKE CERTAIN FORWARD-LOOKING STATEMENTS CONCERNING THE COMPANY'S OPERATIONS, PERFORMANCE AND OTHER DEVELOPMENTS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE SET FORTH UNDER THE CAPTION "BUSINESS--RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, AS WELL AS FACTORS WHICH MAY BE IDENTIFIED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

  THE COMPANY HAS INCLUDED EBITDA DATA IN THE FOLLOWING ANALYSIS BECAUSE IT IS A MEASURE COMMONLY USED IN THE INDUSTRY. EBITDA REPRESENTS EARNINGS BEFORE EXTRAORDINARY ITEM, PREACQUISITION LOSSES, EQUITY IN LOSSES OF UNCONSOLIDATED SUBSIDIARIES, NET INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION. EBITDA IS NOT A MEASURE OF FINANCIAL PERFORMANCE UNDER GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND SHOULD NOT BE CONSIDERED AN ALTERNATIVE TO NET INCOME AS A MEASURE OF PERFORMANCE OR TO CASH FLOWS AS A MEASURE OF LIQUIDITY. EBITDA IS NOT NECESSARILY COMPARABLE WITH SIMILARLY TITLED MEASURES FOR OTHER COMPANIES. DOLLAR AMOUNTS OVER $1 MILLION HAVE BEEN ROUNDED TO ONE DECIMAL PLACE AND DOLLAR AMOUNTS LESS THAN $1 MILLION HAVE BEEN ROUNDED TO THE NEAREST THOUSAND.

OVERVIEW

  COMPANY BACKGROUND. The Company was incorporated in March 1997 as a wholly owned subsidiary of ITC Holding to acquire and operate ITC Holding's Retail Services and Carriers' Carrier Services businesses. As discussed in Note 1 to the financial statements, this reorganization has been accounted for in a manner similar to a pooling of interests.

  The Company has provided operator and directory assistance services since March 1992 through InterQuest. Carriers' Carrier Services have been offered since late 1992 through Interstate FiberNet, a partnership originally formed by ITC Holding (with a 49% interest) and SCANA (with a 51% interest). In August 1994, ITC Holding acquired SCANA's interest in Interstate FiberNet. Also in August 1994, ITC Holding formed a second partnership with SCANA, Gulf States FiberNet, to construct and operate a fiber optic route primarily between Atlanta, Georgia and Shreveport, Louisiana with several supplemental spur routes. In the Gulf States Acquisition, ITC Holding acquired SCANA's 64% partnership interest in Gulf States FiberNet and the Georgia Fiber Assets, which included one customer contract representing $3.5 million in annual revenues through August 2001, the term of the contract. Members of the Company's management have been managing the businesses of both Interstate FiberNet and Gulf States FiberNet since their inception. In 1995, the Company began offering Signaling System 7 Services ("SS7") to its Carriers' Carrier customers.

  In January 1996, as a result of the DeltaCom Acquisition, the Company entered the retail long distance business and acquired several fiber optic routes within Alabama that complemented the existing networks operated by Interstate FiberNet and Gulf States FiberNet. DeltaCom, a provider of telecommunications services since its inception in 1982, provides long distance services to mid-sized businesses primarily in Alabama.

  REVENUES. The Company derives revenues primarily from two business segments:
(i) Retail Services, which encompass the retail sale of local, long distance, data, and Internet services and the sale and installation of customer premise equipment to mid-sized and major regional business customers and certain switched services telecommunications companies, and (ii) Carriers' Carrier Services, which encompass the sale of long-haul private line services on a wholesale basis to other telecommunications companies, using the Company's owned and managed fiber optic network, and operator and directory assistance services.

  The Company currently offers a wide range of Retail Services, including retail long distance services such as traditional switched and dedicated long distance, 800/888 calling, calling card and operator services, ATM and frame relay, high capacity broadband private line, as well as Internet, Intranet and Web page hosting and development services, and customer premise equipment installation and repair. Since January 1996, the Company has expanded its retail long distance operations into the following markets: Pensacola and Jacksonville, Florida; Atlanta and Columbus, Georgia; Charlotte, North Carolina; Greenville and Columbia, South Carolina; and New Orleans and Baton Rouge, Louisiana. As of December 31, 1997, the Company provided Retail Services to over 7,700 business customers and approximately 7,100 residential customers. Such residential customers represented less than 5% of the Company's revenues during 1997.

  The Company offers local exchange services as part of its Retail Services in a majority of its markets. Although the Company's local exchange services offerings are in the very early stages, initial expressions of customer interest in such services have been positive, consistent with management's expectations. However, there can be no assurance that demand for the Company's local services will match such preliminary indications of customer interest. The Company currently offers local exchange services in 11 of the 15 markets to which it provides Retail Services.

  In connection with offering local exchange services, the Company has entered into the Interconnection Agreement with BellSouth to (i) resell BellSouth's local exchange services and (ii) interconnect the Company's network with BellSouth's network for the purpose of gaining immediate access to all of BellSouth's unbundled network elements. This agreement allows the Company to enter new markets with minimal capital expenditures and to offer local exchange service to its current customer base. The Interconnection Agreement currently allows the Company to provide local service on a resale basis or by purchasing all unbundled network elements required to provide local service on a facilities basis, without using Company-owned facilities. The terms of the Interconnection Agreement, including interim pricing terms agreed to by the Company and BellSouth, have been approved by state regulatory authorities in all states in which BellSouth operates, although they remain subject to review and modification by such authorities. In addition, the Interconnection Agreement does not resolve all operational issues, which issues the Company and BellSouth are continuing to negotiate to resolve. The Company believes that the Interconnection Agreement provides a foundation for it to provide local service on a reasonable commercial basis, but there can be no assurance in this regard and important issues remain unsettled as a result of legal and regulatory developments and related matters. The Interconnection Agreement expires in July 1999, and there can be no assurance that the Company will be able to renew it under favorable terms or at all.

  The Company's strategy is ultimately to offer facilities-based local service in certain established markets by collocating its equipment with that of BellSouth which will enable the Company to purchase fewer unbundled network elements. The Company expects that it will be able to begin providing local service to such markets in the second quarter of 1998 by using its own facilities and network, as supplemented by BellSouth's unbundled network elements. The Company and BellSouth have finalized the terms of an agreement with respect to the collocation of the Company's equipment with BellSouth in certain markets in which the Company has an existing base of long distance customers. BellSouth has been experiencing certain central office space limitations, however, resulting in delays in completing arrangements for physical collocation of Company equipment.

  The Company anticipates that an increasing portion of its revenue will be derived from local services, primarily those provided pursuant to the Interconnection Agreement with BellSouth and similar agreements with other local exchange carriers. Management expects that gross margin associated with local Retail Services will be slightly better than gross margin associated with long distance Retail Services, but that, in general, gross margin associated with Retail Services will be lower than that associated with Carriers' Carrier Services. There can be no assurance that the Company will be able to enter into additional interconnection agreements on terms acceptable to the Company or at all, or that the incumbent local exchange carriers will provide the operational support required for the Company to provide local services to end users.

  As the Company begins to offer local service on a facilities rather than resale basis, it will begin to sell switched access and termination services to carriers terminating calls to its local end user customers, and originating switched access to long distance companies where the end users choose a carrier other than the Company for that service. Certain incumbent local exchange companies, including BellSouth, have taken the position that when a carrier seeking to provide local service obtains all necessary elements (loops and switches) from the incumbent local exchange carrier in a combined form, the incumbent local exchange carrier retains the right to receive the access revenues associated with service to the customers served on that basis. Although a recent Eighth Circuit decision appears to reject this position, further legal challenges are likely and important issues related to this form of interconnection remain open.

  The Company provides Carriers' Carrier Services using its owned and managed fiber optic network, which reaches over 60 POPs in ten southern states (Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas). Of the network's approximately 6,300 route miles, approximately 3,300 are Company-owned and operated and approximately 3,000 are owned and operated principally by three public utilities (Duke Power Company, Florida Power & Light Company and Entergy Technology Company) with which the Company has marketing and management arrangements. The Company's arrangement with Entergy is exclusive. In addition, the Company has a buy-sell agreement with Carolinas Fibernet, LLC, which manages fiber optic facilities in North Carolina and South Carolina. This agreement enables the parties to buy and sell capacity on each other's networks and allows the Company to provide customers with access to POPs throughout those states. In addition, as part of its strategy, the Company intends to continue to evaluate the potential expansion of its network through a combination of new construction, long-term dark fiber leases and fiber swap transactions, depending on the extent of capital required over the economic life of the fiber assets to be deployed. To the extent that the Company elects to expand its network through long-term leases in lieu of construction or fiber swap transactions, the Company expects such leases to have a negative effect on EBITDA; however, the Company expects any such expansion of its network would provide opportunities to generate additional revenues, which would partly offset such negative effects.

  The Company derives commission revenues from the marketing, sale and management of capacity on the utility-owned portions of the Company's network. Negligible incremental costs are associated with these commissions, because the Company uses the same marketing and sales force in servicing the utility-owned portions of the network as it does for the portions owned by the Company. In 1996, the Company's commission revenues from these arrangements amounted to approximately $170,000 because, although the utility-owned portions owned by Duke Power Company began generating revenues in late 1995, the portions owned by Florida Power & Light Company and Entergy Technology Company began generating revenues in late 1996. For the year ended December 31, 1997, the Company's commission revenues from these arrangements amounted to approximately $1,533,000. The Company expects commissions associated with the utility-owned portions of the network to continue to increase in 1998.

  The Company provides long-haul services to its carrier customers on a "take or pay" long-term basis, on an individual circuit basis, or on a month-to-month basis after the initial term of the "take or pay" or individual circuit contract. As of December 31, 1997, the Company had remaining future long-term contract commitments totaling approximately $77.9 million. These contracts expire on various dates through 2006 and are expected to generate approximately $58.2 million in revenues to the Company through 2001. No single Carriers' Carrier Services customer or Retail Services customer represented over 10% of the Company's total revenues for the year ended December 31, 1997.

  Although the Company expects that a majority of its revenue growth will come from its Retail Services business, the Company does not expect its Retail Services to obtain a significant share of the market for telecommunications services in the southern United States. The customer contracts for Retail Services generally provide for payment in arrears based on minutes of use for switched services and payment in advance for private line services. The contracts generally also provide that the customer may terminate the affected services without penalty in the event of certain outages in service, and for certain other defined causes. The contracts also typically provide that the customer must use at least a minimum dollar amount of switched long distance services per month for the term of the contract. During the past several years, market prices for many telecommunications services segments have been declining, which the Company believes will likely continue. In response to these and other competitive pressures, the Company recently modified certain of its retail contracts to extend to certain customers lower rates over longer terms as a means of maintaining and developing the Company's customer base. In the future, in response to competitive considerations, the Company may decide to modify certain other retail customer contracts in a similar manner, emphasizing lower pricing and longer commitment periods. A substantial portion of the Company's total revenues are from retail long distance services. Revenue per minute from such services has been declining and is expected to continue to decline. This decline will have a negative effect on the Company's gross margin which may not be offset completely by savings from decreases in the Company's cost of services.

  Operating Expenses. The Company's principal operating expenses consist of cost of services, selling, operations and administration expenses, and depreciation and amortization. Cost of services related to Retail Services consists primarily of access charges and local facility charges paid to local exchange carriers, as well as wholesale carrier origination, termination and interexchange facility charges paid to other interexchange carriers. Cost of services related to Carriers' Carrier Services are substantially all fixed costs attributable to (i) the leasing of dark fiber under long-term operating leases, (ii) the leasing of capacity outside the Company's owned or managed network (off-net capacity) to meet customer requirements, (iii) labor associated with operator services and (iv) network costs associated with the provision of SS7 Services. The Company purchases off-net capacity to provide Carriers' Carrier Services in cases where the Company plans to construct its own network to replace the off-net portion of certain fiber routes. The Company also purchases off-net capacity in connection with an existing customer contract, pursuant to which the Company is the exclusive provider of network capacity to such customer. Although the Company is substantially able to meet the requirements of such customer on the Company's network, the Company purchases off-net capacity to fill such customer's requirements that cannot be met on the Company's network. Selling, operations and administration expenses consist of expenses of selling and marketing, field personnel engaged in direct network maintenance and monitoring, customer service and corporate administration. Depreciation and amortization include depreciation of the Company's telecommunications network and equipment and amortization of goodwill and other intangible assets related to acquisitions, primarily the DeltaCom Acquisition.

  As the Company continues to expand into new geographic markets, add new branch offices and facilities and enlarge its current product offerings to include local telephone and other services, cost of services and selling, operations and administration expenses are expected to increase substantially. Therefore, the Company expects to incur increasing operating losses over the next few years. Although the Company anticipates that it will continue to generate positive cash flow from operations, it expects that such cash flows will be more than offset by capital expenditures during the next several years as it implements its business plan. The Company also expects that the addition of local service to its bundle of telecommunications services will have an adverse impact on its gross margin, because the gross margin on the resale of local services through incumbent local exchange carrier facilities will be lower than the gross margin on the Company's existing businesses. As the Company increasingly uses incumbent local exchange carrier unbundled network elements instead of resold services, the Company expects gross margin on local service to improve. Such improvement is expected to result from reduced access charges and from efficiencies realized through increased reliance on the Company's owned network. Such improved margins, however, could be offset by competitive market pressures to reduce prices for Retail Services, as discussed above. There can be no assurance that growth in the Company's revenues or customer base will continue or that the Company will be able to achieve or sustain profitability or positive net cash flows. In addition, the Company may from time to time engage in discussions involving potential acquisitions, joint venture or strategic alliances. Depending upon the circumstances, the Company may not disclose material acquisitions until completion of a definitive agreement. Any significant transaction, shortfalls in anticipated revenue, or increases in expenses could have a material adverse effect on the Company's liquidity and capital resources and on its ability to meet its strategic objectives, and could require the Company to seek additional private or public equity or debt financing. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all.

RESULTS OF OPERATIONS

  The following tables set forth certain historical financial data for the years ended December 31, 1995, 1996 and 1997 for the Carriers' Carrier Services business and for the year ended December 31, 1996 and 1997 for the Retail Services business.

  The comparability of the historical financial data for the year ended December 31, 1996 and 1997 has been affected by the DeltaCom Acquisition and the Gulf States Acquisition. The historical financial statements for the year ended December 31, 1996 include the results of operations for DeltaCom since its acquisition on January 29, 1996. For the year ended December 31, 1996, the Company's 36% interest in Gulf States FiberNet's results of operations is reflected using the equity method. Due to the Gulf States Acquisition on March 27, 1997, the results of operations for the year ended December 31, 1997 reflect the total revenues and expenses from January 1, 1997 attributable to Gulf States FiberNet with the preacquisition losses attributable to the previous owner from January 1, 1997 through March 27, 1997, deducted to determine the Company's consolidated net loss. The results of operations for the year ended December 31, 1997 also reflect the revenues and expenses of Georgia Fiber since March 27, 1997.

                             RESULTS OF OPERATIONS

                                       CARRIERS' CARRIER SERVICES
                              ------------------------------------------------
                                         YEAR ENDED DECEMBER 31,
                              ------------------------------------------------
                                 1995      %      1996     %      1997      %
                              ----------  ---  ---------- ---  ----------- ---
Revenues..................... $5,750,587  100% $6,598,709 100% $31,024,054 100%
Cost of services.............  3,149,231   55   2,363,073  36    3,908,202  13
                              ----------       ----------      -----------
Gross margin.................  2,601,356   45   4,235,636  64   27,115,852  87
                              ----------       ----------      -----------
Selling, operations and ad-
 ministration................  1,626,678   28   1,826,420  28    8,401,158  27
Depreciation and amortiza-
 tion........................  1,267,882   22   1,656,685  25   12,077,349  39
                              ----------       ----------      -----------
Total operating expenses.....  2,894,560   50   3,483,105  53   20,478,507  66
                              ----------       ----------      -----------
Operating income (loss)...... $ (293,204)  (5) $  752,531  11  $ 6,637,345  21
                              ==========       ==========      ===========

                                                      RETAIL SERVICES
                                              ---------------------------------
                                                  YEAR ENDED DECEMBER 31,
                                              ---------------------------------
                                                 1996      %      1997       %
                                              ----------- ---  -----------  ---
Revenues..................................... $59,919,876 100% $83,565,944  100%
Cost of services.............................  36,393,214  61   50,642,146   61
                                              -----------      -----------
Gross margin.................................  23,526,662  39   32,923,798   39
                                              -----------      -----------
Selling, operations and administration.......  17,050,152  28   29,853,735   36
Depreciation and amortization................   4,781,389   8    6,255,102    7
                                              -----------      -----------
Total operating expenses.....................  21,831,541  36   36,108,837   43
                                              -----------      -----------
Operating income (loss)...................... $ 1,695,121   3  $(3,185,039)  (4)
                                              ===========      ===========

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

 Revenues

  Total revenue increased $48.1 million (72.3%), from $66.5 million for the year ended December 31, 1996 to $114.6 million for the year ended December 31, 1997. Revenues from Retail Services increased $23.7 million (39.6%), from $59.9 million for the year ended December 31, 1996 to $83.6 million for the year ended December 31, 1997. Results for the year ended December 31, 1996 exclude revenue of $5.3 million related to revenues earned before the acquisition of DeltaCom, Inc. on January 29, 1996. The increase in the Retail Services segment revenue was primarily attributable to continued geographic expansion through the opening of branch sales offices, continued product expansion through sales of new products to existing customers, and continuing low rates of customer revenue turnover (churn). Revenues from Carriers' Carrier Services increased $24.4 million (370%), from $6.6 million for the year ended December 31, 1996 to $31.0 million for the year ended December 31, 1997. Results for the year ended December 31, 1997 reflect $19.8 million of revenues related to revenues earned by Gulf States FiberNet in 1997. Gulf States FiberNet was not consolidated in the Company's 1996 financial statements. The increase in revenue for the Carriers' Carrier segment was primarily attributable to continued increasing demand for bandwidth, continued owned and operated route expansions and the continued growth in the managed, monitored, and marketed routes.

 Cost of Services

  Total cost of services increased $15.8 million, from $38.8 million for the year ended December 31, 1996 to $54.6 million for the year ended December 31, 1997. Cost of services for Retail Services operations increased $14.2 million, from $36.4 million for the year ended December 31, 1996 to $50.6 million for the year ended December 31, 1997. Cost of services for the Carriers' Carrier operations increased $1.5 million, from $2.4 million for the year ended December 31, 1996 to $3.9 million for the year ended December 31, 1997. The cost of services as a percentage of revenue for Retail Services operations remained consistent at a rate of approximately 61%. The cost of services as a percentage of revenue for Carriers' Carrier operations, 13% in 1997 vs. 36% in 1996, decreased significantly due to the acquisition of Gulf States FiberNet in March 1997 and the increased margins associated with this line of business.

 Selling, Operations and Administration Expense

  Total selling, operations and administration expense increased $19.4 million, from $18.9 million (28% as a percentage of revenue) for the year ended December 31, 1996 to $38.3 million (33% as a percentage of revenue) for the year ended December 31, 1997. Selling, operations and administration expense attributable to Retail Services increased $12.7 million, from $17.1 million (29% as a percentage of revenue) for the year ended December 31, 1996 to $29.9 million (36% as a percentage of revenue) for the year ended December 31, 1997. The increase in selling, operations and administration expense as a percentage of revenue for the Retail Services segment is related to continued geographic expansion and introduction of new services, primarily local services. Selling, operations and administration expense attributable to the Carriers' Carrier segment increased $6.6 million, from $1.8 million (28% as a percentage of revenue) for the year ended December 31, 1996 to $8.4 million (27% as a percentage of revenue) for the year ended December 31, 1997. The increase in selling, operations, and administration expense for the Carrier's Carrier segment relate specifically to an increase in personnel stemming from the geographic expansion and various costs associated with those personnel. Selling, operations, and administration expenses are expected to continue to increase as a percentage of revenue during 1998 and early 1999, due to the continued expansion of the Retail Services segment, both geographically and in terms of products offered. By mid-1999, such expansion is expected to be substantially completed, and selling, operations and administration expenses are expected to improve as a percentage of revenue.

 Depreciation and Amortization

  Total depreciation and amortization increased $11.9 million, from $6.4 million for the year ended December 31, 1996 to $18.3 million for the year ended December 31, 1997. Retail Services accounted for $1.5 million of the increase, which was primarily related to installation of new central office equipment. Carriers' Carrier Services' operations accounted for $10.4 million of the increase, with $8.2 million related to the acquisition of Gulf States FiberNet.

 Interest Expense

  Total interest expense increased $15.2 million, from $6.2 million for the year ended December 31, 1996 to $21.4 million for the year ended December 31, 1997. The increase in interest expense was primarily due to interest expense incurred on the 1997 Senior Notes.

 Income Taxes

  As a result of tax sharing arrangements with ITC Holding, the Company received benefits for certain of its net operating losses. The benefit received as a percentage of taxable income was 24.3% and 24.0% for the years ended December 31, 1996 and 1997, respectively.

 EBITDA

  EBITDA increased $12.9 million, from $8.9 million for the year ended December 31, 1996 to $21.8 million for the year ended December 31, 1997. Carriers' Carrier Services accounted for $16.3 million of the increase. EBITDA attributable to Retail Services for the year ended December 31, 1997 was $3.1 million compared to $6.5 million for the year ended December 31, 1996. EBITDA attributable to Retail Services decreased from 11% of revenues for the year ended December 31, 1996 to 4% of revenues for the year ended December 31, 1997, primarily due to increased costs associated with the opening of new branch offices and the employment of additional support personnel to position the Retail Services segment for expansion. The Company expects EBITDA for Retail Services to continue to decline at least through 1998 as the Company opens additional branch offices and expands its offerings of local service.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

 Revenues

  Revenues increased from $5.8 million in 1995 to $66.5 million in 1996. The $60.7 million increase was primarily attributable to revenues of $59.9 million generated by DeltaCom since it was acquired on January 29, 1996. Revenues from Carriers' Carrier Services increased approximately $800,000 in 1996 (15%), primarily due to the growth in new SS7 Services and directory assistance products and growth in demand for Carriers' Carrier Services.

 Cost of Services

  Cost of services increased from $3.1 million in 1995 to $38.8 million in 1996. DeltaCom's operations accounted for $36.4 million of this increase. Carriers' Carrier Services accounted for a decrease of $700,000 primarily due to intersegment eliminations related to its utilization of DeltaCom's network infrastructure.

 Selling, Operations and Administration Expense

  Selling, operations and administration expense increased from $1.6 million in 1995 to $18.9 million in 1996. DeltaCom's operations accounted for $17.1 million of the increase. Carriers' Carrier Services accounted for $200,000 of the increase.

 Depreciation and Amortization

  Depreciation and amortization expense increased from $1.3 million in 1995 to $6.4 million in 1996. Of this $5.1 million increase, $4.8 million was attributable to DeltaCom, including $1.3 million of intangible amortization on $54.6 million of intangibles pushed down to the Company. See "--Effects of Accounting Standards." Carriers' Carrier Services accounted for $300,000 of the increase as a result of additional capital expenditures made for the provision of SS7 Services, capital expenditures associated with the Company's network management systems required to support the various management and marketing agreements with various utilities, and small electronic overbuilds on existing network segments.

 Other Income (Expense)

  Other expense increased from $200,000 in 1995 to $1.4 million in 1996. The Company's share of Gulf States FiberNet's partnership losses accounted for $1.3 million of this increase, which was partially offset by a $100,000 increase in other interest and miscellaneous income. Gulf States FiberNet began full operations in late

1995 and, accordingly, the effect of a full year of operations was not reflected until 1996. Gulf States FiberNet recorded a pretax loss of $4.4 million in 1996, compared to a pretax loss of $700,000 in 1995. As of December 31, 1995 and 1996, the Company owned 36% of Gulf States FiberNet and recorded losses of $300,000 and $1.6 million, respectively, from such interest.

 Interest Expense

  Interest expense increased from $300,000 in 1995 to $6.2 million in 1996. The increase was primarily attributable to the increase in the Company's aggregate indebtedness resulting from the $74.0 million of DeltaCom Indebtedness. See "--Effects of Accounting Standards." The Company incurred interest expense of $5.8 million related to such indebtedness in 1996.

 EBITDA

  EBITDA increased from $1.0 million in 1995 to $8.9 million in 1996. DeltaCom accounted for $6.5 million and Carriers' Carrier Services accounted for $1.4 million of the increase. The increased EBITDA attributable to Carriers' Carrier Services is a result of an increase in revenues with minimal increases in associated variable costs.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically generated positive cash flow from operations from its existing lines of business, but has required equity infusions and advances from ITC Holding to finance a significant portion of its investing and financing activities. In addition, during 1997, the Company generated approximately $192.1 million and $87.5 million in net proceeds from the 1997 Senior Notes Offering and the Equity Offering, respectively, and in March 1998, generated approximately $155.0 million in net proceeds from the Senior Notes Offering. The Company generated net cash from operating activities of $1.4 million, $8.2 million, and $6.3 million for 1995, 1996 and 1997, respectively. The components of cash flow from operations (consisting of net loss adjusted for depreciation, amortization, deferred income taxes, equity in losses of investee, preacquisition losses, extraordinary item-loss on extinguishment of debt and other) totaled $1.5 million, $4.7 million, and $11.3 million for 1995, 1996 and 1997, respectively. Changes in working capital were ($42,000) in 1995, $3.5 million in 1996 and ($5.0 million) in 1997. The change in 1996 was primarily due to an increase in accrued interest, accounts payable and unearned revenue, partially offset by an increase in accounts receivable resulting primarily from the DeltaCom Acquisition. For 1997, such changes were primarily due to increases in unearned revenue and accrued liabilities, offset by increases in accounts receivable. Of this increase in accounts receivable and unearned revenue, $2.3 million and $1.3 million, respectively, resulted from the Gulf States Acquisition, with the remaining increase in accounts receivable attributable to increased earned and unearned revenue in the Carriers' Carrier Services and Retail Services.

  Cash used for investing activities was $1.5 million, $72.7 million, and $93.9 million for the years ended December 31, 1995, 1996 and 1997, respectively. The cash used in 1996 was primarily attributable to the investment of $63.5 million, net of cash received, in connection with the DeltaCom Acquisition in January 1996. The cash used in 1997 was primarily attributable to the purchase of restricted investments held by a trustee to fund the first six interest payments on the 1997 Senior Notes, as required by the 1997 Note Indenture, and to fund capital expenditures. The Company made capital expenditures of $1.8 million, $6.2 million, and $43.9 million for the years ended December 31, 1995, 1996 and 1997, respectively. Of the $6.2 million of capital expenditures in 1996, $4.1 million related to Retail Services and $2.1 million related to Carriers' Carrier Services. In addition, the Company contributed an additional $2.4 million to Gulf States FiberNet in 1996 to meet debt service requirements and to fund additional capital requirements of that business. Of the $43.9 million of capital expenditures for the year ended December 31, 1997, $27.5 million related to Carriers' Carrier Services and $16.4 million related to Retail Services.

  Cash provided by financing activities was $200,000, $65.1 million, and $180.6 million for the years ended December 31, 1995, 1996 and 1997, respectively. For 1996, cash provided by financing activities was primarily attributable to the DeltaCom Indebtedness, which was advanced to the Company by ITC Holding. See "--Effects of Accounting Standards." Net cash provided by financing activities for the year ended December 31, 1997 consisted primarily of net proceeds of $192.1 million from the sale of the 1997 Senior Notes and $87.5 million from the Equity Offering, less $43.2 million of repayment of advances from ITC Holding, net repayments of other long-term debt and capital leases of $52.6 million and $3.3 million of other cash used in financing activities.

  ITC Holding partially financed the DeltaCom Acquisition and the Gulf States Acquisition with debt, which consisted of the following: (i) a $74.0 million term loan under a bank facility incurred in connection with the DeltaCom Acquisition and pushed down to the Company (the DeltaCom Indebtedness); (ii) a $41.6 million Bridge Facility incurred in connection with the Gulf States Acquisition, which required the refinancing of Gulf States FiberNet's existing project facility; and (iii) a $10.0 million unsecured note issued in connection with the Gulf States Acquisition and assumed by a subsidiary of the Company. In November 1997, this note was repaid in full (approximately $9.0 million) with a portion of the net proceeds from the Equity Offering.

  On July 25, 1997, in connection with the Reorganization, approximately $62.7 million of the $192.1 million of net proceeds from the sale of the 1997 Senior Notes was used to purchase U.S. government securities. The U.S. government securities are being held by the 1997 Senior Notes trustee in a pledged account to fund the first six scheduled interest payments on the 1997 Senior Notes. The balance of the net proceeds from the 1997 Senior Notes Offering, approximately $129.4 million, was released to the Company. A portion of the released proceeds was applied on July 25, 1997 as follows: (i) to repay approximately $57.8 million of indebtedness to ITC Holding (including approximately $9.5 million of accrued interest) associated with the DeltaCom Acquisition and advances used by the Company for capital expenditures; and
(ii) to repay approximately $41.6 million of indebtedness incurred under the Bridge Facility (together with approximately $200,000 of accrued interest). In connection with the Reorganization, $31.0 million of the DeltaCom Indebtedness was forgiven by ITC Holding and contributed to the Company as additional equity.

  In September 1997, Interstate FiberNet, Inc., a wholly owned subsidiary of the Company, entered into a credit agreement with NationsBank of Texas, N.A. for a five-year $100.0 million term and revolving credit facility to be used for working capital and other corporate purposes, including refinancing existing indebtedness, capital expenditures and permitted acquisitions. In February 1998, the Company amended the Credit Facility, among other things, to provide for a $50.0 million revolving credit facility. See "Business-- Description of Certain Indebtedness." The Company recorded a pre-tax loss of approximately $2.5 million in connection with the reclassification of the Company's interest rate swap agreement converting a hedge of an anticipated transaction to a trading security as a result of the Senior Notes Offering described below. See Note 17 to the Consolidated Financial Statements for further discussion of this interest rate swap agreement. The Credit Facility contains restrictions on Interstate FiberNet, Inc. and its subsidiaries and requires Interstate FiberNet, Inc. to comply with certain financial tests and to maintain certain financial ratios. The Credit Facility is guaranteed by the Company and DeltaCom and is secured by a first priority lien on all current and future assets of Interstate FiberNet, Inc. and its subsidiaries and a first priority pledge of the stock of Interstate FiberNet, Inc. and its subsidiaries.

  On October 29, 1997, the Company completed the Equity Offering in which it issued 5,750,000 shares of Common Stock at a price of $16.50 per share. On March 3, 1998, the Company completed the Senior Notes Offering, generating net proceeds of approximately $155.0 million. On April 2, 1998, the Company redeemed $70.0 million principal amount of the 1997 Senior Notes in the Redemption, with proceeds remaining from the Equity Offering, at a redemption price of 111% of such principal amount, plus accrued and unpaid interest of approximately $2.6 million. The Company recorded a pre-tax extraordinary loss of approximately $10.6 million related to the early redemption of this debt. In connection with the Redemption, the trustee for the 1997 Senior Notes released to the Company approximately $18.0 million held by the trustee as security for the payment of remaining interest through June 1, 2000 on the redeemed 1997 Senior Notes. See "Business--Description of Certain Indebtedness--1997 Senior Notes."

  To achieve its business plan, the Company will need significant financing for capital expenditure and working capital requirements, including repayment of indebtedness and operating losses. Expansion of the Company's network, operations and services will require significant capital expenditures. At December 31, 1997, the Company had entered into agreements with vendors to purchase approximately $9.8 million of equipment and services, and, for the year ended December 31, 1997, had made capital expenditures of $43.9 million. The Company currently estimates that its aggregate capital requirements will total approximately $155.0 million in 1998 and 1999, of which a total of approximately $105.0 million is expected to be incurred in 1998 and approximately $50.0 million is expected to be incurred in 1999. The Company expects to make substantial capital expenditures thereafter. Capital expenditures will be primarily for the following: (i) addition of facilities-based local telephone service to its bundle of integrated telecommunications services, including acquisition and installation of switches and related equipment; (ii) market expansion; (iii) continued development and construction of its fiber optic network (including transmission equipment); and (iv) infrastructure enhancements, principally for information systems. The actual amount and timing of the Company's capital requirements may differ materially from the foregoing estimate as a result of regulatory, technological and competitive developments (including market developments and new opportunities), or in the event the Company decides to make acquisitions or enter into joint ventures and strategic alliances in the Company's industry. See "Business--Risk Factors--Significant Capital Requirements; Uncertainty of Additional Financing."

  Although the Company's liquidity has improved, the Company's level of indebtedness and debt service obligations significantly increased as a result of the 1997 Senior Notes Offerings and the Senior Notes Offering. The successful implementation of the Company's strategy, including expansion of its network and obtaining and retaining a significant number of customers, and significant and sustained growth in the Company's cash flow are necessary for the Company to be able to meet its debt service requirements. There can be no assurance that the Company will successfully implement its strategy or that the Company will be able to generate sufficient cash flow from operating activities to improve its earnings before fixed charges, or to meet its debt service obligations and working capital requirements. The ability of the Company to meet its obligations will be dependent upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors.

  The Year 2000 Issue. The Year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. Date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company has commenced an analysis, which it expects to complete during the second quarter of 1998, to determine the extent to which its own information, customer service and billing systems and the systems of its major vendors and third party network service providers (insofar as they relate to the Company's business) are vulnerable to the Year 2000 issue. The Company is currently unable to predict the extent to which the Year 2000 issue will affect its internal systems, or those of its vendors and third party network service providers. Any failure by the Company, such vendors or third party network service providers to resolve any Year 2000 issues on a timely basis, or in a manner that is compatible with the Company's systems, could have a material adverse effect on the Company. Although the Company may incur substantial costs, particularly costs resulting from charges by its vendors or third party network service providers, in correcting Year 2000 issues, such costs cannot currently be estimated. Additionally, such costs will be expensed as incurred, which will have a negative effect on current operating results.

EFFECTS OF ACCOUNTING STANDARDS

  SFAS No. 121, SFAS No. 123 and SFAS No. 128. Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of, issued by the Financial Accounting Standards Board, requires the Company to review for impairment, and potentially write down, the carrying values of long-lived assets and certain identifiable intangibles (including goodwill) to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The Company adopted SFAS No. 121, effective January 1, 1996, with no material impact on the consolidated financial statements.

  SFAS No. 123, Accounting for Stock-Based Compensation, establishes a fair market value based method for financial accounting and reporting stock-based employee compensation plans. Companies may elect to adopt the measurement criteria of SFAS No. 123 for accounting purposes, thereby recognizing compensation expense in results of operations on a prospective basis, or to disclose the pro forma effects of the new measurement criteria. The Company has elected to disclose the pro forma effects of the new measurement criteria. See Note 9 to the consolidated financial statements.

  SFAS No. 128, Earnings Per Share, which was adopted on December 31, 1997, establishes new guidelines for the calculation and presentation of earnings per share. In February 1998, the Commission issued SAB No. 98, on computations of earnings per share in an initial public offering. SAB No. 98 revised prior Commission guidance including earnings per share computations in periods prior to an initial public offering, to reflect the requirements of SFAS No. 128. SAB No. 98 was effective immediately upon issuance and the Company has restated its earnings per share for periods prior to its initial public offering. This restatement increased basic and diluted net loss per share by $.01 and $.02 for the years ended December 31, 1995 and 1996, respectively.

  "Push Down" of Assets and Liabilities Related to the Acquisitions. ITC Holding financed the cash purchase price for the DeltaCom Acquisition of approximately $65.4 million and related debt refinancing of approximately $8.6 million principally with debt. The DeltaCom Acquisition was accounted for under the purchase method of accounting. In accordance with applicable accounting requirements of the Commission, purchase transactions that result in one entity becoming substantially wholly owned by the acquiror establish a new basis of accounting for the purchased assets and liabilities. Thus, the purchase price for the DeltaCom Acquisition has been allocated to the underlying assets purchased and liabilities assumed based on their estimated fair market values at January 29, 1996, the acquisition date. Because the DeltaCom Acquisition was recorded as a purchase, generally accepted accounting principles require that the purchase price paid and the debt incurred by ITC Holding for the DeltaCom Acquisition (and the related assets) be "pushed down" to establish a new accounting basis in DeltaCom's financial statements so that the basis of accounting for the purchased assets and liabilities is the same between ITC Holding and DeltaCom. This accounting treatment is also required because the Company used a portion of the proceeds of the 1997 Senior Notes Offering to repay a significant portion of the debt incurred by ITC Holding to finance the DeltaCom Acquisition. Similarly, the purchase price and debt associated with the Gulf States Acquisition was also "pushed down" to the financial statements of Interstate FiberNet and Gulf States Transmission.

INFLATION

  The Company does not believe that inflation has had a significant impact on the Company's consolidated operations.

                                   BUSINESS

  The Company provides retail long distance services to mid-sized and major regional businesses in the southern United States and is a leading regional provider of wholesale long-haul services to other telecommunications companies using the Company's owned, operated and managed fiber optic network. The Company intends to become a leading regional provider of integrated telecommunications services to mid-sized and major regional businesses in the southern United States by offering such customers a broad range of telecommunications services, including local exchange and long distance data and voice, Internet and operator services, and the sale and servicing of customer premise equipment in a single package tailored to the business customer's specific needs. The Company had revenues of approximately $66.5 million for the year ended December 31, 1996 and revenues of approximately $114.6 million for the year ended December 31, 1997.

  The Company provides Carriers' Carrier Services to other telecommunications carriers, including AT&T, MCI, Sprint, WorldCom, Cable & Wireless, LCI, Frontier and IXC. The Company's fiber optic network reaches over 60 POPs in ten southern states (Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas) and extends approximately 6,300 route miles, of which approximately 3,300 miles are Company-owned and approximately 3,000 miles are owned and operated principally by three public utilities (Duke Power Company, Florida Power & Light Company and Entergy Technology Company) and managed and marketed by the Company. For the year ended December 31, 1997, revenue for the Company's Carriers' Carrier Services was $31.0 million and EBITDA Margin for the Company's Carriers' Carrier Services was 60%. As of December 31, 1997, the Company had remaining future long-term contract commitments for Carriers' Carrier Services totaling approximately $77.9 million. These contracts expire on various dates through 2006 and are expected to generate approximately $58.2 million in revenues to the Company through 2001, of which approximately $18.0 million are expected to be realized in 1998.

  The Company currently provides a variety of Retail Services, including retail long distance services such as traditional switched and dedicated long distance, 800/888 calling, calling card and operator services, ATM, frame relay, high capacity broadband private line services, as well as Internet, Intranet and Web page hosting and development services, and customer premise equipment installation and repair. The Company also offers local exchange services as part of its Retail Services in a majority of its markets. As of December 31, 1997, the Company provided Retail Services to over 7,700 business customers. The Company currently offers Retail Services in 15 metropolitan areas (including local exchange services in 11 markets) in Alabama, Florida, Georgia, Louisiana, North Carolina and South Carolina. The Company intends to provide a full range of Retail Services in a total of approximately 35 metropolitan areas throughout the southern United States over the next five years. For the year ended December 31, 1997, revenue for the Company's Retail Services was $83.6 million and EBITDA Margin for the Company's Retail Services was 4%.

  In connection with offering local exchange services, the Company has entered into the Interconnection Agreement with BellSouth to (i) resell BellSouth's local exchange services and (ii) interconnect the Company's network with BellSouth's network for the purpose of immediately gaining access to all of BellSouth's unbundled network elements. This agreement allows the Company to enter new markets with minimal capital expenditures and to offer local exchange services to its current customer base. The Interconnection Agreement currently allows the Company to provide local service on a resale basis or by purchasing all unbundled network elements required to provide local service on a facilities basis, without using Company-owned facilities. The terms of the Interconnection Agreement, including interim pricing terms agreed to by the Company and BellSouth, have been approved by state regulatory authorities in all states in which BellSouth operates, although they remain subject to review and modification by such authorities. In addition, the Interconnection Agreement does not resolve all operational issues, which issues the Company and BellSouth are continuing to negotiate to resolve. The Company believes that the Interconnection Agreement provides a foundation for it to provide local services on a reasonable commercial basis, but there can be no assurance in this regard and important issues remain unsettled as a result of legal and regulatory developments and related matters. The Interconnection Agreement expires in July 1999, and there can be no assurance that the Company will be able to renew it under favorable terms, or at all.

  ITC^DeltaCom was incorporated in Delaware. The Company's principal executive offices are located at 1241 O.G. Skinner Drive, West Point, Georgia 31833, and its telephone number is (706) 645-3880.

INDUSTRY OVERVIEW

  The long distance and local telecommunications markets are currently undergoing substantial changes, including fundamental changes resulting from the February 8, 1996 enactment of the Telecommunications Act, and the Company believes that it is well positioned to take advantage of these developments.

  LONG DISTANCE SERVICES. Until 1984, AT&T largely monopolized local and long distance telephone services in the United States. Technological developments gradually enabled others to compete with AT&T in the long distance market. In 1984, largely as the result of a court decree, AT&T was required to divest its local telephone systems but was permitted to retain its long distance operations. Since 1984, competition in the long distance market has increased, service levels have improved, product offerings have increased and prices for long distance services have generally declined, all of which has resulted in increased consumer demand and significant market growth for long distance services. The increase in competition among long distance providers has also resulted in a growing trend toward industry consolidation.

  LOCAL SERVICES. The market for local exchange services consists of a number of distinct service components. These service components are defined by specific regulatory tariff classifications including: (i) local network services, which generally include basic dial tone, enhanced calling features and data services (dedicated point-to-point and frame relay service); (ii) network access services, which consist of access provided by local exchange carriers to long distance network carriers; (iii) short-haul long distance network services, which include intraLATA long distance calls; and (iv) other varied services, including the publication of "white page" and "yellow page" telephone directories. Industry sources have estimated that the 1996 aggregate revenues of all local exchange carriers approximated $100 billion. Until recently, there was virtually no competition in the local exchange markets.

  Since 1984, several factors have served to promote competition in the local exchange market, including: (i) rapidly growing customer demand for an alternative to the local exchange carrier monopoly, spurred partly by the development of competitive activities in the long distance market; (ii) advances in the technology for transmission of data and video, which require significant capacity and reliability levels; (iii) the development of fiber optics and digital electronic technology, which reduced network construction costs while increasing transmission speeds, capacity and reliability as compared to copper-based networks; (iv) the significant access charges interexchange carriers are required to pay to local exchange carriers to access the local exchange carriers' networks; and (v) a willingness on the part of legislators to enact and regulators to enforce legislation and regulations permitting and promoting competition in the local exchange market. In particular, the Telecommunications Act requires all local exchange carriers to "unbundle" their local network offerings and allow other providers of telecommunications services to interconnect with their facilities and equipment. Most significantly, the incumbent local exchange carriers will be required to complete local calls originated by the Company's customers and switched by the Company and to deliver inbound local calls to the Company for termination to its customers, assuring customers of unimpaired local calling ability. The Company expects to obtain access to incumbent carrier local "loop" facilities (the transmission lines connecting customers' premises to the public telephone network) on an unbundled basis at reasonable rates. In addition, local exchange carriers are obligated to provide local number portability and dialing parity upon request and make their local services available for resale by competitors. Local exchange carriers also are required to allow competitors non-discriminatory access to local exchange carrier pole attachments, conduit space and other rights-of-way. Moreover, states may not erect "barriers to entry" of local competition, although they may regulate such competition. The Company believes that, as a result of continued regulatory and technological changes and competitive trends, competitive local telecommunications companies have substantial opportunities for growth.

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

BUSINESS STRATEGY

  The Company's objectives are to maintain its leadership position in the provision of Carriers' Carrier Services and to become a leading provider of Retail Services in the southern United States. The Company intends to increase its market share in existing markets and expand into new markets. The principal elements of the Company's business strategy include the following:

  PROVIDING INTEGRATED TELECOMMUNICATIONS SERVICES TO ITS EXISTING BASE OF MID-SIZED AND MAJOR REGIONAL BUSINESS CUSTOMERS. By providing additional telecommunications services such as local telephone service to its existing, well-established base of long distance customers, the Company expects to be able to increase revenues at relatively low incremental cost. The Company believes that bundling a variety of telecommunications services and presenting customers with one fully integrated monthly billing statement for all of those services will allow it to penetrate its target markets rapidly and build customer loyalty. The Company believes that there is substantial demand in its target markets among mid-sized and major regional business customers for an integrated package of telecommunications services that meets all of their telecommunications needs.

  LEVERAGING ITS EXTENSIVE FIBER OPTIC NETWORK. The Company intends to leverage its extensive fiber optic network, which currently reaches over 60 POPs, by (i) continuing to provide switched and transport services to other communications carriers throughout its region to enable such carriers to diversify their routes and expand their networks; (ii) targeting customers that need to transmit large amounts of data within the Company's service region, such as banks and local and state governments; and (iii) offering local exchange services to its business customers as part of its integrated package of telecommunications services. The Company intends initially to provide local exchange services by reselling the services of incumbent local exchange carriers and, in some established markets, using its own local switching facilities. Over time, the Company expects to provide local services primarily using the Company's own switching facilities and existing regional fiber optic network, supplemented by unbundled facilities of incumbent local exchange carriers or other competitive local exchange carriers. The configuration of the Company's network enables the Company to expand its network by installing additional remote local switches, which operate in conjunction with the Company's Nortel DMS-500 switches to provide facilities-based local services. Because remote local switches are less expensive to purchase and install than Nortel DMS-500 switches, and can be installed more quickly than Nortel DMS-500 switches, the Company believes that it will be able to enter new markets at less expense than many of its competitors. At present, the Company does not plan to construct intra-city local loop facilities.

  FOCUSING ON THE SOUTHERN UNITED STATES. The Company intends to continue to focus on the southern United States in order to leverage its extensive telecommunications network in the region. The Company believes that its regional focus will enable it to take advantage of economies of scale in management, network operations and sales and marketing. The regional concentration of the Company's network also provides an opportunity for improved margins because a high portion of the Company's customers' telecommunications traffic originates and terminates within the region. The Company also believes that its regional focus will enable it to build on its long-standing customer and business relationships in the region.

  BUILDING MARKET SHARE THROUGH PERSONALIZED CUSTOMER SERVICE. The Company believes that the key to revenue growth in its target markets is capturing and retaining customers by emphasizing marketing, sales and customer service. Management believes that customers prefer one company to be accountable for their telecommunications services, and that a consultative, face-to-face sales and service strategy is the most effective method of acquiring and maintaining a high quality customer base. The Company seeks to obtain long-term commitments from its business customers by responding rapidly and creatively to their telecommunications needs. The Company currently operates 16 branch offices in 15 markets in Alabama, Florida, Georgia, Louisiana, North Carolina and South Carolina. Each branch office is staffed by personnel capable of marketing all of the Company's products and providing comprehensive support to the Company's customers. In the future, the Company expects to expand significantly its direct sales force and open branch offices in additional major and secondary population centers in the southern United States.


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

  EXPANDING ITS FIBER OPTIC NETWORK AND SWITCHING FACILITIES. The Company expects to expand its fiber optic telecommunications network and switching facilities to include additional markets within the southern United States. The Company currently owns and operates approximately 3,300 route miles of fiber optic network extending from Georgia to Texas. The Company also markets and manages capacity on 3,000 additional network route miles through its strategic relationships principally with public utilities. In addition, the Company has a buy-sell agreement with Carolinas Fibernet, LLC, which manages fiber optic facilities in North Carolina and South Carolina. This agreement enables the parties to buy and sell capacity on each other's networks and allows the Company to provide customers with access to POPs throughout those states. The Company believes that, by continuing to combine its owned network with the networks of public utilities and by adding switching facilities throughout its network, it will be able to achieve capital efficiencies and rapidly expand its network in a cost-effective manner.

  LEVERAGING PROVEN MANAGEMENT TEAM. The Company's management team consists of experienced telecommunications managers who in the past have successfully implemented a customer-focused long distance telecommunications strategy in the southern United States. Members of the team include Andrew Walker, Chief Executive Officer of the Company, Foster McDonald, President of the Company, and Douglas Shumate, Chief Financial Officer of the Company.

SERVICES AND FACILITIES

  SERVICES. The Company currently provides two basic services: (i) Retail Services and (ii) Carriers' Carrier Services.

  RETAIL SERVICES. Retail Services involve the provision of voice, data or video telecommunications services to end users or resellers. The Company currently provides several types of Retail Services, including basic long distance services (switched, dedicated, and calling card), dedicated Internet access, data network solutions (frame relay, ATM, point-to-point), local exchange services and the sale and installation of customer premise equipment. The Company intends to provide additional types of Retail Services in the future and expand the markets in which it offers local services as part of a bundled "one-stop" integrated telecommunications service which will offer customers a wide range of switch-based value-added services. The Company's customer-focused software and network architecture permits the Company to present its customers with one fully integrated monthly billing statement for the entire package of Retail Services.

  Set forth below are brief descriptions of the Company's Retail Services:

    Local Services. The Company currently provides local exchange services by reselling the services of incumbent local exchange carriers. Over time, the Company expects to provide local services primarily using the Company's own switching facilities and existing regional fiber optic network, supplemented by unbundled facilities of incumbent local exchange carriers or other competitive local exchange carriers. The Company offers local exchange services in 11 of the 15 markets in which it currently provides Retail Services and expects to offer local services in a total of 21 markets by the end of 1998.

    In connection with offering local services, the Company has entered into the Interconnection Agreement with BellSouth to (i) resell BellSouth's local exchange services and (ii) interconnect the Company's network with BellSouth's network for the purpose of immediately gaining access to the unbundled network elements necessary to provide local exchange services. The Interconnection Agreement contains "most favored nation" provisions which grant the Company the right to obtain the benefit of any arrangements entered into during the term of the Interconnection Agreement between BellSouth and any other carrier that materially differ from the rates, terms or conditions of the Interconnection Agreement. Under the Interconnection Agreement, each party may resell one or more unbundled network elements of the other party at agreed upon prices set forth in the Interconnection Agreement. In addition, each party is required to pay for the interconnection trunks needed to terminate traffic into the other party's local network, with the costs of certain two-way interconnection trunks and ports to be shared by the Company and BellSouth.

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

    The Interconnection Agreement has a term of two years beginning July 1, 1997, and requires the parties to begin to negotiate renewal terms by July 1, 1998 for interconnection commencing July 1, 1999. The Company and BellSouth have begun negotiations to renew the terms of the Interconnection Agreement. In the event the parties fail to agree on such renewal terms, they have agreed to operate under the existing terms, pending a determination of new terms by a state commission.

    Long Distance. The Company offers a full range of retail long distance services, including traditional switched and dedicated long distance, 800/888 calling, international, calling card and operator services.

    Data Services. The Company provides high quality data services to its customers primarily using frame relay switches distributed strategically throughout the Company's network, which enables customers to use a single network connection to communicate with multiple sites throughout the Company's fiber optic network. The Company currently provides ATM services on a resale basis. Beginning in the third quarter of 1998, the Company intends to offer ATM services on its own network, providing data services to customers that need to transmit large amounts of data within the Company's service region, such as banks and local and state governments. The Company will continue to seek, through strategic business relationships with other providers, to interconnect its fiber optic network with the fiber optic networks of other companies. The Company anticipates increased demand for data services in the future, and expects that in the future a larger percentage of its revenues will be derived from the sale of dedicated data services.

    Internet Access, Intranet Services and Web Development. Since its acquisition in 1996 of substantially all of the assets of ViperNet, an Internet access provider and Web page developer for business customers, the Company has provided dedicated (frame relay) Internet access and Intranet services, electronic mail, Web page design and Web hosting services. The Company expects that mid-sized and larger businesses will require faster Internet access and larger bandwidth in the future, and intends to offer products that will meet that demand.

    Customer Premise Equipment. The Company sells and installs customer premise equipment such as telephones, office switchboard systems and, to a lesser extent, private branch exchanges (PBX) for customers in the Huntsville, Mobile, Birmingham, Dothan and Montgomery, Alabama and Greenville, South Carolina markets. The Company intends to offer customer premise equipment sales and installation in additional markets in the future, with the goals of (i) enhancing and supporting the Company's sale of local and long distance services and (ii) enhancing customer retention. The Company plans to form relationships with local customer premise equipment installation companies in all of its markets for the purpose of selling and installing customer premise equipment not otherwise provided by the Company.

  CARRIERS' CARRIER SERVICES. The Company's Carriers' Carrier Services are used by customers, such as major telecommunications carriers and non-facilities based carriers that have switches but do not own transmission facilities, to transport their already-switched traffic between LATAs. Calls being transmitted over a long-haul circuit for a customer are generally routed by the customer through a switch to a receiving terminal in the Company's network. The Company transmits the signals over a long-haul circuit to the terminal where the signals are to exit the Company's network. The signals are then routed by the customer through another switch and to the call recipient through a local exchange carrier. The Company provides DS-1, DS-3 and OC-N services. OC-N services are used by the Company's customers for very high capacity inter-city connectivity and specialized high speed data networking. The interface between the Company's network and the customer's facilities is by either local exchange carrier or a direct connection between the Company's network and the facilities of the customer. The Company typically bills the customers a fixed monthly rate depending on the capacity and length of the circuit, regardless of the amount the circuit is actually used.

  FACILITIES. The Company owns or manages approximately 6,300 route miles of a high quality fiber optic network which covers portions of ten states in the southern United States and extends to over 60 POPs. These POPs are located in almost all major population centers in the areas covered by the fiber optic network and in a significant number of smaller cities where the Company's only competitor is the incumbent local exchange carrier.


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

  The Company owns approximately 3,300 route miles of its fiber optic network, which the Company has built or acquired since 1992. In addition, the Company has strategic relationships principally with three public utilities, Duke Power Company, Florida Power & Light Company and Entergy Technology Company, pursuant to which the Company markets, sells and manages capacity on approximately 3,000 route miles of network owned and operated by the utilities.

  In addition, the Company is able to purchase network capacity to certain cities not covered by the Company's owned and managed network in North Carolina and South Carolina pursuant to a buy-sell agreement with Carolinas Fibernet, LLC, which manages fiber optic facilities in North Carolina and South Carolina. This agreement enables the parties to buy and sell capacity on each other's networks at pre-established prices which are generally favorable to the prices for such capacity available in the open market. Under this agreement, neither party is responsible for network maintenance charges relating to the other party's network.

  The Company expects to add approximately 800 owned and operated route miles to its fiber optic network by the end of 1998 through long-term dark fiber leases. In addition, as part of its strategy, the Company intends to continue to evaluate the potential expansion of its network through a combination of new construction, long-term dark fiber leases and fiber swap transactions, depending on the extent of capital required over the economic life of the fiber assets to be deployed.

  The Company's decision to further expand its fiber optic network will be based on various factors, including: (i) the number of its customers in a market; (ii) the anticipated operating cost savings associated with such construction; and (iii) any strategic relationships with owners of existing infrastructure (e.g., utilities and cable operators). Through its strategic relationships with public utility companies, the Company believes that it will be able to achieve capital efficiencies in constructing and expanding its fiber optic network in a rapid and cost-effective manner. The Company also believes that its fiber optic network, in combination with its personalized approach to customer service, will create an attractive customer-focused platform for the provision of local, long distance and enhanced services.

  The Company has implemented electronic redundancy throughout its network, which enables traffic to be rerouted to another fiber in the same fiber sheath in the event of a partial fiber cut or electronic failure. Approximately 50% of the Company's owned and operated fiber optic network is also protected by geographically diverse routing, a network design (also called a "self healing ring") which enables traffic to be rerouted to an entirely different fiber optic cable (assuming capacity is available) in the event of a total cable cut. The Company is continuing to increase the geographic diversity of its fiber optic network, and expects to have 80% of its network protected in this manner by the first quarter of 1999.

  The Company's switching facilities currently consist of Nortel DMS 500 switches in Birmingham, Alabama and Columbia, South Carolina and a Nortel DMS 250 switch in Arab, Alabama. The Arab switch is capable of handling long distance switching and the Birmingham and Columbia DMS 500 switches are capable of handling both local and long distance switching. These installations enable the Company to market its Retail Services, including local services, on a switch-based facilities basis in, among other markets, Huntsville, Birmingham and Montgomery, Alabama; Greenville, Columbia and Charleston, South Carolina; Charlotte, North Carolina; and Atlanta, Georgia. The Company expects to place Nortel DMS 500 switches into service in Ocala, Florida and Atlanta, Georgia by the third quarter of 1998. The Company intends to place additional switches strategically along its fiber optic network over the next five years. The Company also intends to deploy a significant number of Nortel Access Nodes in the majority of the markets which the Company intends to serve. The additional switches and nodes will allow the Company to perform local and long distance switching in its markets on a host/remote type relationship to the applicable DMS 500 switch. The Nortel Access Nodes will be connected to the Company's DMS 500 switching platform, utilizing the Company's fiber optic network wherever possible. This networking design, together with the Interconnection Agreement, will enable the Company to be a facilities-based provider of local and long distance services in all of the markets that it intends to enter. For those markets in which the Company intends to resell the services of incumbent local exchange carriers, the Company's platform will be BellSouth's Centrex product, known as MultiServ, which provides full feature functionality,

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

such as caller identification, call waiting, remote call forwarding, call blocking, anonymous call rejection and conference calling.

  The Company is a member of the Associated Communications Companies of America (the "ACCA"), a 11-member trade association that negotiates with carriers for wholesale telecommunications services for its members. The collective buying power of its members enables the ACCA to negotiate as if it were one of the larger long distance providers in the United States.

  The Company's data network currently consists of six Cascade 9000 frame relay switches located in Atlanta and West Point, Georgia; Birmingham, Montgomery and Arab, Alabama; and Columbia, South Carolina. The Company's data network connects with BellSouth's and Intermedia Communications' frame relay networks to provide nationwide connectivity for the Company's customers. The data network currently serves over 105 customers connected to approximately 1,200 customer locations. The Company's Cascade frame relay switches have the capability to provide ATM connectivity, and the Company has one ATM connection to the Internet. The Company intends to strategically locate additional frame relay and ATM switch sites over the next five years, with approximately 13 frame relay switches and eight ATM switches being added in 1998. These frame relay and ATM switches will be collocated with the Company's Nortel DMS-500 switches at strategic network facility locations where possible, and will create a data backbone which will support the Company's data services.

SALES AND MARKETING

  RETAIL SERVICES. The Company focuses its sales efforts on mid-sized and major regional businesses in the southern United States. The Company believes that it can effectively compete for business customers based upon service, product diversity, price and reliability. The Company's sales force, composed of direct sales personnel, technical consultants and technicians, markets the Company's long distance and local communications services. The Company's management believes that high quality employee training is a prerequisite for superior customer service, and as a result each member of the Company's sales force is required to complete the Company's intensive training program. The Company's marketing strategy is built upon the belief that customers prefer to hold one company accountable for all of their telecommunications services. Each branch office provides technical assistance for its voice, data, Internet and customer premise equipment as required. Customers are assured a single point of contact, 24 hours a day, seven days a week.

  Marketing to mid-sized and major regional businesses is currently conducted by over 85 direct sales personnel (and over 120 other field personnel) located in 16 branch offices in 15 markets in the southern United States. In the future, the Company expects to expand significantly its direct sales force and open branch offices in additional major and secondary population centers in the southern United States. The Company's sales personnel make direct calls to prospective and existing business customers, conduct analyses of business customers' usage histories and service needs, and demonstrate how the Company's service package will improve a customer's communications capabilities and costs. Sales personnel locate potential business customers by several methods, including customer referral, market research, telemarketing and other networking alliances such as endorsement agreements with trade associations and local chambers of commerce. The Company's sales personnel work closely with the Company's network engineers and information systems consultants to design new service products and applications. The Company's branch offices are also primarily responsible for coordinating service and customer premise equipment installation activities. Technicians survey customers' premises to assess power and space requirements, and coordinate delivery, installation and testing of equipment.

  A primary element of the Company's Retail Services marketing strategy is to enter into contracts with its customers. Those agreements generally provide for payment in arrears based on minutes of use for switched services and in advance for private line services. The agreements generally also provide that the customer may terminate the affected service without penalty in the event of substantial and prolonged outages arising from causes within the Company's control, and for certain other defined causes. Generally, the agreements provide that the customer must utilize at least a minimum dollar amount (measured by dollars or minutes of use) of switched long distance services per month for the term of the agreement.

  In addition, the Company markets its business communication services through advertisements, event sponsorships, trade journals, direct mail and trade forums. Because the Company intends to distinguish its retail products largely on the convenience of its single communications bundle and the benefits of the Company's comprehensive, individualized and innovative customer support, the Company believes that advertising will play a larger role in its marketing strategy than it has in the past.

  CARRIERS' CARRIER SERVICES. The Company has long-haul circuit contracts with major long distance carriers, including AT&T, MCI, Sprint, WorldCom, Cable & Wireless, LCI, Frontier and IXC. As of December 31, 1997, the Company had remaining future long term contract commitments totaling approximately $77.9 million. These contracts expire on various dates through 2006 and are expected to generate approximately $58.2 million in revenues to the Company through 2001, of which $18.0 million are expected to be realized in 1998. The Company also provides long-haul transmission to customers after contract expiration on a month-to-month basis. The Company's long-haul contracts provide for fixed monthly payments, generally in advance. Although sales volumes from particular customers vary from year to year, the Company has historically enjoyed high customer retention and circuit renewal rates.

  The Company believes that it can continue to compete effectively in the wholesale, carrier-to-carrier market on the basis of price, reliability, state-of-the-art technology, route diversity, ease of ordering and customer service. The Company believes that demand for its Carriers' Carrier Services will increase as the incumbent local exchange carriers begin competing in the long distance market.

COMPETITION

  The telecommunications industry is highly competitive. The Company competes primarily on the basis of price, availability, transmission quality, reliability, customer service and variety of product offerings. The ability of the Company to compete effectively will depend on its ability to maintain high quality services at prices generally equal to or below those charged by its competitors. In particular, price competition in the retail and carrier's carrier long distance markets has generally been intense and is expected to increase. Many of the Company's competitors (such as AT&T, MCI, Sprint and WorldCom on an interexchange basis and BellSouth on an intraLATA basis) have substantially greater financial, personnel, technical, marketing and other resources, larger numbers of established customers and more prominent name recognition than the Company and utilize more extensive transmission networks than the Company. In addition, IXC, Qwest and Williams Communications are constructing nationwide fiber optic systems, including routes through portions of the southern United States. The Company will also increasingly face competition in the long distance market from local exchange carriers, switchless resellers, and satellite carriers and may eventually compete with public utilities and cable companies. The Company also may increasingly face competition from firms offering long distance data and voice services over the Internet. Such firms could enjoy a significant cost advantage because at this time they do not pay carrier access charges or universal service fees, although this matter will be the subject of further consideration by the FCC and other bodies.

  Regional Bell Operating Companies such as BellSouth are now allowed to provide interLATA long distance services outside their home regions, as well as interLATA mobile services within their regions. Under the Telecommunications Act, the Regional Bell Operating Companies will be allowed to provide interLATA long distance services within their regions after meeting certain requirements intended to foster opportunities for local telephone competition. The Regional Bell Operating Companies already have extensive fiber optic cable, switching, and other network facilities in their respective regions that can be used for their long distance services. BellSouth and other Regional Bell Operating Companies are already beginning to take steps toward obtaining approval to provide in-region long distance services. The FCC forced the withdrawal of the first Regional Bell Operating Company request for in-region long distance authority, and rejected the next four applications, including applications by BellSouth to provide interLATA service in South Carolina and Louisiana. However, there can be no assurance that such approvals will be delayed until local competition is established. Furthermore, on December 31, 1997, the District Court ruled that the Telecommunications Act provisions restricting interLATA service by the Regional Bell Operating Companies were unconstitutional. Although that decision has been stayed pending appeal, it would, if sustained, allow BellSouth to enter the interLATA market on a region-wide basis irrespective of the progress towards local exchange service competition.

  The Company's principal competitor for local exchange services will be the incumbent local exchange carrier in the particular market, including BellSouth in virtually all of the Company's initial market areas. The incumbent local exchange carriers will enjoy substantial competitive advantages arising from their historical monopoly position in the local telephone market, including their preexisting customer relationship with all or virtually all end users. Furthermore, the Company will be highly dependent on the competing incumbent local exchange carrier for local network facilities and wholesale services required in order for the Company to assemble its own local retail products. The Company will also face competition from competitive local exchange carriers, some of whom have already established local operations in the Company's target markets. See "Risk Factors--Dependence on Incumbent Local Exchange Carriers."

  Large long distance carriers, such as AT&T, MCI, Sprint and WorldCom have begun to offer local services together with their long distance telecommunications services in certain markets, and are expected to expand that activity as opportunities created by the Telecommunications Act develop. In addition, incumbent local exchange carriers are expected to compete in each other's markets in some cases. For example, BellSouth has recently announced plans to provide local services within its geographic region in competition with independent telephone companies. Wireless telecommunications providers may develop into effective substitutes for wireline local telephone service. The Company also competes with numerous direct marketers and telemarketers and equipment vendors and installers with respect to certain portions of its business.

  A continuing trend toward consolidation, mergers, acquisitions and strategic alliances in the telecommunications industry could also increase the level of competition faced by the Company or the Company's carrier customers. For example, WorldCom has a pending agreement to merge with MCI. WorldCom also has acquired competitive local exchange carriers, including MFS Communications Company, Inc. and Brooks Fiber Properties, Inc. In January 1998, AT&T announced plans to acquire another competitive local exchange carrier, TCG. Additionally, in March 1998, Qwest announced its intention to acquire LCI, which combination would result in the nation's fourth-largest long distance carrier. The telecommunications market is very dynamic, and additional competitive changes are likely in the future.

REGULATION

  OVERVIEW. The Company's services are subject to federal, state and local regulation. The Company, through its wholly owned subsidiaries, holds various federal and state regulatory authorizations. The FCC exercises jurisdiction over telecommunications common carriers to the extent they provide, originate or terminate interstate or international communications. The FCC also establishes rules and has other authority over certain issues related to local telephone competition. State regulatory commissions retain jurisdiction over telecommunications carriers to the extent they provide, originate or terminate intrastate communications. Local governments may require the Company to obtain licenses, permits or franchises in order to use the public rights of way necessary to install and operate its networks.

  FEDERAL REGULATION. The Company is categorized as a non-dominant carrier by the FCC, and as a result is subject to relatively limited regulation of its interstate and international services. Certain general policies and rules apply, as well as certain reporting requirements, but the Company's rates are not reviewed. The Company has all the operating authority required by the FCC to conduct its long distance business. As a non-dominant carrier, the Company may install and operate additional facilities for the transmission of domestic interstate communications without prior FCC authorization, except to the extent that radio licenses are required.

  The FCC also imposes prior approval requirements on transfers of control and assignments of radio licenses and operating authorizations. The FCC has the authority generally to condition, modify, cancel, terminate or revoke licenses and operating authority for failure to comply with federal laws and/or the rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations. There can be no assurance that the FCC or third parties will not raise issues with regard to the Company's compliance with applicable laws and regulations.

  The FCC also regulates the interstate access rates charged by incumbent local exchange carriers for the origination and termination of interstate long distance traffic. Those access rates make up a significant portion of the cost of providing long distance service. The FCC has recently implemented changes to its interstate access rules that result in restructuring of the access charge system and changes in access charge rate levels. These changes reduce per-minute access charges and substitute new per-line flat-rate monthly charges. These actions, along with additional changes to occur later this year and in subsequent years, are expected to reduce access rates, and hence the cost of providing long distance service, especially to business customers. However, the full impact of the FCC's new decisions will not be known until those decisions are implemented over the next several years, during which time those decisions may be revised. In a related proceeding, the FCC has adopted changes to the methodology by which access has been used in part to subsidize universal telephone service and other public policy goals. Telecommunications providers like the Company will pay a fee calculated as a percentage of their revenues to support these goals. The full implications of this decision also remain uncertain and subject to change. In addition, the FCC and the courts are considering related questions regarding the applicability of access charge and universal service fees to Internet service providers. Currently such providers are not subject to these expenses. However, the incumbent local exchange carriers and other parties argue that this exemption unfairly advantages Internet service providers, particularly when they provide data, voice or other services in direct competition with conventional telecommunications. The Company is not in a position to determine how these access and universal service matters will be resolved, and whether or not such resolution will be harmful to its competitive position.

  The Telecommunications Act also gives the FCC a role, working with the state PUCs, in establishing rules for the implementation of local telephone competition. The Telecommunications Act imposes a variety of new duties on incumbent local exchange carriers in order to promote competition in local exchange and access services, and the FCC has authority to develop rules to implement these duties. Some smaller independent incumbent local exchange carriers may seek suspension or modification of these obligations, and some companies serving rural areas are exempt from them.

  In that regard, on August 8, 1996, the FCC adopted the Interconnection Decision (the "Decision") to implement the interconnection, resale and number portability provisions of the Telecommunications Act. The Decision establishes rules pursuant to which incumbent local exchange carriers interconnect their networks with the networks of competitive local exchange carriers at rates that are reasonable and non-discriminatory. The Decision also establishes rules governing the rights of competitive local exchange carriers to obtain and use elements of the incumbent local exchange carriers' networks at cost-based rates either to supplement or substitute for alternative local network facilities that the competitive local exchange carrier would otherwise be required to install. The Decision sets rules governing competitive local exchange carrier access to wholesale versions of the incumbent local exchange carriers' retail local services for resale. The incumbent local exchange carriers are required to establish administrative support systems so that these services and functionalities can be made available to other carriers on a nondiscriminatory basis. The Decision also created rules to deal with reciprocal compensation for the transport and termination of local telecommunications, non-discriminatory access to rights of way, and related matters. A related FCC order adopted the same day established rules implementing the Telecommunications Act with respect to local and toll dialing parity among competitors; nondiscriminatory access to telephone numbers, operator services, directory assistance and listings, and network information; and reform of numbering administration.

  The FCC's rules were challenged in the federal courts by GTE, the Regional Bell Operating Companies, large independent incumbent local exchange carriers and state regulatory commissions. On October 15, 1996, the Eighth Circuit issued a stay of the implementation of certain of the FCC's rules and on July 18 and October 14, 1997, the same Court issued decisions finding that the FCC lacked statutory authority under the

Telecommunications Act for certain of its rules. In particular, the Eighth Circuit found that the FCC was not empowered to establish the pricing standards governing unbundled local network elements or wholesale local services of the incumbent local exchange carriers, or to require such carriers to provide network elements in a combined form. The Eighth Circuit also struck down other FCC rules, including one that would have enabled new entrants to "pick and choose" from provisions of established interconnection agreements between the incumbent local exchange carriers and other carriers. The Eighth Circuit, however, rejected certain other objections to the FCC rules brought by the incumbent local exchange carriers or the states, including challenges to the FCC's definition of unbundled elements, and to the FCC's rules allowing new competitors to create their own networks by combining incumbent local exchange carrier network elements together without adding additional facilities of their own. The overall impact of the Eighth Circuit's decisions are to limit the obligations of incumbent local exchange carriers as originally interpreted by the FCC, materially reduce the role of the FCC in fostering local competition, including its ability to take enforcement action if the Telecommunications Act is violated, and increase the role of state utility commissions. On January 26, 1998, the Supreme Court granted a request by the FCC and other parties to review the Eighth Circuit decisions. The Supreme Court is not expected to complete this process until late 1998 or early 1999. Meanwhile, certain state commissions have asserted that they will be active in promoting local telephone competition using the authority they have under the Eighth Circuit decisions, which may lessen the significance of the reduced FCC role. At this time the impact of the Eighth Circuit's decisions cannot be evaluated and there can be no assurance that these decisions and related developments will not have a material adverse effect on the Company. Furthermore, other FCC rules related to local telephone competition remain the subject of legal challenges. For example, on August 22, 1997, the Eighth Circuit issued a separate order striking down certain FCC rules regarding dialing parity for new competitors. There can be no assurance that these and other pending decisions affecting local competition will not be adverse to companies seeking to enter the local telephone market.

  There can be no assurance that the FCC's remaining rules (including such rules that may be reinstated by the Supreme Court, if any), together with rules adopted by state public utility commissions, will be implemented in a manner that will permit local telephone competition to develop to a substantial extent and without significant delays. For example, many new carriers, including the Company, have experienced problems with respect to the operational support systems used by new carriers to order and receive network elements and wholesale services from the incumbent local exchange carriers. These systems are necessary for new carriers like the Company to provide local service to customers on a timely and competitive basis. The FCC has recently created a task force to examine problems that have slowed the development of local telephone competition.

  The Company has entered into the Interconnection Agreement with BellSouth. The Interconnection Agreement currently allows the Company to provide local service on a resale basis or by purchasing all unbundled network elements required to provide local service on a facilities basis, without using Company-owned facilities. The Company and BellSouth have agreed on interim pricing terms for such resale and purchase of unbundled network elements. The terms of the Interconnection Agreement, including the interim pricing terms, are subject to the approval of the PUCs regulating the Company's markets. Such approval has been received from the PUCs of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. In addition, the Interconnection Agreement does not resolve all operational issues, particularly those relating to the collocation of the Company's equipment with that of BellSouth. The Company and BellSouth are continuing to negotiate to resolve such issues. The Company expects that the Interconnection Agreement will provide a foundation for it to provide local service on a reasonable commercial basis, but there can be no assurance in this regard and important issues remain unsettled as a result of the Court decision and related matters. See "Risk Factors--Dependence on Incumbent Local Exchange Carriers."

  The Company expects to negotiate similar interconnection agreements with other incumbent local exchange carriers. However, other carriers who have preceded the Company in the negotiation process with certain of these incumbent local exchange carriers have expressed dissatisfaction with some of the terms of their agreements, or with the operational support systems by which they obtain the interconnection they require to provide local services to end users.

  As a general matter, no assurance is possible regarding how quickly or how adequately the Company will be able to take advantage of the opportunities created by the Telecommunications Act. The Company could be adversely affected if the court decision reversing some of the new FCC rules, or problems in the related arbitration and negotiation process, result in increasing the cost of using incumbent local exchange carrier network elements or services, or if such actions otherwise result in delays in the implementation of the Telecommunications Act or impediments to the development of local telephone competition.

  The Telecommunications Act also imposes certain duties on non-incumbent local exchange carriers, such as the Company. These duties include the obligation to complete calls originated by competing carriers under reciprocal arrangements or through mutual exchange of traffic without explicit payment; the obligation to permit resale of their telecommunications services without unreasonable restrictions or conditions; and the duty to provide dialing parity, number portability, and access to rights of way. The Company does not anticipate that these obligations will impose a material burden on its operations. However, in view of the fact that local telephone competition is still in its infancy and implementation of the Telecommunications Act has just begun, there can be no assurance in this regard.

  The Telecommunications Act also establishes the foundation for substantial additional competition with the Company's long distance operations through elimination or modification of previous prohibitions on the provision of interLATA long distance services by the Regional Bell Operating Companies and GTE. The Regional Bell Operating Companies are now permitted to provide interLATA long distance service outside those states in which they provide local exchange service ("out-of-region long distance service") upon receipt of any necessary state and/or federal regulatory approvals that are otherwise applicable to the provision of intrastate and/or interstate long distance service. They also are allowed to provide long distance services for their cellular and other mobile services within the regions in which they also provide local exchange service ("in-region service"). Under the Telecommunications Act, the Regional Bell Operating Companies will be allowed to provide wireline in-region services upon specific approval of the FCC and satisfaction of other conditions, including a checklist of interconnection requirements. GTE is permitted to enter the long distance market without regard to limitations by region. GTE is also subject to the provisions of the Telecommunications Act that impose interconnection and other requirements on local exchange carriers. BellSouth and other Regional Bell Operating Companies have begun to take actions directed towards obtaining authority from the FCC to offer in-region long distance services in certain of the states in their respective regions. The FCC forced the withdrawal of the first Regional Bell Operating Company request for in-region long distance authority, and rejected the next four applications, including applications by BellSouth to provide interLATA service in South Carolina and Louisiana. However, there can be no assurance that such approvals will be delayed until local competition is established. There can be no assurance that the Regional Bell Operating Companies will be prevented from offering in-region long distance service until local competition is established. The Eighth Circuit recently rejected the FCC's attempt to condition interLATA entry on compliance with certain pricing principles that the Court had previously found were outside the jurisdiction of the FCC to mandate as a general matter. Other court actions are now pending challenging the terms under which the FCC has denied an in-region application. Furthermore, on December 31, 1997, the District Court ruled that the Telecommunications Act provisions restricting interLATA service by the Regional Bell Operating Companies were unconstitutional. Although that decision has been stayed pending appeal, it would, if sustained, allow BellSouth to enter the interLATA market on a region-wide basis irrespective of the state of local competition.

  The FCC has granted incumbent local exchange carriers certain flexibility in pricing their interstate special and switched access services. Under this pricing scheme, local exchange carriers may establish pricing zones based on access traffic density and charge different prices for access provided in each zone. The Company anticipates that the FCC will grant incumbent local exchange carriers increasing pricing flexibility as the number of interconnection agreements and competitors increases. In a pending rulemaking proceeding scheduled for completion soon, the FCC is expected to announce new and more specific policies regarding the conditions and timing under which incumbent local exchange carriers will be eligible for such increased pricing flexibility. There can be no assurance that such pricing flexibility will not place the Company at a competitive disadvantage, either as a purchaser of access for its long distance operations, or as a vendor of access to other carriers or end user customers.

  STATE REGULATION. The Company is also subject to various state laws and regulations. Most public utility commissions require providers such as the Company to obtain authority from the commission prior to the initiation of service. In most states, including Alabama, Georgia and Florida, the Company also is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate. The Company also is required to update or amend its tariffs when it adjusts its rates or adds new products, and is subject to various reporting and record-keeping requirements.

  Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of state regulatory authorities. Fines or other penalties also may be imposed for such violations. There can be no assurance that state utilities commissions or third parties will not raise issues with regard to the Company's compliance with applicable laws or regulations.

  The Company has all necessary authority to offer intrastate long distance services in Alabama, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming. The Company is authorized to provide intrastate long distance service in the states of Arizona and Pennsylvania while certificates in those states are pending. An application for authority to provide intrastate long distance service is also pending in Minnesota. Applications will be filed, in the near future, in the states of Alaska and Hawaii. The Company seeks authority to provide long distance service in states outside of its target markets to enhance its ability to attract business customers with offices, or whose employees travel, outside of the Company's target markets.

  The Company now provides local exchange services in its region by reselling the retail local services of the incumbent local exchange carrier in a given territory and, in some established markets, using its own local switching facilities. The Company has obtained competitive local exchange carrier certification in Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee.

  Many issues remain open regarding how new local telephone carriers will be regulated at the state level. For example, although the Telecommunications Act preempts the ability of states to forbid local service competition, the Telecommunications Act preserves the ability of states to impose reasonable terms and conditions of service and other regulatory requirements. However, these statutes and related questions arising from the Telecommunications Act will be elaborated further through rules and policy decisions made by PUCs in the process of addressing local service competition issues.

  The Company also will be heavily affected by state PUC decisions related to the incumbent local exchange carriers, particularly in view of the decisions of the Eighth Circuit noted above which recognizes a larger role for state utility commissions and a reduced role for the FCC. For example, PUCs have significant responsibility under the Telecommunications Act to oversee relationships between incumbent local exchange carriers and their new competitors with respect to such competitors' use of the incumbent local exchange carriers' network elements and wholesale local services. PUCs arbitrate interconnection agreements between the incumbent local exchange carriers and new competitors such as the Company when necessary. PUCs are considering incumbent local exchange carrier pricing issues in major proceedings now underway. PUCs will also determine how competitors can take advantage of the terms and conditions of interconnection agreements that incumbent local exchange carriers reach with other carriers. It is too early to evaluate how these matters will be resolved, or their impact on the ability of the Company to pursue its business plan.

  States also regulate the intrastate carrier access services of the incumbent local exchange carriers. The Company is required to pay such access charges to originate and terminate its intrastate long distance traffic. The Company could be adversely affected by high access charges, particularly to the extent that the incumbent local exchange carriers do not incur the same level of costs with respect to their own intrastate long distance services. In a related development, states also will be developing intrastate universal service charges parallel to the interstate charges created by the FCC. For example, incumbent local exchange carriers such as BellSouth are proposing that states create funds that would be supported by potentially large payments by firms such as the Company based on their total intrastate revenues. Another issue is use by certain incumbent local exchange carriers, with the approval of PUCs, of extended local area calling that converts otherwise competitive intrastate toll service to local service. States also are or will be addressing various intraLATA dialing parity issues that may affect competition. The Company's business could be adversely affected by these or other developments.

  The Company also will be affected by how states regulate the retail prices of the incumbent local exchange carriers with which it competes. The Company believes that, as the degree of intrastate competition increases, the states will offer the incumbent local exchange carriers increasing pricing flexibility. This flexibility may present the incumbent local exchange carriers with an opportunity to subsidize services that compete with the Company's services with revenues generated from non-competitive services, thereby allowing incumbent local exchange carriers to offer competitive services at lower prices than they otherwise could. In a related development, BellSouth is seeking authority to create "CLEC" affiliates that would operate on a much less regulated basis and therefore could provide significant competition in the business market whether or not the traditional BellSouth local business receives more pricing flexibility. The Company cannot predict the extent to which these developments may occur or their impact on the Company's business.

  LOCAL GOVERNMENT AUTHORIZATIONS AND RELATED RIGHTS OF WAY. The Company is required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic networks using municipal rights of way. In some municipalities where the Company has installed or anticipates constructing networks, it will be required to pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis. There can be no assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, the incumbent local exchange carriers do not pay such franchise fees or pay fees that are substantially less than those required to be paid by the Company, although the Telecommunications Act requires that in the future such fees be applied in a competitively neutral manner. To the extent that, notwithstanding the Telecommunications Act, competitors do not pay the same level of fees as the Company, the Company could be at a competitive disadvantage. Termination of the existing franchise or license agreements prior to their expiration dates or a failure to renew the franchise or license agreements and a requirement that the Company remove its facilities or abandon its network in place could have a material adverse effect on the Company. In addition, the Company would be adversely affected if it is unable to obtain additional authorization for new construction on reasonable terms. Furthermore, open issues exist regarding the ability of new local service providers to gain access to commercial office buildings to serve tenants.

  GENERAL. The telecommunications market is in a period of substantial change and uncertainty. As the Telecommunications Act and related FCC and state actions are implemented, new issues are likely to arise that can affect the Company and its business plan. No assurance can be given that future regulatory developments will not have a materially adverse impact on the Company.

FACILITIES, REAL PROPERTY AND LEASES

  The Company leases its corporate headquarters space in West Point, Georgia from KNOLOGY Holdings, Inc. ("KNOLOGY"). See "Certain Transactions." The Company also owns a switch site in Birmingham, Alabama and leases space for a network operations center and a switch site in Arab, Alabama. In addition, the Company is constructing a multi-service facility in Anniston, Alabama to function as a centralized switching control center for the Company's network and an operator services center. Construction of the Anniston facility is expected to be completed in the third quarter of 1998. The Company also intends to begin construction on an administrative office in Arab, Alabama in the second quarter of 1998.

  The Company operates branch offices in Atlanta (two offices), Georgia; Pensacola and Jacksonville, Florida; Columbia and Greenville, South Carolina; Charlotte, North Carolina; New Orleans and Baton Rouge, Louisiana; and Huntsville, Mobile, Auburn, Dothan, Florence, Montgomery and Birmingham, Alabama. The leases for these offices expire between 1998 and 2001.

  As part of its fiber optic network and switched service system, the Company owns or leases rights of way, land, office space and towers throughout the southern United States.

  The Company owns land and microwave transmission towers at various locations in Alabama.

  The Company expects to lease or purchase additional office space and switching and other network facilities in connection with the planned expansion of its telecommunications network system.

  The Company believes that all of its properties are well maintained.

  The Company is a party to legal proceedings in the ordinary course of its business, including disputes with contractors or vendors, which the Company believes are not material to the Company or its business. The Company also is a party to regulatory proceedings affecting the relevant segments of the communications industry generally.

EMPLOYEES

  As of December 31, 1997, the Company had over 500 full-time employees, none of whom was represented by a union or covered by a collective bargaining agreement. The Company believes that its relationship with its employees is good. In connection with the construction and maintenance of its fiber optic network and the conduct of its other business operations, the Company uses third party contractors, some of whose employees may be represented by unions or covered by collective bargaining agreements.

LEGAL PROCEEDINGS

  The Company is a party to legal proceedings in the ordinary course of its business, including disputes with contractors or vendors, which the Company believes are not material to the Company or its business. The Company also is a party to regulatory proceedings affecting the relevant segments of the communications industry generally.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The table below sets forth, as of March 31, 1998, certain information concerning the directors and executive officers of the Company. The Board of Directors (the "Board") currently consists of nine directors, divided into three classes of directors serving staggered three-year terms. Directors and executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Directors of the Company are elected at the annual meeting of stockholders. Executive officers of the Company generally are appointed at the Board's first meeting after each annual meeting of stockholders.

                                                                          TERM AS
                                                                          DIRECTOR
 NAME                     AGE          POSITION(S) WITH COMPANY           EXPIRES
 ----                     ---          ------------------------           --------
Campbell B. Lanier, III.   46 Chairman, Director                            2000
Andrew M. Walker........   55 Chief Executive Officer, Director             2000
Foster O. McDonald......   35 President
Douglas A. Shumate......   32 Senior Vice President--Chief Financial
                               Officer
Steven D. Moses.........   47 Senior Vice President--Network Services
J. Thomas Mullis........   53 Senior Vice President--General Counsel,
                               Secretary
Roger F. Woodward.......   44 Senior Vice President--Sales, Marketing and
                               Customer Support
Sara L. Plunkett........   47 Vice President--Finance, Treasurer
Donald W. Burton........   53 Director                                      1998
Malcolm C. Davenport, V.   44 Director                                      1998
Robert A. Dolson (1)....   51 Director                                      1999
O. Gene Gabbard (1)(2)..   57 Director                                      1999
William T. Parr (2).....   60 Director                                      1998
William H. Scott, III      49                                               1999
 (2)....................      Director
William B. Timmerman....   50 Director                                      2000

--------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

  Campbell B. Lanier, III has been Chairman of the Company since March 1997. Mr. Lanier served as Chairman of the Board and Chief Executive Officer of ITC Holding prior to the Merger and served as a director of ITC Holding since its inception in 1985 through a predecessor company. Mr. Lanier also is a director of KNOLOGY (a broadband telecommunications services company) (formerly known as CyberNet Holding, Inc.), MindSpring Enterprises, Inc. ("MindSpring") (a company that provides Internet services), National Vision Associates, Ltd. (a full service optical retailer) and K&G Men's Centers (a discount retailer of men's clothing), Vice Chairman of the Board of AvData Systems, Inc. ("AvData") (a company providing data communications networks) and Chairman of the Board of Powertel, Inc. (formerly InterCel, Inc.) ("Powertel") (a wireless telecommunications services company). He served as Chairman of the Board of AvData from 1988 to 1990 and has served as a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership since 1997.

  Andrew M. Walker has been Chief Executive Officer of the Company since March 1997. He served as President and Chief Executive Officer of the managing partner of each of Interstate FiberNet and Gulf States FiberNet from November 1994 until March 1997. Mr. Walker has served as a director of KNOLOGY since July 1996, and he served as Chief Executive Officer and President of KNOLOGY from July 1996 to February 1997. Mr. Walker worked for MCI from 1990 to 1994 as Vice President Carrier Services. From 1986 to 1990,

Mr. Walker served as a Division President for Telecom*USA, Inc.
("Telecom*USA"). Prior to 1986, Mr. Walker held different positions with the Christian Broadcasting Network, M/A-Com and Comsat Laboratories.

  Foster O. McDonald has been President of the Company since March 1997. He served as President of DeltaCom from January 1991 until March 1997. From February 1996 until March 1997, Mr. McDonald also served as Chief Executive Officer of DeltaCom. From May 1984 through December 1990, Mr. McDonald served as Vice President and General Manager of DeltaCom. He also serves as a director of Brindlee Mountain Telephone Company.

  Douglas A. Shumate has been Senior Vice President and Chief Financial Officer of the Company since March 1997. He served as Chief Financial Officer of the Managing Partners of each of Interstate FiberNet and Gulf States FiberNet from January 1995 until March 1997. From May 1991 to January 1995, he served as Vice President-Finance and Chief Financial Officer of Interstate Telephone Company ("Interstate Telephone"), a local telephone service provider and wholly owned subsidiary of ITC Holding. From December 1986 through April 1991, Mr. Shumate was employed as a C.P.A. at Arthur Andersen LLP.

  Steven D. Moses has been Senior Vice President--Network Services of the Company since March 1997. He served as Vice President of Interstate FiberNet from January 1992 until April 1995 and Chief Operating Officer of Interstate FiberNet from April 1995 until March 1997. From May 1991 to January 1992, Mr. Moses served as Director--Special Projects of Interstate Telephone and Valley Telephone Company ("Valley Telephone") (a local telephone service provider and a wholly owned subsidiary of ITC Holding).

  J. Thomas Mullis has been Senior Vice President, General Counsel and Secretary of the Company since March 1997. Mr. Mullis served as General Counsel and Secretary of DeltaCom from May 1985 to March 1997 and as Executive Vice President of DeltaCom from January 1994 to November 1996. From November 1996 to March 1997, he also served as Senior Vice President of DeltaCom. From January 1990 to December 1993, Mr. Mullis served as President, General Counsel and Secretary of both Southern Interexchange Services, Inc. (a switched services carrier) and Southern Interexchange Facilities, Inc. (a private line carriers' carrier).

  Roger F. Woodward has been Senior Vice President--Sales, Marketing and Customer Support of the Company since March 1997. Mr. Woodward served as Senior Vice President-Sales of DeltaCom from October 1996 until March 1997. From March 1990 until July 1996, Mr. Woodward served in a variety of positions, including Regional Sales Director and Vice President-Sales, with Allnet Communications, Inc., which was acquired by Frontier in August 1995.

  Sara L. Plunkett has been Vice President--Finance and Treasurer for the Company since March 1997. She served as Vice President--Finance of DeltaCom from October 1996 until March 1997. From May 1989 through October 1996, she served as Chief Financial Officer of DeltaCom.

  Donald W. Burton has been a director of the Company since March 1997. He has served as the Managing General Partner of South Atlantic Venture Funds since 1983 and as the General Partner of The Burton Partnership, Limited Partnership since 1979. Since 1981, he has served as President of South Atlantic Capital Corporation. Mr. Burton serves as director of Powertel, MTL, Inc. (a bulk transportation service company), the Heritage Group of Mutual Funds and several private companies.

  Malcolm C. Davenport, V has been a director of the Company since March 1997. He has operated his own C.P.A. and law practices since 1979 and 1983, respectively. Mr. Davenport also serves as a director of ITC Holding and several of its subsidiaries, Spintek Gaming Technologies, Inc. (a gaming technology provider) and American Artists Film Corporation (a motion picture production company).

  Robert A. Dolson has been a director of the Company since March 1997. He has served as President and Chairman of Continental Water Company (a holding company for regulated water utilities) since 1982 and 1989, respectively. He has served as President and Chairman of National Enterprises, Inc. (the parent company of

Continental Water Company) since 1984 and 1989, respectively. He has served as a director of ITC Holding since December 1993. He also serves as a director of several private companies.

  O. Gene Gabbard has been a director of the Company since March 1997. He has worked independently as an entrepreneur and consultant since February 1993. Mr. Gabbard currently serves as Chairman of the Board of KNOLOGY and as a director of ITC Holding, Powertel, MindSpring, KNOLOGY and InterServ Services Corporation (a marketing company). He also currently serves as a director of two telecommunications technology companies, Dynatech Corporation and Adtran, Inc. and is a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership. From August 1990 through January 1993, he served as Executive Vice President and Chief Financial Officer of MCI. He served in various senior executive capacities, including Chairman of the Board, President and Chief Executive Officer of Telecom*USA from December 1988 until Telecom's merger with MCI in August 1990. From July 1984 to December 1988, he was Chairman and/or President of SouthernNet, Inc. ("SouthernNet"), a long distance telecommunications company which was the predecessor to Telecom*USA.

  William T. Parr has been a director of the Company since March 1997. Mr. Parr has served as Vice Chairman of J. Smith Lanier & Co. (an insurance placement company) since 1980. He currently serves as a director of ITC Holding and several of its subsidiaries, including ITC Services Co., Inc. (a management services company), Valley Telephone, InterCall, Inc. ("InterCall") (a conference calling service provider) and Globe Telecommunications, Inc. ("Globe") (a non-regulated telecommunications provider). He also serves as a director of AvData and J. Smith Lanier & Co.

  William H. Scott, III has been a director of the Company since March 1997. Mr. Scott has served as President of ITC Holding since December 1991 and has been a director of ITC Holding since May 1989. Mr. Scott is a director of Powertel, AvData, KNOLOGY and MindSpring. From 1989 to 1991, he served as Executive Vice President of ITC Holding. From 1985 to 1989, Mr. Scott was an officer and director of Async. Between 1984 and 1988, Mr. Scott held several offices with SouthernNet, including Chief Operating Officer, Chief Financial Officer, and Vice President-Administration. He was a director of SouthernNet from 1984 to 1987.

  William B. Timmerman has been a director of the Company since March 1997. Since 1978 he has served in a variety of management positions at SCANA Corporation (a diversified utility company), including Chief Executive Officer, President, Senior Vice President, Executive Vice President and Chief Financial Officer. Mr. Timmerman is also director of SCANA Corporation, ITC Holding, Powertel and Liberty Corporation (a life insurance company).

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board currently has two committees, the Audit Committee and the Compensation Committee. The Audit Committee, among other things, recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The current members of the Audit Committee are Messrs. Dolson and Gabbard.

  The Compensation Committee reviews and recommends the compensation arrangements for management of the Company and administers the Company's stock option plans. The current members of the Compensation Committee are Messrs. Gabbard, Parr and Scott.

DIRECTOR COMPENSATION

  Directors of the Company who are also employees of the Company receive no directors' fees. Non-employee directors receive directors' fees of $750 for each Board meeting attended in person, $200 for each

Board meeting attended by telephone and $200 for each Board committee meeting attended (whether in person or by telephone conference). In addition, directors are reimbursed for their reasonable out-of-pocket travel expenditures incurred. Directors of the Company are also eligible to receive grants of stock options under the Company's Director Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Compensation Committee are Messrs. Gabbard, Parr and Scott.

INCENTIVE COMPENSATION PLANS

 Employee Stock Option Plan

  Upon the Reorganization, all employees of the Company became eligible to receive stock options under the Company's 1997 Stock Option Plan, as amended (the "Stock Option Plan"), which was adopted by the Company and approved by ITC Holding on March 24, 1997.

  The Stock Option Plan provides for the grant of options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to employees of the Company, its subsidiaries, and ITC Holding, as well as the grant of non-qualifying options to any other individual whose participation in the Stock Option Plan is determined to be in the best interests of the Company. The Stock Option Plan authorizes the issuance of up to 2,407,500 shares of the Company's Common Stock pursuant to options granted under the Stock Option Plan (subject to antidilution adjustments in the event of a stock split, recapitalization, or similar transaction). The maximum number of shares subject to options that can be awarded under the Stock Option Plan to any person is 802,500 shares. The Compensation Committee of the Company's board of directors will administer the Stock Option Plan and will grant options to purchase Common Stock.

  The option exercise price for incentive stock options granted under the Stock Option Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). The option exercise price for non-incentive stock options granted under the Stock Option Plan may not be less than the par value of the Common Stock on the date of grant of the option. The maximum option term is 10 years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). There is also a $100,000 limit on the value of Common Stock (determined at the time of grant) covered by incentive stock options that become exercisable by an optionee in any year. Options granted will become exercisable with respect to 50% of the shares subject to the options on the second anniversary of the date of grant and with respect to 25% of the shares subject to the options on each of the third and fourth anniversaries of the date of grant.

  The Company's board of directors may amend or terminate the Stock Option Plan with respect to shares of Common Stock as to which options have not been granted.

  On March 24, 1997 and July 29, 1997, the Company granted options to purchase 1,266,345 shares and 168,933 shares, respectively, of Common Stock under the Stock Option Plan. All options were granted at a price at least equal to the estimated fair value of the common stock on the date of grant ($4.49) as determined by the Company's board of directors based on equity transactions and other analyses. Options to purchase an additional 48,251 shares of Common Stock at $4.49 per share were granted on October 1, 1997. At December 31, 1997, unamortized compensation expense of $555,348 is recorded as an offset to equity in the accompanying balance sheet related to this option grant since the price of the options was below fair market value. Compensation expense will be recognized over the vesting period.

  Following the Company's initial public offering, options to purchase an additional 61,915 shares of Common Stock at $17.25 per share were granted on October 28, 1997. The $17.25 per share represents the closing value of the Company's stock on the date of grant.

 Director Stock Option Plan

  On March 24, 1997, the Company adopted and its stockholders approved the Director Stock Option Plan (the "Director Plan"). The Director Plan provides for the "formula" grant of options that are not intended to qualify as "incentive stock options" under Section 422 of the Code to directors of the Company who are not officers or employees of the Company or ITC Holding, (each an "Eligible Director"). The Director Plan authorizes the issuance of up to 240,750 shares of Common Stock pursuant to options granted under the Director Plan (subject to antidilution adjustments in the event of a stock split, recapitalization, or similar transaction). The option exercise price for options granted under the Director Plan will be at least 100% of the fair market value of the shares of Common Stock on the date of grant of the option. Under the Director Plan, each Eligible Director will be granted an option to purchase 16,050 shares of Common Stock upon such person's initial election or appointment to serve as director. Options granted will become exercisable with respect to 50% of the shares subject to the options on the second anniversary of the date of grant and with respect to 25% of the shares subject to the options on each of the third and fourth anniversaries of the date of grant. The options will expire ten years and 30 days after the date of grant.

  On March 24, 1997, the Company granted options to purchase 16,050 shares of its Common Stock to each of its six nonemployee directors. All options were granted at a price equal to the estimated fair value of the common stock on the date of grant ($4.49) as determined by the Company's board of directors based on equity transactions and other analyses.

 ITC Holding Stock Option Plan

  Prior to the Reorganization, ITC Holding sponsored a stock option plan which provided for the granting of stock options to substantially all employees of ITC Holding and its wholly owned and majority owned subsidiaries, including the Company. Options were generally granted at a price (established by ITC Holding's board of directors based on equity transactions and other analyses) equal to at least 100% of the fair market value of ITC Holding's common stock on the option grant date. Options granted generally became exercisable 40% after two years and 20% per annum for the next three years and remained exercisable for ten years after the option grant date. At December 31, 1996, employees of the Company held outstanding options for a total of 314,768 of ITC Holding's shares at option prices ranging from $7.60 to $30.50 per share. In connection with the Reorganization, stock options outstanding under ITC Holding's stock option plan were adjusted. Each ITC Holding option holder received an option in the spinoff entity and 2.295225 options in the Company (the "Replacement Options"). All Replacement Options were at exercise prices that preserved the economic benefit of the ITC Holding options as of the effective time of the Reorganization. As a result, options for 3,540,088 shares of the Company's Common Stock were issued under the Stock Option Plan at exercise prices ranging from $0.31 per share to $8.87 per share.

EXECUTIVE COMPENSATION

  During 1998 Messrs. Walker, McDonald, Mullis, Woodward and Moses (the "Named Executive Officers") expect to earn salaries at annual rates of $157,500, $141,750, $138,045, $131,250 and $115,500, respectively. If certain performance goals are met, Messrs. Walker, McDonald, Mullis, Woodward and Moses expect to earn bonuses of $94,500, $78,750, $37,649, $52,500 and
$64,166, respectively.

  On March 24, 1997, the Company granted Messrs. Walker, McDonald, Mullis, Woodward and Moses options to purchase 200,625, 120,375, 64,200, 80,250 and 80,250 shares of Common Stock, respectively. Messrs. Walker, McDonald, Mullis, Woodward and Moses were granted options to purchase 109,522, 55,924, 42,878, 36,723 and 72,530 shares of common stock of ITC Holding, respectively, under the ITC Holding incentive stock option plan. In connection with the Reorganization, options outstanding under such ITC Holding stock option plan were assumed by the Company and were converted into options to purchase shares of Common Stock. These options will continue to vest according to the schedule set forth in each Named Executive Officer's respective stock option agreement unless such Named Executive Officer's employment with the Company is terminated, in which case options that have not vested at that time will terminate.

                             CERTAIN TRANSACTIONS

  The Company has adopted a policy requiring that any material transactions between the Company and persons or entities affiliated with officers, directors or principal stockholders of the Company be on terms no less favorable to the Company than reasonably could have been obtained in arm's-length transactions with independent third parties.

  The following is a summary of certain transactions and relationships between the Company and ITC Holding, its other wholly owned subsidiaries, or entities in which ITC Holding prior to the Merger held more than 10% of the equity interests, and among the Company and its directors, executive officers and stockholders and its associated entities. In connection with the Reorganization, ITC Holding merged with and into the Company. See "History of the Company--Reorganization."

  The Company entered into an arrangement in January 1998 to lease its executive offices in West Point, Georgia, from KNOLOGY for approximately $11,000 per month.

  The Company, through Interstate FiberNet, Inc. (and formerly through Interstate FiberNet, a Georgia general partnership), sells capacity on its fiber optic network to several ITC Holding subsidiaries and affiliates, including Powertel and Powertel PCS, Inc., Globe, InterCall, KNOLOGY and MindSpring. Together, these entities paid Interstate FiberNet, Inc. approximately $1,739,000, $422,000 and $316,000 for such capacity for the years ended December 31, 1997, 1996 and 1995, respectively.

  Since 1996, the Company, through DeltaCom, has provided long distance and carrier switched long distance service to several ITC Holding subsidiaries and affiliates, including KNOLOGY, InterCall, Interstate Telephone, Valley Telephone, Powertel and MindSpring. Together, these entities paid DeltaCom approximately $1.4 million for the year ended December 31, 1996 and $4,254,000 for the year ended December 31, 1997. Since 1996, DeltaCom has also earned commissions by serving as agent for certain interexchange carriers doing business with Powertel, InterCall, InterQuest and MindSpring. Under these agreements, DeltaCom contracts with the interexchange carrier and rebills the appropriate access charges plus a margin to Powertel, InterCall and MindSpring. Together, Powertel, InterCall and MindSpring paid DeltaCom commissions totaling approximately $514,000 for the year ended December 31, 1996, and $735,000 for the year ended December 31, 1997.

  In 1995, the Company, through Interstate FiberNet and Gulfstates FiberNet, constructed a fiber route on behalf of KNOLOGY. KNOLOGY reimbursed the Company for approximately $62,000 worth of construction expenses. The Company also provided certain engineering and construction-related management services, estimated to have a value of $50,000, to KNOLOGY in 1995. The Company did not charge KNOLOGY for these services.

  In addition to his responsibilities with the Company, Mr. Walker also served as President and Chief Executive Officer of KNOLOGY for the period from July 15, 1996 through February 20, 1997. He served in this capacity at the request of KNOLOGY and ITC Holding and received no compensation from KNOLOGY. The Company estimates the value of services provided to be approximately $20,000.

  In 1996, Interstate FiberNet provided certain engineering and construction-related management services to Powertel. Interstate FiberNet charged approximately $57,000 for these services.

  In 1995, the Company provided certain network optimization services for InterCall. InterCall paid $24,000 for such services.

  The Company, through Interstate FiberNet, Inc. (and formerly through InterQuest), provides directory assistance and operator service to Powertel, Interstate Telephone and Valley Telephone. Revenues recorded by the Company for these services were approximately $1,005,000, $433,000 and $245,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

  Since 1996, the Company has purchased feature group access and other services from Interstate Telephone, Valley Telephone and InterCall totaling approximately $762,000 in 1996 and $238,000 in 1997.

  Since 1995, InterCall has provided conference calling services to Interstate FiberNet (and now to Interstate FiberNet, Inc.) and (beginning in 1996) to DeltaCom. The Company paid approximately $40,000, $80,000 and $1,000 for such services for the years ended December 31, 1997, 1996 and 1995, respectively.

  ITC Holding, through certain of its subsidiaries, from time to time provided the Company (and its subsidiaries) with administrative and staff services. The amounts paid by the Company to ITC Holding and its affiliates for these services for the years ended December 31, 1997, 1996 and 1995 were $166,000, $19,000 and $5,000, respectively.

  The Company paid $300,000 in 1997 to Mr. Sidney L. McDonald, a stockholder of DeltaCom's predecessor and the father of Foster McDonald, President of the Company, to provide management services to the Company under a contract that was completed on December 31, 1997. In addition, the Company leases real property from entities controlled by Mr. Sidney L. McDonald. Under the lease agreements, the Company paid approximately $174,000 in 1997 and is obligated to pay approximately $180,000 annually from 1998 through 2005. The lease agreements are cancelable by either of the parties with 24 months notice.

  Since 1995, ITC Holding advanced funds to InterQuest at a variable rate equal to the rate paid by ITC Holding through its credit facility with First Union and CoBank, plus .5%. For the years ended December 31, 1995, 1996 and 1997, InterQuest recorded interest expenses to ITC Holding of approximately $123,000, $97,000 and $51,000, respectively. For the years ended December 31, 1996 and 1997, DeltaCom advanced excess funds from its operations to ITC Holding at an annual interest rate of 8.25% and DeltaCom recorded interest income of approximately $78,000 and $7,000, respectively. The advance is repayable on demand.

  The Company leased office space in West Point, Georgia from ITC Holding beginning in January 1995. Under its lease, the Company paid ITC Holding rent in the amount of approximately $2,500 per month. The lease was terminable by either party on 90 days' notice. Amounts charged to the Company related to these leases for the years ended December 31, 1995 and 1996 were $21,669 and $62,762, respectively. In 1996, the Company paid ITC Holding an additional $7,000 in tax reimbursement payments for 1995 and 1996.

  In 1996, InterQuest purchased certain switching equipment located in West Point, Georgia from Globe for approximately $120,000. During the year ended December 31, 1997, DeltaCom sold equipment and services to KNOLOGY for $262,000.

  Certain officers and directors of the Company held positions in ITC Holding prior to the Merger and hold or have held positions with various former subsidiaries of ITC Holding. See "Management--Directors and Executive Officers." In addition, certain Company officers and directors held ownership interests in ITC Holding.

SCANA

  In March 1997, in the Gulf States Acquisition, ITC Holding acquired SCANA's 64% partnership interest in Gulf States FiberNet and the Georgia Fiber Assets. The purchase price of approximately $27.9 million was paid in the form of an unsecured note in the aggregate principal amount of approximately $10.0 million (repaid in November 1997) and 588,411 shares of Series A Convertible Preferred Stock of ITC Holding. In addition, pursuant to an earn-out provision, ITC Holding agreed that, no later than April 30, 1998, it would issue to SCANA that number of shares of such Series A Convertible Preferred Stock that in aggregate value equal 35.7% of the product of (a) 64%, multiplied by (b)(i) six, multiplied by (ii) the amount (if any) by which the earnings before interest, taxes, depreciation and amortization of the Gulf States FiberNet business for the fiscal year ended December 31, 1997 exceeded $11,265,696. Prior to the completion of the Reorganization, ITC Holding issued to SCANA 56,742 shares of its Series A Convertible Preferred Stock pursuant to this earn-out provision. In connection with the Reorganization, such shares of Series A Convertible Preferred Stock of ITC Holding were converted into 130,238 shares of Series A Preferred Stock of the Company.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information, as of December 31, 1997, concerning beneficial ownership of the Company's Common Stock, by (i) each stockholder who is known by the Company to be a beneficial owner of more than 5% of the Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all directors and executive officers of the Company as a group.

                                                        AMOUNT OF
                                                        BENEFICIAL    PERCENTAGE
NAME OF BENEFICIAL OWNER                             OWNERSHIP (A)(B)  OF CLASS
------------------------                             ---------------- ----------
SCANA Communications, Inc.(c)......................      1,777,919        7.2%
National Enterprises, Inc.(d)......................      2,008,632        8.1
J. Smith Lanier(e).................................      1,881,280        7.6
Donald W. Burton(f)................................      1,197,731        4.8
Malcolm C. Davenport, V(g).........................        340,789        1.4
Robert A. Dolson(h)................................      2,009,632        8.1
O. Gene Gabbard....................................        100,800          *
Campbell B. Lanier, III(i).........................      4,641,777       18.5
Foster O. McDonald(j)..............................        252,582        1.0
Steven D. Moses....................................         49,284          *
J. Thomas Mullis...................................         20,315          *
William T. Parr(k).................................        128,906          *
Sara L. Plunkett...................................         14,362          *
William H. Scott, III(l)...........................        711,578        2.7
Douglas A. Shumate(m)..............................         74,789          *
William B. Timmerman(n)............................      1,778,919        7.2
Andrew M. Walker(o)................................         56,412          *
Roger F. Woodward..................................          6,793          *
All executive officers and directors as a group (15
 persons)..........................................     11,297,452       44.3%

--------
*  Less than one percent.
(a) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from December 31, 1997. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Unless otherwise indicated, each stockholder listed has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder.
(b) Includes the following shares that the individuals named below have the right to purchase within 60 days from December 31, 1997 pursuant to options:

   Donald W. Burton.................   2,715
   O. Gene Gabbard..................   2,715
   Campbell B. Lanier, III.......... 237,207
   Foster O. McDonald...............  19,279
   Steven D. Moses..................  44,878
   J. Thomas Mullis.................  14,689
   Sara L. Plunkett.................  10,098
   William H. Scott, III............ 287,016
   Douglas A. Shumate...............  57,559
   Andrew M. Walker.................  28,919
                                     -------
     Total.......................... 705,075
                                     =======

(c) Excludes 1,480,771 shares of Common Stock which will be issuable upon conversion of the Series A Preferred Stock issued in the Reorganization. See "History of the Company--Reorganization." The address of SCANA Communications, Inc. is 440 Knox Abbott Drive, Suite 240, Cayce, SC 29033.
(d) The address of National Enterprises, Inc. is 535 North New Ballas Road, St. Louis, MO 63141.
(e) Includes 324,399 shares held of record by Mr. J. Lanier's wife; 29,837 shares held of record by the Lanier Family Foundation, of which Mr. J. Lanier is co-trustee; and 57,380 shares held of record by the Campbell Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. J. Lanier is co-trustee.
(f) Includes 61,919 shares held of record by The Burton Partnership, Limited Partnership, of which Mr. Burton is the sole general partner; 108,648 shares held of record by South Atlantic Venture Fund II, Limited Partnership, of which South Atlantic Venture Partners II, Limited Partnership is the sole general partner, of which Mr. Burton is the managing general partner; 562,690 shares held of record by South Atlantic Venture Fund III, Limited Partnership, of which South Atlantic Venture Partners III, Limited Partnership is the sole general partner, of which Mr. Burton is the managing partner; 180,758 shares held of record by South Atlantic Venture Fund IV, L.P., of which Mr. Burton is a general partner; and 278,286 shares held of record by South Atlantic Venture Fund IV (QP), L.P., of which Mr. Burton is a general partner. Also includes 2,715 unexercised but vested options held of record by South Atlantic Venture Fund II, Limited Partnership.
(g) Includes 298,311 shares held of record by the Malcolm C. Davenport, V Family Trust, of which Mr. Davenport is co-trustee.
(h) Includes 2,008,632 shares held of record by National Enterprises, Inc., of which Mr. Dolson is President.
(i) Includes 1,206 shares in the aggregate held of record by Mr. C. Lanier's wife; 29,837 shares held of record by the Lanier Family Foundation, of which Mr. C. Lanier is co-trustee; and 57,380 shares held of record by the Campbell Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. C. Lanier is co-trustee.
(j) Includes 175,809 shares held of record by three McDonald family trusts, of which Mr. McDonald is trustee and 114 shares held of record by Mr. McDonald's wife.
(k) Includes 1,000 shares held of record by Mr. Parr's wife.
(l) Includes 1,262 shares held of record by Mr. Scott's wife; 229 shares held of record by Mr. Scott's minor daughter; 29,837 shares held of record by the Lanier Family Foundation, of which Mr. Scott is co-trustee; 57,380 shares held by the Campbell Lanier, Jr. Irrevocable Life Insurance Trust, of which Mr. Scott is co-trustee; 104,714 shares held of record by Campbell B. Lanier, III Charitable Remainder Trust, of which Mr. Scott is trustee; 23,581 shares held in trust for Mr. Scott's minor daughter, of which Mr. Scott's wife is co-trustee; and 1,434 shares held of record by the Campbell B. Lanier, IV 2503(c) Trust, of which Mr. Scott is trustee.
(m) Includes 1,211 shares held of record by Mr. Shumate's wife and 22 shares held of record by Mr. Shumate's son.
(n) Includes 1,777,919 shares held of record by SCANA. Mr. Timmerman is Chief Executive Officer of SCANA Corporation, SCANA's parent company.
(o) Includes 114 shares held of record by Mr. Walker's wife.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

  The Company's wholly owned subsidiary, Interstate FiberNet, Inc. (the "Borrower"), has a credit agreement with NationsBank of Texas, N.A. (the "Credit Agreement"). The Credit Facility will mature on February 24, 2003. The Credit Agreement provides for a $50.0 million revolving Credit Facility to be used for working capital and other purposes, including refinancing indebtedness of the Borrower existing at the closing of the Credit Facility, capital expenditures and permitted acquisitions. The following summary of the material provisions of the Credit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Credit Agreement. Certain capitalized terms used in this description of the Credit Facility are defined at the end of this section.

  Amounts drawn under the Credit Facility will bear interest, at the Borrower's option, at either the Base Rate or the LIBOR Rate, plus an Applicable Margin. The Applicable Margin will be an annual rate which will fluctuate based on the Borrower's Total Leverage Ratio and which will be between 1.125% and 0% for Base Rate borrowings and between 2.125% and 1.0% for LIBOR Rate borrowings.

  The Credit Agreement requires the Borrower to repay indebtedness outstanding under the Credit Facility with the net cash proceeds from sales of assets by the Company, the Borrower or the Borrower's subsidiaries other than in the ordinary course of business and from certain public or private issuances of equity securities or debt securities (excluding the Senior Notes Offering) by the Company, the Borrower or the Borrower's subsidiaries.

  The Borrower's obligations under the Credit Facility are guaranteed by the Company and the Borrower's subsidiaries and are secured by a first priority lien on all current and future assets and properties of the Borrower and its subsidiaries, except for certain contract rights and interests in real estate, and by a first priority pledge of the stock of the Borrower and its subsidiaries.

  The Credit Agreement contains negative covenants limiting the ability of the Borrower, the Borrower's current and future subsidiaries and the Company to incur debt, create liens, pay dividends, make distributions or stock repurchases, make investments or capital expenditures, change their business, issue capital stock, engage in transactions with affiliates, sell assets, engage in mergers and acquisitions and assume or make guaranties. In addition, the Credit Agreement contains affirmative covenants, including covenants requiring compliance with laws, maintenance of corporate existence, licenses, properties and insurance, payment of taxes and performance of other material obligations and the delivery of financial and other information.

  The Credit Agreement restricts the Borrower from declaring and paying dividends or other distributions to the Company. However, the Borrower is permitted to pay dividends to the Company to pay scheduled interest on (i) the 1997 Senior Notes beginning after the sixth scheduled interest payment and
(ii) the Notes, unless at the time of such dividend or distribution an event of default (other than an event of default resulting solely from the breach of a representation or warranty) under the Credit Agreement exists or would be caused by such dividend or distribution; provided that, with respect to any event of default (other than a payment default, a bankruptcy event with respect to the Company, the Borrower or (with respect to the Notes) any Significant Subsidiary of the Company, or an event in which any portion of the assets of the Borrower and its subsidiaries that has generated more than 5% of the Operating Cash Flow for the most recently completed twelve-month period shall not be operating for a period in excess of 30 days), the Borrower will not be prohibited for more than 180 days from paying dividends to the Company to pay scheduled cash interest due and payable on the 1997 Senior Notes and the Notes.

  The Credit Agreement also requires the Borrower to comply with certain financial tests and to maintain certain financial ratios on a consolidated basis. The Borrower must maintain (i) a Total Leverage Ratio no greater than 9.5:1.0 through June 30, 1999, 8.75 to 1.0 from July 1, 1999 to June 30, 2000,
7.5 to 1.0 from July 1, 2000 to June 30, 2001, 6.0 to 1.0 from July 1, 2001 to
June 30, 2002 and 4.5 to 1.0 from July 1, 2002 and thereafter;

(ii) a Senior Leverage Ratio no greater than 2.75:1.0 through June 30, 2000 and 2.25:1.0 thereafter; (iii) an Interest Coverage Ratio no less than 1.50:1.0 (or, in the event the Borrower does not redeem 35% of the 1997 Senior Notes within 60 days after the closing date of the Credit Agreement, 1.75:1.0) through June 30, 2000 and 1.75:1.0 thereafter; and (iv) capital expenditures no greater than $105,000,000 for fiscal year 1998, $100,000,000 for fiscal year 1999, $50,000,000 for fiscal year 2000, $45,000,000 for fiscal year 2001 and for each fiscal year thereafter; provided, that (A) to the extent that less than such amount is used for any fiscal year, the limitation on capital expenditures for succeeding fiscal years may be increased by the amount of such unused amount and (B) the Borrower may add $25,000,000 in the aggregate to the maximum amounts set forth above, provided that at the time the Borrower elects to increase the maximum amount by any portion of the $25,000,000, there exists no event of default.

  Failure to satisfy any of the financial covenants constitutes an event of default under the Credit Facility, notwithstanding the ability of the Borrower to meet its debt service obligations. The Credit Agreement also includes other customary events of default, including, without limitation, a cross-default to other indebtedness, material undischarged judgments, bankruptcy and a change of control.

  As used in this section:

  "Annualized Operating Cash Flow" means Operating Cash Flow for the six-month period most recently ended, multiplied by two.

  "Interest Coverage Ratio" means, for the Borrower on a consolidated basis for any period, the ratio of Annualized Operating Cash Flow to the aggregate amount of interest due and payable by the Company, the Borrower and the Borrower's subsidiaries with respect to Total Debt during such period net of interest on the 1997 Senior Notes funded by pledged securities, interest income for such period, interest actually paid-in-kind, any one-time facility fees paid in connection with the Credit Facility and in connection with any pre-existing debt of the Company, the Borrower or the Borrower's subsidiaries, up to $9.5 million of accrued interest paid by the Borrower to ITC Holding prior to September 17, 1987, one-time prepayment penalties incurred as a result of the extinguishment on the closing date of the Credit Agreement of interest rate protection agreements of the Borrower in an amount not in excess of $2,800,000 and any interest expense associated exclusively with the mark to market on such closing date of interest rate protection agreements of the Borrower in an amount not in excess of $2,800,000.

  "Operating Cash Flow" for any period means the consolidated net income
(loss) of the Company, the Borrower and the Borrower's subsidiaries for such period plus the following amounts for such period, to the extent included in the determination of such income (loss): depreciation expense, amortization expense and other non-cash charges reducing income, net interest expense, and income tax expense.

  "Senior Leverage Ratio" means, for the Borrower on a consolidated basis at any date, the ratio of Senior Debt (Total Debt minus the aggregate outstanding principal amount, and accrued and unpaid interest, on the Notes and the 1997 Senior Notes plus aggregate cash balances in excess of $5,000,000) to Annualized Operating Cash Flow.

  "Total Debt" means the aggregate indebtedness of the Borrower for borrowed money on a consolidated basis.

  "Total Leverage Ratio" means at any date, for the Borrower on a consolidated basis, the ratio of Total Debt (net of cash balances in excess of $5,000,000 plus the balance of pledged securities securing the 1997 Senior Notes) on such date to Annualized Operating Cash Flow.

1997 SENIOR NOTES

  On June 3, 1997, the Company completed the sale of $200.0 million principal amount of its 11% Senior Notes due 2007. Interest on the 1997 Senior Notes is payable semiannually in cash, on each June 1 and December 1.

  The 1997 Senior Notes are unsubordinated indebtedness of the Company, ranking pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company, including the Notes. At December 31, 1997, approximately $50.5 million of the net proceeds from the sale of the 1997 Senior Notes were being held in a pledged account as security for and to fund the balance of the first six interest payments on the 1997 Senior Notes.

  The 1997 Senior Notes will mature on June 1, 2007. The 1997 Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2002, initially at 105.5% of their principal amount, declining ratably to 100% of their principal amount, plus accrued interest, on or after June 1, 2004. On April 2, 1998, the Company redeemed $70.0 million principal amount of the 1997 Senior Notes with proceeds remaining from the Equity Offering, at an aggregate redemption price of 111% of such principal amount, plus accrued and unpaid interest of approximately $2.6 million.

  Upon a "Change of Control" of the Company (as defined in the 1997 Note Indenture), the Company will be required to make an offer to purchase the 1997 Senior Notes at a purchase price equal to 101% of their principal amount, plus accrued interest.

  The 1997 Note Indenture contains certain covenants that affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations. If the Company fails to comply with these covenants, the Company's obligation to repay the 1997 Senior Notes may be accelerated. However, these limitations are subject to a number of important qualifications and exceptions. In particular, while the 1997 Senior Notes Indenture restricts the Company's ability to incur additional indebtedness by requiring compliance with specified leverage ratios, it permits the Company and its subsidiaries to incur an unlimited amount of additional indebtedness to finance the acquisition of equipment, inventory and network assets and up to $100.0 million of additional indebtedness.

                       DESCRIPTION OF THE EXCHANGE NOTES

  The Senior Notes were, and the Exchange Notes will be, issued under the Indenture, to be dated as of the Closing Date, between the Company and United States Trust Company of New York, trustee under the Indenture (the "Trustee"). A copy of the Indenture is available from the Company upon request. The following summary contains a description of certain provisions of the Indenture, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

GENERAL

  The terms of the Exchange Notes will be indentical in all material respects to the Senior Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Notes and (ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of Senior Notes under the Registration Rights Agreement.

  The Exchange Notes will be unsecured unsubordinated obligations of the Company, initially limited to $160,000,000 aggregate principal amount, and will mature on March 1, 2008. Each Exchange Note will bear interest at the rate of 8 7/8% from the Closing Date or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the February 15 or August 15 immediately preceding the Interest Payment Date) on March 1 and September 1 of each year, commencing September 1, 1998.

  Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee at 114 West 47th Street, New York, New York 10036-1532); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

  The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "--Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

  Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The Exchange Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

OPTIONAL REDEMPTION

  The Exchange Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after March 1, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address, as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing March 1 of the years set forth below:

   YEAR                                                         REDEMPTION PRICE
   ----                                                         ----------------
   2003........................................................     104.4375%
   2004........................................................     102.9583
   2005........................................................     101.4792
   2006 and thereafter.........................................     100.0000

  In addition, at any time prior to March 1, 2001, the Company may redeem up to 35% of the principal amount of the Notes with the proceeds of one or more Public Equity Offerings, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 108.875%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least $104.0 million aggregate principal amount of Notes remains outstanding after each such redemption.

  If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes, or portions thereof, for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

EXCHANGE OFFER; REGISTRATION RIGHTS

  The Company entered into the Registration Rights Agreement with the Placement Agents, for the benefit of the holders of Senior Notes, pursuant to which the Company agreed to file the Registration Statement (of which this Prospectus is a part) with the Commission. The Registration Rights Agreement provides that the Company will, at its cost, use its best efforts to cause the Registration Statement to be filed with the Commission not later than 60 days after the Closing Date (as defined in the Purchase Agreement attached as an exhibit to the Registration Statement of which this Prospectus is a part) and declared effective under the Securities Act. Upon the effectiveness of the Registration Statement, the Company will offer the Exchange Notes in exchange for surrender of the Senior Notes. The Company has agreed to keep the Exchange Offer open for not less than 20 days after the date notice of the Exchange Offer is mailed to the holders of Senior Notes. For each Senior Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Senior Note will receive an Exchange Note having a principal amount equal to that of the surrendered Senior Note. Under existing Commission interpretations, the Exchange Notes would be freely transferable by holders other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes with the prospectus contained in the Registration Statement under certain circumstances. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes.

  A holder of Senior Notes who wishes to exchange such Senior Notes for Exchange Notes in the Exchange Offer will be required to represent that, among other things, any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  The Company has filed the Registration Statement (of which this Prospectus is a part) and will commence the Exchange Offer pursuant to the Registration Rights Agreement. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or under certain other circumstances, the Company has agreed, at its cost, to use its best efforts to file and cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Senior Notes and to keep the Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act or such shorter period that will terminate when all Senior Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Company has agreed, in the event a Shelf Registration Statement is filed, among other things, to provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, to notify each such holder when the Shelf Registration Statement has become effective and to take certain other actions as are required to permit unrestricted resales of the Senior Notes. A holder selling such Senior Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

  In the event the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to the date that is six months after the Closing Date, the interest rate on the Senior Notes will be increased by .5% per annum until the Exchange Offer is consummated or the Shelf Registration is declared effective.

  Senior Notes not tendered in the Exchange Offer shall accrue interest at the rate of 8 7/8% per annum and be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions described in "Transfer Restrictions."

  This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

RANKING

  The Exchange Notes will be unsubordinated indebtedness of the Company, ranking pari passu in right of payment with the Senior Notes, the 1997 Senior Notes and all other existing and future unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. At December 31, 1997, on a pro forma basis, giving effect to the Senior Notes Offering and the Redemption, the Company would have had $293.7 million of indebtedness and its stockholders' equity would have been $141.7 million. On a pro forma basis, the Company's earnings would have been insufficient to cover its fixed charges for the year ended December 31, 1997 by approximately $22.2 million and its EBITDA less capital expenditures and interest expense would have been approximately negative $51.7 million. In addition, under the Indenture, the Company is permitted to incur additional indebtedness to finance the acquisition of equipment, inventory and other assets and up to $100.0 million of other indebtedness (which may be increased to $250.0 million under certain conditions) and is permitted to secure any such indebtedness. The Exchange Notes will be effectively subordinated to such security interests to the extent of such security interests.

  The Company is a holding company which conducts substantially all of its business through subsidiaries. The Company's subsidiaries will have no direct obligation to pay amounts due on the Notes and will not guarantee the Notes. As a result, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Company's subsidiaries. As of December 31, 1997, the Company's subsidiaries had approximately $30.5 million of liabilities (excluding intercompany payables), including approximately $3.9 million of indebtedness (including capital leases). The Company will be dependent upon access to the cash flow or assets of its subsidiaries to make payments on the Notes and the Company's ability to obtain such access may be limited by law. See "Risk Factors-- Holding Company Structure; Priority of Secured Debt." In addition, a subsidiary of the Company has $50.0 million of borrowings available under the

Credit Facility. The Credit Facility is secured by substantially all of the assets of the Company's subsidiaries. The Company and its other subsidiaries have guaranteed all obligations under the Credit Facility. Indebtedness under the Credit Facility will be effectively senior to the Exchange Notes to the extent of such security interests. See "Risk Factors--Holding Company Structure; Priority of Secured Debt."

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

  "Acquired Assets" means (i) the Capital Stock of any Person that becomes a Restricted Subsidiary after the Closing Date and (ii) the real or personal property (including tangible and intangible assets) of any Person that becomes a Restricted Subsidiary after the Closing Date.

  "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

  "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income (or loss) of any Unrestricted Subsidiary, except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period and (y) with respect to net losses, to the extent of the amount of cash contributed by the Company or any Restricted Subsidiary to such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;
(iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock (other than accrued dividends which, pursuant to the terms of the Preferred Stock, will not be payable prior to the first anniversary after the Stated Maturity of the Notes) of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

  "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below.

  "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

  "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

  "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

  "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; provided that "Asset Sale" shall not include (a) sales, transfers or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not in excess of $500,000 in any transaction or series of related transactions or (c) sales, transfers or other dispositions of assets for consideration at least equal to the fair market value of the assets sold, transferred or otherwise disposed of to the extent the consideration received would satisfy clause (B) of the "Limitation on Assets Sales" covenant described below, provided that after giving pro forma effect to such exchange, the Consolidated Leverage Ratio shall be no greater than the Consolidated Leverage Ratio immediately prior to such exchange.

  "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

  "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

  "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

  "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

  "Closing Date" means the date on which the Notes are originally issued under the Indenture.

  "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Stock of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such common stock.

  "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

  "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes and the Reorganization, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

  "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to
(ii) the aggregate amount of Consolidated EBITDA for the Four Quarter Period; provided that, in making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date;
(B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the Reference Period, as if they had occurred and such proceeds had been applied on the first day of such Reference Period; (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available; and (D) the aggregate amount of Indebtedness outstanding as of the end of such Reference Period will be deemed to include the total amount of funds outstanding and/or available on the Transaction Date under any revolving credit or similar facilities of the Company or its Restricted Subsidiaries.

  "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

  "Consolidated Secured Indebtedness Leverage Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Secured Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to (ii) the aggregate amount of Consolidated EBITDA for the Four Quarter Period; provided that, in making the foregoing calculation,
(A) pro forma effect shall be given to any Secured Indebtedness to be Incurred or repaid on the Transaction Date; (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the Reference Period, as if they had occurred and such proceeds had been applied on the first day of such Reference Period; (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (B) or (C) of this sentence requires

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that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available; and (D) the aggregate amount of Secured Indebtedness outstanding as of the end of such Reference Period will be deemed to include the total amount of funds outstanding and/or available on the Transaction Date under any revolving credit or similar facilities of the Company or its Restricted Subsidiaries to the extent that borrowings under such facilities would constitute Secured Indebtedness.

  "Credit Agreement" means the First Amended and Restated Credit Agreement among Interstate FiberNet, Inc., NationsBank of Texas, N.A., as administrative lender, and the lenders party thereto, as such agreement may be amended, supplemented or modified from time to time.

  "Credit Facilities" means revolving credit or working capital facilities or similar facilities made available from time to time to the Company and its Restricted Subsidiaries.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Existing Stockholders" means Campbell B. Lanier, III and SCANA Corporation and their Affiliates, and Campbell B. Lanier, III's spouse and any one or more of his lineal descendants and their spouses; provided however, that any such person other than Campbell B. Lanier, III shall only be deemed to be an "Existing Stockholder" to the extent such person's Capital Stock of the Company was received, directly or indirectly, from Campbell B. Lanier, III.

  "Fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided that for purposes of clause
(viii) of the second paragraph of the "Limitation on Indebtedness" covenant,
(x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the capital contribution or sale of Capital Stock and (y) in the event the aggregate fair market value of any other property (other than cash or cash equivalents) received by the Company exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the Trustee.

  "Four Quarter Period" means, with respect to any Transaction Date, the then most recent four fiscal quarter period for which financial statements of the Company have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that computations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes or the Reorganization and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any

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

obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Holder" means the registered holder of any Note.

  "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

  "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or, in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

  "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

  "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or
in) any Person that has ceased to be a Restricted Subsidiary, including, without limitation, by

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

reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant described below. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from any Person shall be valued at its fair market value at the time of such transfer.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

  "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or
(B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP, and (b) with respect to any capital contribution or issuance or sale of Capital Stock, options, warrants or other rights to acquire Capital Stock or Indebtedness, the proceeds of such capital contribution or issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes or payable as a result thereof.

  "Offer to Purchase" means an offer by the Company to purchase Notes from the Holders commenced by mailing a notice to the Trustee and each Holder stating:
(i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

  "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) a Temporary Cash Investment; (iii) commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments; (v) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers' compensation, performance and other similar deposits; and (vi) Interest Rate Agreements and Currency Agreements to the extent permitted under clause (iv) of the "Limitation on Indebtedness" covenant described below.

  "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property (including, without limitation, tangible and intangible assets and Acquired Assets) acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including, without limitation, the cost of design, development, construction, acquisition, installation, improvement, transportation or integration) of the real or personal property (including tangible and intangible assets) subject thereto and such Lien is created prior to, at the time of or within six months after the latest of the acquisition, the completion of construction or the commencement of full operation of such real or personal property; provided that in the case of Acquired Assets, the Lien secures the Indebtedness

                                      96
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Incurred to purchase the Capital Stock of the Person to make such Person a
Restricted Subsidiary, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any real or personal property other than such real or personal property and any improvements on such real or personal property and any proceeds thereof; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired and any proceeds thereof; (xii) Liens in favor of the Company or any Restricted Subsidiary;
(xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens on or sales of receivables, including related intangible assets and proceeds thereof; and (xix) Liens that secure Indebtedness with an aggregate principal amount not to exceed $5 million at any time outstanding.

  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

  "Public Equity Offering" means an underwritten primary offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

  "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable in any material respect to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below are to the holders of the Notes and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.


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

  "Reference Period" means, with respect to any Transaction Date, the period from the beginning of the Four Quarter Period with respect to such Transaction Date through such Transaction Date.

  "Reorganization" means the transactions in which ITC Holding Company, Inc., a Delaware corporation, contributed to the Company its investments in the Reorganization Subsidiaries (or their successors-in-interest).

  "Reorganization Subsidiaries" means, collectively, (i) DeltaCom, Inc., an Alabama corporation; (ii) Eastern Telecom, Inc., a Georgia corporation; (iii) Gulf States Transmission Systems, Inc., a Delaware corporation; (iv) ITC Transmission Systems, Inc., a Delaware corporation; (v) ITC Transmission Systems II, Inc., a Delaware corporation; and (vi) Interstate FiberNet, a Georgia general partnership.

  "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

  "Secured Indebtedness" means Indebtedness of the Company or any of its Restricted Subsidiaries that is secured by Liens on the property or assets of the Company or any of its Restricted Subsidiaries.

  "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

  "Stated Maturity" means (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

  "Strategic Subordinated Indebtedness" means Indebtedness of the Company Incurred to finance the acquisition of a Person engaged in the Telecommunications Business that by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, (i) is expressly made subordinate in right of payment to the Notes and (ii) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of the Company's obligations under the Notes; provided that such Indebtedness may provide for and be repaid at any time from the proceeds of the sale of Capital Stock (other than Redeemable Stock) of the Company after the Incurrence of such Indebtedness.

  "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

  "Telecommunications Business" means the development, ownership or operation of one or more telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services (including, without limitation, any voice, video transmission, data or Internet services) and any related, ancillary or complementary business.

  "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker

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

dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Service, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Service or Moody's Investors Service, Inc.

  "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

  "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

  "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

  The Indenture will contain, among others, the following covenants:

 Limitation on Indebtedness

  (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Company may Incur

Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Consolidated Leverage Ratio would be less than or equal to 7 to 1, for Indebtedness Incurred on or prior to June 30, 1998, or less than or equal to 5 to 1, for Indebtedness Incurred thereafter.

  Notwithstanding the foregoing, the Company, and (except as specified below) any Restricted Subsidiary, may Incur each and all of the following: (i) Indebtedness in an aggregate principal amount outstanding or available at any time not to exceed the sum of (A) $150 million, plus (B) $100 million, if after giving effect to the Incurrence of such Indebtedness and application of the proceeds thereof the Consolidated Secured Indebtedness Leverage Ratio would be less than or equal to 2.25 to 1, less (C) any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness owed (A) to the Company and evidenced by an unsubordinated promissory note or (B) to any Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause
(i), (ii), (iv), (vi) or (ix) of this paragraph) and any refinancings of such new Indebtedness in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu in right of payment with, or subordinated in right of payment to, the Notes shall only be permitted under this clause
(iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu in right of payment with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu in right of payment with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and
(b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder or (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control or (B) deposited to defease all of the Notes as described below under "Defeasance"; (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary, provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below; (vii) Indebtedness (including Acquired Indebtedness) Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) for the Company or a Restricted Subsidiary to acquire equipment, inventory or other assets (tangible or intangible) used or useful in a Telecommunications Business after the Closing Date; (viii) Indebtedness of the Company not to exceed, at any one time outstanding, two times (A) the Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of the Company, to the extent such Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clause (iii), (iv) or
(vi) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and (B) 80% of the fair market value of property (other than cash and cash equivalents) received by the Company after the Closing Date from a contribution of capital or the sale of its Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of the Company, to the extent such capital contribution or sale of Capital Stock has not been used pursuant to clause (iii), (iv) or (ix) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes; and (ix) Strategic Subordinated Indebtedness.

  (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

  (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

 Limitation on Restricted Payments

  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Closing Date) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes (other than, in each case, the purchase, repurchase or acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year after the date of such purchase, repurchase or acquisition) or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments

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

(the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (excluding, for purposes of such computation, income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from a capital contribution or the issuance and sale permitted by the Indenture to a Person who is not a Subsidiary of the Company of (a) its Capital Stock (other than Redeemable Stock), (b) any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) and (c) Indebtedness of the Company that has been exchanged for or converted into Capital Stock of the Company (other than Redeemable Stock), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) of the second paragraph under the "Limitation on Indebtedness" covenant, plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and reductions in Investments made pursuant to clause (vi) of the second paragraph of this "Limitation on Restricted Payments" covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

  The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of shares of the Capital Stock (other than Redeemable Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);
(v) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) Investments in any Person the primary business of which is related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such Investments; provided that the aggregate amount of Investments made pursuant to this clause
(vi) does not exceed the sum of (x) $25 million plus (y) the amount of Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the sale of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph, or clauses (iii) or (iv) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus (z) the net reduction in Investments made pursuant to this clause (vi) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), provided that the net reduction in any Investment shall not exceed the amount of such Investment; (vii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company to the extent necessary, in the judgment of the Board of Directors, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by the Company or any Restricted Subsidiary from any governmental agency; (viii) the purchase, redemption, retirement or other acquisition for value of shares of Capital Stock of the Company, or options to purchase such shares, held by directors, employees, or former directors or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon their death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued; provided that the aggregate consideration paid for such purchase, redemption, retirement or other acquisition for value of such shares of Capital Stock or options after the Closing Date does not exceed $2 million in any calendar year, or $5 million in the aggregate; or (ix) Investments acquired as a capital contribution to the Company or in exchange for Capital Stock (other than Redeemable Stock) of the Company; provided that, except in the case of clauses (i), (iii) and (iv), no Default or Event of Default shall have occurred and be continuing, or occur as a consequence of the actions or payments set forth therein.

  Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or
(iv) thereof and an Investment referred to in clause (ix) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses
(iii), (iv) and (vi) thereof, shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu in right of payment with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause
(C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or
(iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

  The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary and existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement; provided that in the case of the Credit Agreement the encumbrance or restriction may apply if an event of default (other than an event of default resulting solely from the breach of a representation or warranty) occurs and is continuing under the Credit Agreement; provided that, with respect to any event of default (other than a payment default, a bankruptcy event with respect to the Company, Interstate FiberNet, Inc. or any Significant Subsidiary or the loss of a material license or fiber network) under the Credit Agreement, such encumbrance or restriction may not prohibit dividends to the Company to pay scheduled interest on the Notes for more than 180 days in any consecutive 360-day period, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes.

  Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant described below or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

 Limitation on the Issuance and Sale of Capital Stock of Restricted
Subsidiaries

  The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary, (ii) issuances of director's qualifying shares, or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law, (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale or (iv) issuances or sales of Common Stock of a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.

 Limitation on Issuances of Guarantees by Restricted Subsidiaries

  The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu in right of payment with, or subordinate in right of payment to, the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to (x) any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) any Guarantee of any Restricted Subsidiary of Indebtedness Incurred (I) under Credit

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Facilities pursuant to clause (i) of the second paragraph of the "Limitation on Indebtedness" covenant or (II) pursuant to clause (vii) of the second paragraph of the "Limitation on Indebtedness" covenant. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes.

  Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

 Limitation on Transactions with Stockholders and Affiliates

  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable in any material respect to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

  The foregoing limitation does not limit, and shall not apply to: (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Stockholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph, the aggregate amount of which exceeds $5 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

 Limitation on Liens

  The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

  The foregoing limitation does not apply to: (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of

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the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is
Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens securing obligations under Credit Facilities Incurred under clause (i) of the second paragraph of the "Limitation on Indebtedness" covenant; or (vi) Permitted Liens.

 Limitation on Sale-Leaseback Transactions

  The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

  The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

 Limitation on Asset Sales

  The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Subsidiaries, or (B) invest an amount equal to such excess Net Cash Proceeds, or the amount of such Net Cash Proceeds not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in capital assets of a nature or type or that are used in a business (or in a Person having capital assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed

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

to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

  If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes plus, in each case, accrued interest to the Payment Date.

 Commission Reports and Reports to Holders

  The Company shall file with the Commission the annual, quarterly and other reports and other information required by Section 13(a) or 15(d) of the Exchange Act, regardless of whether such sections of the Exchange Act are applicable to the Company (unless the Commission will not accept such a filing). The Company shall mail or cause to be mailed copies of such reports and information to Holders and the Trustee within 15 days after the date it files such reports and information with the Commission or after the date it would have been required to file such reports and information with the Commission had it been subject to such sections of the Exchange Act; provided, however, that the copies of such reports and information mailed to Holders may omit exhibits, which the Company will supply to any Holder at such Holder's request.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

  The Company shall commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the Payment Date.

  There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The foregoing covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

EVENTS OF DEFAULT

  The following events will be defined as "Events of Default" in the
Indenture: (a) defaults in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) defaults in the payment of interest on any Note when the same becomes due and payable, which defaults continue for a period of 30 days; (c) defaults in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company, or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or the "Repurchase of Notes upon a Change of Control" covenant described above; (d) defaults in the performance or breach of any covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above), which default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not

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

have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

  If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes, by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

  The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;
(iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or

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

expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

  The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the performance of the Company and its Restricted Subsidiaries under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;
(iv) immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above; provided, however, that this clause (iv) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth, provided that in connection with any such merger or consolidation, no consideration (except Capital Stock (other than Redeemable Stock) in the surviving Person or the Company (or a Person that owns directly or indirectly all of the Capital Stock of the surviving Person or the Company immediately following such transaction)) shall be issued or distributed to the stockholders of the Company; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv) above) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

  Defeasance and Discharge. The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other

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things, (A) the Company has deposited with the Trustee, in trust, money and/or
U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or
Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

  Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (d) under "Events of Default" with respect to such covenants and clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets," and that clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

  Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected

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

thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

BOOK-ENTRY; DELIVERY AND FORM

  The certificates representing the Exchange Notes will initially be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC. Except in the limited circumstances described below under "Certified Notes," owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of Certificated Notes (as defined below).

  Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture and the Exchange Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

  Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

  The Company expects that DTC will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC will exchange the applicable Global Note for Certificated Exchange Notes, which it will distribute to its participants.

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

  The Company understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligation under the rules and procedures governing their operations.

CERTIFICATED NOTES

  If DTC is at any time unwilling or unable to continue as depositary, and a successor depositary is not appointed by the Company within 90 days or, if an Event of Default under the Indenture has occurred and is continuing, the Company will issue Certificated Notes in exchange for the Global Notes representing such Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

  The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

  The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

  The Trustee, United States Trust Company of New York, also serves as trustee under the 1997 Senior Notes Indenture.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Notes where such Senior Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period not to exceed 180 days after the Expiration Date, it will furnish additional copies of this Prospectus, as amended or supplemented, to any broker-dealer that reasonably requests such documents for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. The Company has been advised by the Placement Agents that following completion of the Exchange Offer, the Placement Agents intend to make a market in the Exchange Notes. However, the Placement Agents are not obligated to do so and any market-making activities with respect to the Exchange Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may cease at any time. If a public trading market develops for the Exchange Notes, future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the financial conditions and results of operations of the Company and other factors beyond the control of the Company, including general economic conditions. Notwithstanding the registration of the Exchange Notes in the Exchange Offer, holders who are "affiliates" of the Company (within the meaning of Rule 405 under the Securities Act) may publicly offer for sale or resell the Exchange Notes only in compliance with the provisions of Rule 144 under the Securities Act or any other available exemptions under the Securities Act.

  The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Senior Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

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

               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

  The following summary describes certain United States federal income tax consequences of the acquisition, ownership and disposition of the Notes. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified so as to result in federal income tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect holders of the Notes. In addition, the authorities on which this summary is based are subject to various interpretations. It is therefore possible that the consequences of the acquisition, ownership and disposition of the Notes may differ from the treatment described below.

  The tax treatment of a holder of the Notes may vary depending upon the particular situation of the holder. This summary is limited to investors who will hold the Notes as capital assets within the meaning of Section 1221 of the Code and does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, holders whose functional currency is not the U.S. dollar or holders who will hold the Notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the Notes and one or more other investments). The summary is applicable only to purchasers of Notes in the Senior Notes Offering and does not address other purchasers.

  This summary is for general information only and does not constitute, nor should it be considered as, legal or tax advice to prospective holders of the Notes. Moreover, the summary does not address all aspects of federal income taxation that may be relevant to holders of the Notes in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective holders should consult their own tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the Notes.

STATED INTEREST ON NOTES

  Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. As used herein, a "United States Holder" of a Note means an individual that is a citizen or resident of the United States (including certain former citizens and former long-time residents), a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. trustees or fiduciaries have the authority to control all substantial decisions of the trust. A "Non-United States Holder" is a holder that is not a United States Holder.

  Failure of the Company to consummate the Exchange Offer or to file or cause to be declared effective the Shelf Registration Statement as described under "Description of the Exchange Notes--Exchange Offer; Registration Rights" will cause additional interest to accrue on the Notes in the manner described therein. According to U.S. Treasury regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a United States Holder (or the timing of such recognition) if the likelihood of the change, as of the date the Notes are issued, is remote. The Company believes that the likelihood of a change in the interest rate on the Notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any Note. In the unlikely event that the interest rate on the Notes is increased, then such increased interest may be treated as original issue discount, includable by a United States Holder in income as such interest accrues, in advance of receipt of any cash payment thereof. If, as anticipated, the issue price of the Notes will equal their stated principal amount, and based on the Company's belief that the likelihood of a change in the interest rate is remote, the Notes will not be issued with original issue discount.

MARKET DISCOUNT

  If a United States Holder purchases a Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

  Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder may elect to include market discount in income currently as it accrues (on either the ratable or constant interest method), in which case the rules described above regarding (i) ordinary income recognition resulting from a partial principal payment or a sale or other disposition and (ii) deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the "IRS").

AMORTIZABLE BOND PREMIUM

  A United States Holder that purchases a Note for an amount in excess of the principal amount will be considered to have purchased the Note at a "premium." A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. However, if the Note is purchased at a time when the Note may be optionally redeemed for an amount that is in excess of the principal amount, special rules would apply that could result in a deferral of the amortization of bond premium until later in the term of the Note. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF NOTES

  Upon the sale, exchange, redemption, retirement or other disposition of a Note, a United States Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other disposition and such holder's adjusted tax basis of the Note. A United States Holder's adjusted tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by market discount previously included in income by the United States Holder and reduced by any principal payments received by the United States Holder and any amortized premium previously deducted from income by the United States Holder. Except as described above with respect to market discount or except to the extent the gain or loss is attributable to accrued but unpaid stated interest, such gain or loss will be capital gain or loss. For certain noncorporate taxpayers (including individuals), the rate of taxation of capital gains will depend upon (i) the taxpayer's holding period in the capital asset (with the preferential rates available for capital assets held more than 12 months or 18 months) and (ii) the taxpayer's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

  The exchange of a Note by a United States Holder for an Exchange Note should not constitute a taxable exchange. A United States Holder will have the same tax basis and holding period in the Exchange Note as it did in the Note.

NON-UNITED STATES HOLDERS

  Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

    (a) no United States federal withholding tax will be imposed with respect to the payment by the Company or its paying agent of principal, premium, if any, or interest on a Note owned by a Non-United States Holder (the "Portfolio Interest Exception"), provided (i) that such Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) such Non-United States Holder is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, (iii) such Non-United States Holder is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code and (iv) such Non-United States Holder satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

    (b) no United States federal withholding tax will be imposed generally with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, redemption, retirement or other disposition of a Note; and

    (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

  To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States Holder. Pursuant to current temporary U.S. Treasury regulations, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States Holder (which certification may be made on an IRS Form W-8 (or substitute form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

  If a Non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exception described in (a) above, payments on a Note made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or substitute form) claiming an exemption from or reduction of withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or substitute form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

  Recently issued Treasury regulations modify certain of the certification requirements described above. These modifications will become generally effective January 1, 1999. It is possible that the Company and other withholding agents may request new withholding exemption forms from holders in order to qualify for continued exemption from withholding under the Treasury regulations when they become effective.

  If a Non-United States Holder is engaged in a trade or business in the United States and payment on a Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from United States federal withholding tax as discussed above, will be subject to United States federal income tax on such payment on a net income basis in the same manner as if it were a United States Holder. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such payment on a Note will be included in such foreign corporation's earnings and profits.

  Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  In general, information reporting requirements will apply to payments on a Note and to the proceeds of the sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

  No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "--Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

  In addition, backup withholding and information reporting will not apply if payments on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable U.S. Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting (but not backup withholding), unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

  Payments on a Note paid to the beneficial owner of a Note that is a Non-United States Holder by a United States office of a custodian, nominee or agent, or the payment to a Non-United States Holder by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (a)(iv) above under "--Non-United States Holders" and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

  Recently issued Treasury regulations modify certain of the certification requirements for backup withholding. These modifications will become generally effective January 1, 1999. It is possible that the Company and other withholding agents may request a new withholding exemption form from holders in order to qualify for continued exemption from backup withholding under Treasury regulations when they become effective.

  Any amounts withheld under the backup withholding rules will be credited toward such Holder's United States federal income tax liability, if any. To the extent that the amounts withheld exceed the Holder's tax liability, the excess may be refunded to the Holder provided the required information is furnished to the IRS. In addition to providing the necessary information, the Holder must file a United States tax return in order to obtain a refund of the excess withholding.

  THE FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A

HOLDER'S PARTICULAR SITUATION. PROSPECTIVE UNITED STATES HOLDERS AND NON-UNITED STATES HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION. OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECTS OF CHANGES IN SUCH LAWS.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Exchange Notes offered hereby are being passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C., special counsel for the Company. Hogan & Hartson L.L.P. also provides legal services to affiliated companies and Campbell B. Lanier, III. Anthony S. Harrington, a partner of the firm, beneficially owns 79,872 shares of Common Stock of the Company.

                                    EXPERTS

  The consolidated balance sheets of ITC/\DeltaCom, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997, included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

  The statements of operations, stockholders' equity and cash flows of DeltaCom, Inc. for the year ended December 31, 1995, included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

  The statements of operations, partners' capital, and cash flows of Gulf States FiberNet for the years ended December 31, 1996 and 1995 included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such reports, proxy statements and other information can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates, or in certain cases by accessing the Commission's World Wide Web side at http://www.sec.gov. The Company's Common Stock is quoted on The Nasdaq National Market under the symbol "ITCD," and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

  The Company is required by the terms of the Indentures to furnish the Trustee with annual reports containing consolidated financial statements audited by their independent public accountants and with quarterly reports containing audited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                                   GLOSSARY

  Access--Telecommunications services that permit long distance carriers to use local exchange facilities to originate and/or terminate long distance service.

  Access charges--The fees paid by long distance carriers to local exchange carriers for originating and terminating long distance calls on their local network.

  AT&T--AT&T Corp.

  Cable & Wireless--Cable & Wireless Communications Inc.

  Central offices--The switching centers or central switching facilities of the local exchange companies.

  CLEC--Competitive Local Exchange Carrier.

  Collocation--The ability of a competitor carrier to connect its network to the local exchange carriers' central offices. Physical collocation occurs when a competitor carrier places its network connection equipment inside the local exchange company's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the local exchange company permits a competitor carrier to connect its network to the local exchange company's central offices on comparable terms, even through the competitor carrier's network connection equipment is not physically located inside the central offices.

  Dedicated--Local telecommunications lines reserved for use by particular customers, generally for connection between the customer's location and an interexchange carrier POP.

  DeltaCom--ITC/\DeltaCom Communications, Inc. (formerly DeltaCom, Inc.), an Alabama corporation which provides long distance telephone services in the southeastern United States. DeltaCom became a wholly owned subsidiary of the Company as part of the Reorganization.

  Dialing Parity--The ability of a competing local or toll service provider to provide telecommunications services in such a manner that customers have the ability to route automatically, without the use of any access code, their telecommunications to the service provider of the customer's designation.

  Digital--A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. The precise digital numbers minimize distortion (such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission).

  DS-1, DS-3--Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

  EBITDA--Earnings before interest, taxes, depreciation and amortization.

  Frontier--Allnet Communications Services, Inc. d/b/a Frontier Communications Services.

  GTE--GTE Corporation.

  Gulf States FiberNet--A Georgia general partnership, prior to the Reorganization, that operates a fiber-optic telecommunications network between Atlanta, Georgia and Longview, Texas. Gulf States FiberNet's assets and operations now are 100% owned by Gulf States Transmission Systems, Inc.

  Gulf States Transmission--Gulf States Transmission Systems, Inc., a Delaware corporation, formed in 1994 by ITC Holding to be the 36% managing general partner in Gulf States FiberNet and which now owns 100% of Gulf States FiberNet's assets and its operations. Gulf States Transmission Systems, Inc. became a wholly owned subsidiary of the Company as part of the Reorganization.

  ILEC--Incumbent Local Exchange Carrier.

  Interconnection--Interconnection of facilities between or among local exchange carriers, including potential physical collocation of one carrier's equipment in the other carrier's premises to facilitate such interconnection.

  Interconnection Decision--The August 1996 order issued by the FCC implementing the interconnection provisions of the Telecommunications Act. Portions of this order have been stayed by the U.S. Eighth Circuit Court of Appeals.

  InterLATA--Telecommunications services originating in a LATA and terminating outside of that LATA.

  InterQuest--Eastern Telecom, Inc., a Georgia corporation, d/b/a InterQuest, engaged solely in the provision of operator and other directory assistance services. Eastern Telecom merged into Interstate FiberNet, Inc. as part of the Reorganization.

  Interstate FiberNet--A Georgia general partnership which operates a fiber-optic telecommunications network between Georgia and Alabama. Interstate FiberNet became part of Interstate FiberNet, Inc. following the Reorganization.

  Interstate FiberNet, Inc.--The wholly owned subsidiary of the Company that currently holds the businesses that were held by ITC Transmission Systems, Inc., ITC Transmission Systems II, Inc., InterQuest and Interstate FiberNet prior to the Reorganization.

  IntraLATA--Telecommunications services originating and terminating in the same LATA.

  ITC Holding--ITC Holding Company, Inc. was a diversified telecommunications company based in West Point, Georgia, with substantial holdings in telecommunications companies operating in the southern United States. ITC Holding Company, Inc. merged with and into the Company on October 20, 1997 after transferring substantially all of its assets and liabilities (other than its stock in the Company) to another company, which has since been renamed ITC Holding Company, Inc. and which continues to operate the other businesses of the former ITC Holding Company, Inc.

  ITC Transmission Systems II, Inc.--A Delaware corporation formed by ITC Holding to hold a 51 percent interest in InterState FiberNet. ITC Transmission Systems II merged into Interstate FiberNet, Inc. as part of the Reorganization.

  IXC--IXC Communications Inc.

  LATA (local access and transport area)--A geographic area composed of contiguous local exchanges, usually but not always within a single state. There are approximately 200 LATAs in the United States.

  LCI--LCI International Telecom Corp.

  Local exchange--A geographic area determined by the local exchange carrier in which calls generally are transmitted without toll charges to the calling or called party.

  Local exchange carrier--A company providing local telephone services.

  Long distance carriers (interexchange carriers)--Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities.

  MCI--MCI Communications Corporation.

  Nortel Access Node--A remote multi-purpose vehicle for local switched access transport services. Used to extend Nortel DMS-500 local access lines to remote cities along the long-haul network.

  Number portability--The ability of an end user to change local exchange carriers while retaining the same telephone number.

  OC-N--Standard telecommunications industry measurements for optical transmission capacity distinguishable by bit rate transmitted per second and the number of voice or data transmissions that can be simultaneously transmitted through fiber optic cable. "N" represents the number of DS-3s involved. For example, an OC-3 is generally equivalent to three DS-3s and has a bit rate of 155.52 megabits per second and can transmit 2,016 simultaneous voice or data transmissions. An OC-12 has a bit rate of 622.08 megabits per second and can transmit 8,064 simultaneous voice or data transmissions. An OC-48 has a bit rate of 2488.32 megabits per second and can transmit 32,256 simultaneous voice or data transmissions.

  POPs (points of presence)--Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

  Private line--A dedicated telecommunications connection between end user locations.

  "PUC" or "Public utilities commission"--A state regulatory body, established in most states, which regulates utilities, including telephone companies providing intrastate services.

  Reciprocal compensation--The same compensation of a new competitive local exchange carrier for termination of a local call by the local exchange carrier on its network as the new competitor pays the local exchange carrier for termination of local calls on the local exchange carrier network.

  Reorganization--The contribution to the Company by ITC Holding of the businesses of Interstate FiberNet, Gulf States FiberNet, DeltaCom and InterQuest.

  Resale--Resale by a provider of telecommunications services (such as a local exchange carrier) of such services to other providers or carriers on a wholesale or a retail basis.

  Route miles--The number of miles of the telecommunications path in which fiber optic cables are installed.

  SCANA--SCANA Communications, Inc.

  Self-healing ring--A self-healing ring is a network design in which the network backbone consists of a continuous ring connecting a central hub facility with one or more network nodes. Traffic is routed between the hub and each of the nodes simultaneously in both a clockwise and a counterclockwise direction. In the event of a cable cut or component failure along one of these paths, traffic will continue to flow along the alternate path so no traffic is lost. In the event of a catastrophic node failure, other nodes will be unaffected because traffic will continue to flow along whichever path (primary or alternate) does not pass through the affected node. The switch from the primary to the alternate path will be imperceptible to most users.

  Sprint--Sprint Corporation.

  "SS7" or "Signaling System 7" services--Signaling System 7 network services utilize common channel signaling, which reduces connect time delays and directs calls.

  Switch--A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

  Switched access transport services--Transportation of switched traffic along dedicated lines between the local exchange company central offices and long distance carrier POPs.

  Switched traffic--Telecommunications traffic along the public switched network. This traffic is generally switched at the local exchange company's central offices.

  Transmission--ITC Transmission Systems, Inc., a Delaware corporation formed by ITC Holding to hold a 49% managing interest in InterState FiberNet. Transmission became a wholly owned subsidiary of the Company as part of the Reorganization and changed its name to Interstate FiberNet, Inc.

  Unbundled Access--Access to unbundled elements of a telecommunications services provider's network, including network facilities, equipment, features, functions and capabilities, at any technically feasible point within such network.

  WorldCom--WorldCom, Inc.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                               ----------------

ITC/\DELTACOM, INC. AND SUBSIDIARIES

                                                                           PAGE
                                                                           ----
Report of Independent Public Accountants..................................  F-2
Consolidated Balance Sheets as of December 31, 1997 and 1996..............  F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1997, 1996, and 1995.....................................................  F-5
Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 1997, 1996,
 and 1995.................................................................  F-6
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997, 1996, and 1995.....................................................  F-7
Notes to Consolidated Financial Statements................................  F-9
DELTACOM, INC.
Report of Independent Public Accountants.................................. F-28
Statements of Operations for the Year Ended December 31, 1995 and for the
 One Month Ended January 29, 1996......................................... F-29
Statements of Stockholder's Equity for the Year Ended December 31, 1995
 and for the One Month Ended January 29, 1996............................. F-30
Statements of Cash Flows for the Year Ended December 31, 1995 and for the
 One Month Ended
 January 29, 1996......................................................... F-31
Notes to Financial Statements............................................. F-32
GULFSTATES FIBERNET
Report of Independent Public Accountants.................................. F-35
Statements of Operations for the Years Ended December 31, 1995 and 1996... F-36
Statements of Partners' Capital for the Years Ended December 31, 1995 and
 1996..................................................................... F-37
Statements of Cash Flows for the Years Ended December 31, 1995 and 1996... F-38
Notes to Financial Statements............................................. F-39

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ITC^DELTACOM, INC. AND SUBSIDIARIES:

  We have audited the accompanying consolidated balance sheets of ITC^DELTACOM, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ITC^DeltaCom, Inc. and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 23, 1998 (except with
 respect to Note 17, as to which the date is March 18, 1998)

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,
                                                      -------------------------
                                                          1997         1996
                                                      ------------ ------------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................... $ 94,373,610 $  1,301,415
  Restricted assets..................................   22,000,000            0
  Accounts receivable:
    Customer, net of allowance for uncollectible
     accounts of $1,060,842 and $856,858 in 1997 and
     1996, respectively..............................   21,439,365   11,029,037
    Affiliate........................................    2,011,822    1,227,661
  Inventory..........................................    1,018,212      543,447
  Prepaid expenses...................................      534,909    1,191,287
  Federal income tax receivables from ITC Holding
   (Note 8)..........................................    2,448,297    2,546,534
  Deferred income taxes (Note 8).....................      589,799      525,660
                                                      ------------ ------------
    Total current assets.............................  144,416,014   18,365,041
                                                      ------------ ------------
PROPERTY, PLANT AND EQUIPMENT, NET (NOTE 3)..........  141,534,626   31,880,556
OTHER LONG-TERM ASSETS:
  Intangible assets, net of accumulated amortization
   of $3,634,152 and $1,431,753 in 1997 and 1996,
   respectively (Note 4).............................   61,347,786   55,517,575
  Restricted assets..................................   28,495,831            0
  Investments (Note 5)...............................            0    7,424,797
  Other long-term assets.............................   10,310,220       20,010
                                                      ------------ ------------
    Total assets..................................... $386,104,477 $113,207,979
                                                      ============ ============




   The accompanying notes are an integral part of these consolidated balance sheets.

                      ITC/\DELTACOM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                          --------------------------
                                                              1997          1996
                                                          ------------  ------------
       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable:
    Trade................................................ $  7,714,878  $  4,192,927
    Construction.........................................    6,770,923       972,215
    Affiliate (Note 12)..................................      534,461       658,990
  Accrued interest.......................................    1,867,208     5,830,716
  Accrued compensation...................................    1,875,663     1,189,395
  Unearned revenue.......................................    4,778,819       762,829
  Other accrued liabilities..............................    3,516,510       983,270
  Current portion of long-term debt and capital lease
   obligations
   (Note 6)..............................................      912,037       359,611
                                                          ------------  ------------
      Total current liabilities..........................   27,970,499    14,949,953
                                                          ------------  ------------
LONG-TERM LIABILITIES:
  Advance from ITC Holding (Note 7)......................            0    74,227,827
  Deferred income taxes (Note 8).........................    6,890,952     3,918,140
  Long-term debt and capital lease obligations (Note 6)..  202,977,499       855,533
                                                          ------------  ------------
      Total long-term liabilities........................  209,868,451    79,001,500
                                                          ------------  ------------
COMMITMENTS AND CONTINGENCIES (NOTES 6, 7, 10, AND 17)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; $7.40 liquidation
   preference; 5,000,000 shares authorized; 1,480,771 and
   0 shares issued and outstanding in 1997 and 1996,
   respectively..........................................       14,808             0
  Common stock, $.01 par value; 90,000,000 shares
   authorized; 24,817,556 and 15,000,000 shares issued
   and outstanding in 1997 and 1996, respectively........      248,176       150,000
  Additional paid-in capital.............................  163,011,879    23,492,988
  Contributions receivable...............................            0      (150,000)
  Accumulated deficit....................................  (15,009,336)   (4,236,462)
                                                          ------------  ------------
      Total stockholders' equity.........................  148,265,527    19,256,526
                                                          ------------  ------------
      Total liabilities and stockholders' equity......... $386,104,477  $113,207,979
                                                          ============  ============


   The accompanying notes are an integral part of these consolidated balance sheets.

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               YEARS ENDED DECEMBER 31,
                                          -------------------------------------
                                              1997         1996         1995
                                          ------------  -----------  ----------
OPERATING REVENUES......................  $114,589,998  $66,518,585  $5,750,587
COST OF SERVICES........................    54,550,348   38,756,287   3,149,231
                                          ------------  -----------  ----------
GROSS MARGIN............................    60,039,650   27,762,298   2,601,356
                                          ------------  -----------  ----------
OPERATING EXPENSES:
  Selling, operations, and
   administration.......................    38,254,893   18,876,572   1,626,678
  Depreciation and amortization.........    18,332,451    6,438,074   1,267,882
                                          ------------  -----------  ----------
    Total operating expenses............    56,587,344   25,314,646   2,894,560
                                          ------------  -----------  ----------
OPERATING INCOME (LOSS).................     3,452,306    2,447,652    (293,204)
                                          ------------  -----------  ----------
OTHER INCOME (EXPENSE):
  Equity in losses of unconsolidated
   subsidiary (Note 5)..................             0   (1,589,812)   (258,242)
  Interest expense......................   (21,367,351)  (6,172,421)   (297,228)
  Interest and other income.............     4,251,088      171,514      41,734
                                          ------------  -----------  ----------
    Total other expense.................   (17,116,263)  (7,590,719)   (513,736)
                                          ------------  -----------  ----------
LOSS BEFORE INCOME TAXES, PREACQUISITION
 LOSSES AND EXTRAORDINARY ITEM..........   (13,663,957)  (5,143,067)   (806,940)
INCOME TAX BENEFIT......................    (3,324,466)  (1,233,318)   (302,567)
                                          ------------  -----------  ----------
LOSS BEFORE PREACQUISITION LOSSES AND
 EXTRAORDINARY ITEM.....................   (10,339,491)  (3,909,749)   (504,373)
PREACQUISITION LOSSES (NOTE 1)..........        74,132            0           0
                                          ------------  -----------  ----------
LOSS BEFORE EXTRAORDINARY ITEM..........   (10,265,359)  (3,909,749)   (504,373)
EXTRAORDINARY ITEM--LOSS ON
 EXTINGUISHMENT OF DEBT (LESS RELATED
 INCOME TAX BENEFITS OF $311,057).......      (507,515)           0           0
                                          ------------  -----------  ----------
NET LOSS................................  $(10,772,874) $(3,909,749) $ (504,373)
                                          ============  ===========  ==========
BASIC AND DILUTED NET LOSS PER COMMON
 SHARE:
  Before extraordinary loss.............  $      (0.51) $     (0.20) $    (0.03)
  Extraordinary loss....................         (0.03)         0.0         0.0
                                          ------------  -----------  ----------
  Net loss..............................  $      (0.54) $     (0.20) $    (0.03)
                                          ============  ===========  ==========
  Basic weighted average common shares
   outstanding..........................    20,124,908   19,053,675  19,053,675
                                          ============  ===========  ==========
  Diluted weighted average common shares
   outstanding..........................    20,124,908   19,101,926  19,101,926
                                          ============  ===========  ==========


 The accompanying notes are an integral part of these consolidated statements.

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                          PREFERRED STOCK     COMMON STOCK                                   RETAINED
                         ----------------- -------------------                               EARNINGS        TOTAL
                                                                  PAID-      CONTRIBUTIONS (ACCUMULATED  STOCKHOLDERS'
                          SHARES   AMOUNT    SHARES    AMOUNT   IN CAPITAL    RECEIVABLE     DEFICIT)       EQUITY
                         --------- ------- ---------- -------- ------------  ------------- ------------  -------------
BALANCE, DECEMBER 31,
 1994...................         0 $     0 15,000,000 $150,000 $ 13,583,749    $(150,000)  $    177,660  $ 13,761,409
 Capital contributions
  from ITC Holding, net.         0       0          0        0    1,050,000            0              0     1,050,000
 Net loss...............         0       0          0        0            0            0       (504,373)     (504,373)
                         --------- ------- ---------- -------- ------------    ---------   ------------  ------------
BALANCE, DECEMBER 31,
 1995...................         0       0 15,000,000  150,000   14,633,749     (150,000)      (326,713)   14,307,036
 Acquisition of
  DeltaCom, Inc. (Note
  13)...................         0       0          0        0    6,000,000            0              0     6,000,000
 Capital contributions
  from ITC Holding, net.         0       0          0        0    2,859,239            0              0     2,859,239
 Net loss...............         0       0          0        0            0            0     (3,909,749)   (3,909,749)
                         --------- ------- ---------- -------- ------------    ---------   ------------  ------------
BALANCE, DECEMBER 31,
 1996...................         0       0 15,000,000  150,000   23,492,988     (150,000)    (4,236,462)   19,256,526
 Initial capitalization
  of ITC^DeltaCom.......         0       0          0        0            0      150,000              0       150,000
 Capital contributions
  from ITC Holding, net.         0       0          0        0   52,070,363            0              0    52,070,363
 Issuance of stock in
  connection with merger
  with ITC Holding...... 1,480,771  14,808  4,053,675   40,537      (55,345)           0              0             0
 Sale of common stock,
  net of offering
  expenses..............         0       0  5,750,000   57,500   87,442,500            0              0    87,500,000
 Issuance of stock
  options...............         0       0          0        0      579,494            0              0       579,494
 Deferred compensation..         0       0          0        0     (555,348)           0              0      (555,348)
 Exercise of stock
  options...............         0       0     13,881      139       37,227            0              0        37,366
 Net loss...............         0       0          0        0            0            0    (10,772,874)  (10,772,874)
                         --------- ------- ---------- -------- ------------    ---------   ------------  ------------
BALANCE, DECEMBER 31,
 1997................... 1,480,771 $14,808 24,817,556 $248,176 $163,011,879    $       0   $(15,009,336) $148,265,527
                         ========= ======= ========== ======== ============    =========   ============  ============



 The accompanying notes are an integral part of these consolidated statements.

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             YEARS ENDED DECEMBER 31,
                                       ---------------------------------------
                                           1997          1996         1995
                                       ------------  ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss............................. $(10,772,874) $( 3,909,749) $  (504,373)
                                       ------------  ------------  -----------
 Adjustments to reconcile net loss to
  net cash provided by operating
  activities (excluding the effects of
  acquisitions):
  Depreciation and amortization.......   18,332,451     6,438,074    1,267,882
  Amortization of bond issue costs....      720,796             0            0
  Deferred income taxes...............    2,056,218       611,530      368,998
  Equity in losses of investee........            0     1,589,812      258,242
  Extraordinary item--loss on
   extinguishment of debt.............      818,572             0            0
  Other...............................      186,582        13,853       88,293
  Changes in current operating assets
   and liabilities:
   Accounts receivable................   (9,027,582)   (2,646,760)     471,988
   Other current assets...............      335,648    (2,451,764)    (565,182)
   Accounts payable...................      552,253     1,506,728       15,083
   Accrued interest...................   (4,054,065)    5,830,716            0
   Unearned revenue...................    4,015,990       514,370        4,225
   Accrued compensation and other
    accrued liabilities...............    3,138,134       691,808       32,161
                                       ------------  ------------  -----------
    Total adjustments.................   17,074,997    12,098,367    1,941,690
                                       ------------  ------------  -----------
    Net cash provided by operating
     activities.......................    6,302,123     8,188,618    1,437,317
                                       ------------  ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures.................  (48,692,156)   (6,003,971)  (2,526,646)
 Change in accrued construction costs.    4,818,166      (168,689)     720,904
 Investment in Gulf States FiberNet...            0    (2,361,530)           0
 Purchase of DeltaCom, net of cash
  received (Note 13)..................            0   (63,534,092)           0
 Purchase of assets of Viper Computer
  Systems, Inc.
  (Note 14)...........................            0      (625,000)           0
 Purchase of Gulf States FiberNet, net
  of cash received
  (Note 15)...........................      574,600             0            0

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

                                               YEARS ENDED DECEMBER 31,
                                         --------------------------------------
                                             1997          1996         1995
                                         ------------  ------------  ----------
Purchase of restricted assets, net of
 investments released from restriction.  $(50,495,831) $          0  $        0
Other..................................       (59,615)            0     326,984
                                         ------------  ------------  ----------
   Net cash used in investing
    activities.........................   (93,854,836)  (72,693,282) (1,478,758)
                                         ------------  ------------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from Senior Notes, net of
  issuance costs.......................   192,112,875             0           0
 Proceeds from other long-term debt....    41,290,000             0           0
 Payment of debt issuance costs........    (2,718,957)            0           0
 Repayment of other long-term debt and
  capital lease obligations............   (93,894,088)  (10,619,682)   (675,000)
 Proceeds from advance from ITC
  Holding..............................             0    74,005,598           0
 Repayment of advance from ITC Holding.   (43,227,827)   (1,234,248)   (195,000)
 Capital contributions from ITC
  Holding, net.........................      (624,461)    2,859,239   1,050,000
 Proceeds from issuance of common
  stock, net of offering expenses......    87,650,000             0           0
 Other.................................        37,366       139,076           0
                                         ------------  ------------  ----------
 Net cash provided by financing
  activities...........................   180,624,908    65,149,983     180,000
                                         ------------  ------------  ----------
INCREASE IN CASH AND CASH EQUIVALENTS..    93,072,195       645,319     138,559
                                         ------------  ------------  ----------
CASH AND CASH EQUIVALENTS AT BEGINNING
 OF YEAR...............................     1,301,415       656,096     517,537
                                         ------------  ------------  ----------
CASH AND CASH EQUIVALENTS AT END OF
 YEAR..................................  $ 94,373,610  $  1,301,415  $  656,096
                                         ============  ============  ==========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
 Cash paid for interest................  $ 24,390,910  $    280,791  $  174,513
                                         ============  ============  ==========
 Cash paid (refunds received) for
  income taxes, net....................  $ (6,287,448) $    546,501  $   11,558
                                         ============  ============  ==========
NONCASH TRANSACTIONS:
 Equity portion of acquisition of
  DeltaCom (Note 13)...................  $          0  $  6,000,000  $        0
                                         ============  ============  ==========
 Assumption of capital leases related
  to acquisition of assets of Viper
  Computer Systems, Inc. (Note 14).....  $          0  $    171,683  $        0
                                         ============  ============  ==========
 Equity portion of acquisition of 64%
  interest in Gulf State FiberNet and
  Georgia Fiber Assets.................  $ 21,694,931  $          0  $        0
                                         ============  ============  ==========
 Assumption of long-term debt related
  to acquisition of Georgia Fiber
  Assets...............................  $  9,964,091  $          0  $        0
                                         ============  ============  ==========
 Forgiveness of long-term advances by
  ITC Holding..........................  $ 31,000,000  $          0  $        0
                                         ============  ============  ==========

 The accompanying notes are an integral part of these consolidated statements.

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, BASIS OF PRESENTATION, AND NATURE OF BUSINESS

 Organization

  InterState FiberNet, Inc. (formerly ITC Transmission Systems, Inc.) ("FiberNet"), ITC Transmission Systems II, Inc. ("Transmission II"), Gulf States Transmission Systems, Inc. ("GSTS"), and Eastern Telecom, Inc. d.b.a. InterQuest ("InterQuest") (collectively, the "Fiber Companies"), as well as ITC^DeltaCom Communications, Inc. (formerly DeltaCom, Inc.) ("DeltaCom"), were wholly owned subsidiaries of ITC Holding Company, Inc. ("ITC Holding"). ITC^DeltaCom, Inc. (the "Company") was incorporated on March 24, 1997 under the laws of the State of Delaware, as a wholly owned subsidiary of ITC Holding, to acquire and operate the Fiber Companies and DeltaCom. Upon receipt of certain regulatory approvals and certain other consents on July 25, 1997, ITC Holding completed the reorganization of such subsidiaries (the "Reorganization"), as follows:

  a. InterQuest and Transmission II were merged with and into FiberNet.

  b. ITC Holding contributed all of the outstanding capital stock of FiberNet, DeltaCom and GSTS to the Company.

  c. The Company contributed all of the outstanding capital stock of DeltaCom and GSTS to FiberNet.

  At December 31, 1996, FiberNet and Transmission II together held 100% of the ownership interests in Interstate FiberNet ("Interstate"), a Georgia general partnership. Effective with the Reorganization, Interstate was absorbed by law into FiberNet. GSTS held a 36% ownership in and was the managing partner of Gulf States FiberNet ("Gulf States"), a Georgia general partnership (Note 5). On March 27, 1997, ITC Holding purchased the remaining 64% interest in Gulf States (Note 15) and contributed this interest to GSTS upon the Reorganization. On December 29, 1997, GSTS merged with and into FiberNet.

  Effective October 20, 1997, as part of a further reorganization of ITC Holding, ITC Holding transferred all of its assets, other than its stock in the Company, and all of its liabilities to another entity and then merged with and into the Company (the "Merger"). The Company was the surviving corporation in the Merger.

 Basis of Accounting and Financial Statement Presentation

  The accompanying consolidated financial statements are prepared on the accrual basis of accounting. The consolidated financial statements reflect the Reorganization in a manner similar to a pooling of interests and include the accounts of the Company and its wholly owned subsidiaries. Investments in affiliated entities in which the Company has at least 20% ownership and does not have management control are accounted for using the equity method. All material intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

  On January 29, 1996, ITC Holding acquired 100% of the common stock of DeltaCom (Note 13). The acquisition was accounted for using the purchase method of accounting. The results of operations of DeltaCom have been included in the accompanying consolidated statements of operations since the date of acquisition.

  Prior to 1997, GSTS accounted for its 36% investment in Gulf States using the equity method. To reflect the acquisition of the remaining 64% of Gulf States, the revenues and expenses of Gulf States have been included in the consolidated statement of operations for the year ended December 31, 1997, with the preacquisition losses attributable to the previous owner deducted to determine the consolidated net loss of the Company.

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

 Nature of Business

  The Company operates primarily in two business segments. DeltaCom is a regional long-distance company operating primarily in the southern United States. DeltaCom is engaged in the retail sale of long-distance services such as traditional switched and dedicated long-distance; 800/888 calling; calling card and operator services; ATM and frame relay; high-capacity broadband private line services, as well as Intranet, Internet, and Web page hosting and development services; and customer premises equipment installation and repair. DeltaCom primarily serves midsized and major regional businesses in the southern United States (the "Retail Services").

  The Fiber Companies are engaged in the sale of long-haul private-line services on a wholesale basis to other telecommunications companies using their owned and managed fiber optic network which extends throughout ten southern states (Arkansas, Texas, Tennessee, Mississippi, Louisiana, Alabama, Georgia, North Carolina, South Carolina, and Florida) (the "Carriers' Carrier Services").

  The Company has experienced operating losses as a result of efforts to build its network infrastructure and internal staffing, develop its systems, and expand into new markets. Assuming financing is available, the Company expects to continue to focus on increasing its customer base and expanding its network operations. Accordingly, the Company expects that its cost of services, selling, operations, and administration expenses and capital expenditures will continue to increase significantly, all of which will have a negative impact on short-term operating results. In addition, the Company may change its pricing policies to respond to a changing competitive environment. FiberNet has obtained a five-year, secured credit facility with NationsBank of Texas, N.A. (Note 6), and the Company has issued senior notes and equity (Notes 9 and 17). In the opinion of management, the Company's current cash position and available line of credit will be sufficient to meet the capital and operating needs of the Company through at least 1998. However, there can be no assurance that growth in the Company's revenue or customer base will continue or that the Company will be able to achieve or sustain profitability and/or positive cash flow.

 Sources of Supplies

  The Company voluntarily uses a single vendor for transmission equipment used in its network. However, if this vendor were unable to meet the Company's needs, management believes that other sources for this equipment exist on commensurate terms and that operating results would not be adversely affected.

 Credit Risk and Significant Customers

  The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to certain customers for services and the ability to terminate access on delinquent accounts. The concentration of credit risk is mitigated by the large number of customers comprising the customer base. In 1997 and 1996, no customer represented more than 10% of the Company's consolidated operating revenues. However, in 1995, one customer represented approximately 30% of the Company's consolidated operating revenues.

 Regulation

  The Company is subject to certain regulations and requirements of the Federal Communications Commission and various state public service commissions.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                      ITC^DELTACOM, INC. AND SUBSIDIARIES
disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all short-term highly liquid investments with an original maturity date of three months or less to be cash equivalents.

 Inventory

  Inventory consists primarily of customer premise equipment held for resale and is valued at the lower of cost or market, using the first-in, first-out method.

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation of property and equipment is provided using the composite or straight line method over the following estimated useful lives:

                                                                          YEARS
                                                                         -------
   Buildings and towers.................................................      30
   Office furniture, fixtures, and equipment............................ 3 to 15
   Vehicles.............................................................       5
   Telecommunications equipment......................................... 5 to 20

 Intangible Assets

  Intangible assets include the excess of the purchase price of acquisitions over the fair value of net assets acquired as well as various other acquired intangibles. Intangible assets are amortized over the following estimated useful lives:

                                                                          YEARS
                                                                         -------
   Goodwill.............................................................      40
   Trademark............................................................      40
   Customer base........................................................ 5 to 12
   Noncompete agreements................................................       5

 Restricted Assets

  Restricted assets include investments in U.S. government treasury notes that are classified as held-to-maturity and are reported at amortized costs. These investments represent a portion of the proceeds from the Company's 1997 senior notes offering (Note 6) that are held by a Trustee as security for and to fund the next five interest payments on these notes.

 Other Long-Term Assets

  Other long-term assets primarily include debt issuance costs which are amortized using the effective interest rate method over the life of the related debt.

 Long-Lived Assets

  The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on January 1, 1996. SFAS

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

No. 121 establishes accounting standards for the impairment of long lived assets and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangible assets to be disposed of. The effect of adopting SFAS No. 121 was not material to the Company's consolidated financial statements.

  The Company reviews its intangible assets for impairment at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed. Management evaluates the intangible assets related to each acquisition individually to determine whether an impairment has occurred. An impairment is recognized when the discounted future cash flows estimated to be generated by the acquired business are insufficient to recover the current unamortized balance of the intangible asset, with the amount of any such deficiency charged to income in the current year. Estimates of future cash flows are based on many factors, including current operating results, expected market trends, and competitive influences.

 Unearned Revenue

  Unearned revenue represents the liability for advanced billings to customers for use of the Company's fiber-optic network. Customers are billed in advance for fixed monthly charges.

 Unbilled Revenue

  DeltaCom records unbilled revenue for long-distance services provided to customers but not yet billed. Approximately $3.8 million and $3.4 million in unbilled revenue are included in accounts receivable in the accompanying consolidated balance sheets at December 31, 1997 and 1996, respectively.

 Income Taxes

  The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

  The Internal Revenue Code and applicable state statutes provide that the income and expenses of a partnership are not separately taxable to the partnership but rather accrue directly to the partners. Accordingly, the accompanying financial statements include provisions for federal and state income taxes related to partnership interests in Interstate and Gulf States held by FiberNet, Transmission II, and GSTS prior to the Reorganization.

  The Company was included in the consolidated federal income tax return of ITC Holding through 1996. As a result of the Merger (Note 1), ITC Holding's consolidated results of operations through October 20, 1997 will be included in the Company's 1997 consolidated federal income tax return. The Company and its subsidiaries file separate state income tax returns. Under a tax-sharing arrangement, the Company was paid for the utilization of net operating losses included in the consolidated tax return, even if such losses could not have been used if the Company were to have filed on a separate return basis.

 Revenue Recognition

  Revenues are recognized as services are provided and consist primarily of charges for use of long-distance services and for use of the Company's fiber-optic network.

 Fair Value of Financial Instruments

  The carrying values of the Company's financial instruments approximate their fair values, except for the Company's $200 million Senior Notes (Note 6). Based on their quoted market price, such notes have a fair value of $220 million at December 31, 1997.

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

 Advertising Costs

  The Company expenses all advertising costs as incurred.

 Net Loss Per Share

  The Company adopted SFAS No. 128, "Earnings per Share," effective December 31, 1997. Basic net loss per common share was computed by dividing net loss by the weighted average number of common shares outstanding for the year then ended.

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, for periods prior to the Company's initial public offering (Note 9), basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares of common stock outstanding during the period and, nominal issuances of common stock and common stock equivalents, regardless of whether they are antidilutive. For periods prior to 1997, 48,251 stock options are included in the computation of diluted net loss per share. For periods subsequent to the Company's initial public offering, the effect of the Company's potential common stock equivalents was not included in the computation of diluted net loss per share as their effect is antidilutive.

3. PROPERTY AND EQUIPMENT

  Balances of major classes of assets and the related accumulated depreciation as of December 31, 1997 and 1996 are as follows:

                                                           1997        1996
                                                       ------------ -----------
Land.................................................. $    143,195 $   140,695
Buildings and towers..................................    2,325,850   1,293,495
Furniture and fixtures................................    8,333,303   4,140,188
Vehicles..............................................    1,009,403     287,219
Telecommunications equipment..........................  143,460,560  32,321,553
                                                       ------------ -----------
                                                        155,272,311  38,183,150
Less accumulated depreciation.........................   25,825,447   6,569,908
                                                       ------------ -----------
Net property, plant, and equipment in service.........  129,446,864  31,613,242
Assets under construction.............................   12,087,762     267,314
                                                       ------------ -----------
Property, plant, and equipment, net................... $141,534,626 $31,880,556
                                                       ============ ===========

4. INTANGIBLE ASSETS

  Goodwill and other intangible assets and the related amortization as of December 31, 1997 and 1996 are as follows:

                                                          1997         1996
                                                       -----------  -----------
Goodwill.............................................. $58,993,733  $50,961,123
Customer Base.........................................   5,846,371    5,846,371
Noncompete agreements.................................     102,000      102,000
Trademark.............................................      39,834       39,834
                                                       -----------  -----------
                                                        64,981,938   56,949,328
Less accumulated amortization.........................  (3,634,152)  (1,431,753)
                                                       -----------  -----------
Intangibles, net...................................... $61,347,786  $55,517,575
                                                       ===========  ===========

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

  See Note 15 for discussion of intangible assets recorded in 1997 related to acquisition of the Gulf States and Notes 13 and 14 for a discussion of intangible assets recorded in 1996 related to the acquisitions of DeltaCom and the assets of Viper Computer Systems, Inc. ("ViperNet"), respectively.

5. INVESTMENTS

 Gulf States

  At December 31, 1996, investments represent GSTS's 36% ownership interest in Gulf States, which was formed as a partnership in 1994. Gulf States provides digital communications transport services to communications common carriers in the states of Georgia, Texas, Alabama, Mississippi, and Louisiana. GSTS was the managing partner and was responsible for managing and operating Gulf States. On March 27, 1997, ITC Holding purchased the remaining 64% interest in Gulf States and contributed this interest to GSTS (Note 1).

  The following table summarizes various financial data of Gulf States for the years ended December 31, 1996 and 1995:

                                                           1996         1995
                                                        -----------  ----------
Operating revenues..................................... $10,056,544  $7,587,713
Operating (loss) income................................    (216,992)  1,214,409
Net loss...............................................  (4,416,142)   (717,340)
Current assets.........................................   2,751,101   6,557,741
Noncurrent assets......................................  63,820,143  64,206,522
Current liabilities....................................   9,432,588   9,831,768
Noncurrent liabilities.................................  35,625,000  41,562,500

6. FINANCING OBLIGATIONS

 Long-Term Debt

  Long-term debt and capital lease obligations at December 31, 1997 and 1996 consists of the following:

                                                            1997        1996
                                                        ------------  ---------
11% Senior Notes due 2007.............................. $200,000,000  $       0
Other..................................................      640,112    930,252
                                                        ------------  ---------
                                                         200,640,112    930,252
Less current maturities................................     (306,882)  (290,140)
                                                        ------------  ---------
Long-term debt, net of current portion................. $200,333,230  $ 640,112
                                                        ============  =========

  Maturities of long term debt at December 31, 1997 are as follows:

1998............................................................... $    306,882
1999...............................................................      333,230
2000...............................................................            0
2001...............................................................            0
2002...............................................................            0
Thereafter.........................................................  200,000,000
                                                                    ------------
                                                                    $200,640,112
                                                                    ============

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

 Lease Obligations

  The Company has entered into various operating and capital leases for facilities and equipment used in its operations. Aggregate future minimum rental commitments under noncancelable operating leases with original or remaining periods in excess of one year and maturities of capital lease obligations as of December 31, 1997 are as follows:

                                                        OPERATING    CAPITAL
                                                         LEASES      LEASES
                                                       ----------- -----------
1998.................................................. $ 4,327,156  $  942,974
1999..................................................   4,043,070     927,984
2000..................................................   3,331,535     919,994
2001..................................................   3,109,796     369,004
2002..................................................   2,698,768     318,014
Thereafter............................................  15,983,866   1,006,784
                                                       ----------- -----------
                                                       $33,494,191   4,484,754
                                                       ===========
Less amounts representing interest....................              (1,235,330)
                                                                   -----------
Present value of net minimum lease payments...........               3,249,424
Less current portion..................................                (605,155)
                                                                   -----------
Obligations under capital leases, net of current
 portion..............................................             $ 2,644,269
                                                                   ===========

  Rental expense charged to operations for the years ended December 31, 1997, 1996, and 1995 was $6,160,579, $1,272,389, and $74,534, respectively.

 1997 Senior Notes Offering

  On June 3, 1997, the Company completed the issuance of $200 million principal amount of 11% Senior Notes due 2007 (the "1997 Senior Notes Offering"). Interest is payable semiannually on June 1 and December 1. The note indenture contains certain restrictive covenants. See Note 17 where the Company's planned redemption of up to $70 million of these notes is discussed.

  Proceeds from the 1997 Senior Notes Offering were held by the trustee until all regulatory approvals related to the Reorganization described in Note 1 were received. Upon their release, a portion of the proceeds was used to repay approximately $48 million of the Company's advances from ITC Holding and approximately $41.6 million under the GSTS Bridge Facility discussed below, as well as accrued interest. At December 31, 1997, approximately $50.5 million of such proceeds are held by the Trustee as security for and to fund the next five interest payments on these notes.

 GSTS Bridge Facility

  In connection with the acquisition of the remaining 64% interest in Gulf States (Note 15), GSTS refinanced Gulf States' outstanding indebtedness of approximately $41.6 million with a bridge facility (the "GSTS Bridge Facility"). In connection with the refinancing, GSTS wrote off $818,572 ($507,515 net of tax benefits) in unamortized debt issuance costs, which is reflected in the accompanying statement of operations as an extraordinary loss on extinguishment of debt. The GSTS Bridge Facility, which bore interest at LIBOR plus 2.25%, matured on the date the proceeds from the Company's 1997 Senior Notes Offering were released (July 25, 1997).

  GSTS did not retire a forward starting interest rate swap agreement, which swapped the variable interest rate with a fixed rate of 8.25%, held by Gulf States in connection with this refinancing. At December 31, 1997,

                      ITC^DELTACOM, INC. AND SUBSIDIARIES
the forward starting interest rate swap agreement has a notional amount of approximately $35.6 million. At December 31, 1997, the Company would be required to pay approximately $2.4 million to terminate the interest rate swap. The Company made payments totaling approximately $990,000 during 1997, in connection with this interest rate swap which are included in interest expense in the accompanying consolidated statements of operations.

  The Company planned to continue accounting for this agreement as a hedge of an anticipated transaction, in connection with planned borrowings under a variable rate credit agreement. The interest rate swap agreement expires in December 2002. (See " Debt Offering and Modification to Credit Agreement" in
Note 17 for further discussion of this interest rate swap.)

 Credit Agreement

  On September 17, 1997, FiberNet entered into a credit agreement with NationsBank of Texas, N.A., as administrative lender (the "Credit Agreement"). The Credit Agreement provides for a term and revolving credit facility of up to $100 million to be used for working capital and other purposes, including refinancing existing indebtedness, capital expenditures, and permitted acquisitions. The Credit Agreement matures on September 15, 2002 and includes a $50 million multidraw term loan facility and a $50 million revolving credit facility. Amounts may be drawn under the term loan facility until September 15, 1999. All $50 million of the term loan facility must be utilized before any amount over $10 million may be drawn down under the revolving credit facility. Amounts drawn under the Credit Agreement will bear interest, at FiberNet's option, at either the Base Rate or the LIBOR Rate, plus an applicable margin.

  Borrowings under the Credit Agreement are guaranteed by the Company and are secured by a first priority lien on substantially all current and future assets and properties of FiberNet and its subsidiaries and a first priority pledge of the stock of FiberNet and its subsidiaries. The Credit Agreement contains covenants limiting the Company's ability to incur debt or make guaranties, create liens, pay dividends, make distributions or stock repurchases, make investments or capital expenditures, issue capital stock, engage in transactions with affiliates, sell assets, and engage in mergers and acquisitions. The Credit Agreement also requires the Company to comply with certain financial tests and to maintain certain financial ratios on a consolidated basis. See Note 17 where a modification to the Credit Agreement made subsequent to year-end is discussed.

7. ADVANCE FROM ITC HOLDING

  The advance from ITC Holding reflected on the Company's consolidated balance sheets included the following at December 31, 1996.

                                                                        1996
                                                                     -----------
Advance from ITC Holding related to the DeltaCom acquisition........ $74,005,598
Other cash advances from ITC Holding, net...........................     222,229
                                                                     -----------
Total advance from ITC Holding...................................... $74,227,827
                                                                     ===========

 Advance From ITC Holding Related to DeltaCom Acquisition

  As discussed in Note 13, ITC Holding funded the acquisition of DeltaCom and the related refinancing of DeltaCom's outstanding debt through borrowings of $74,005,598 on its own credit facility (the "ITC Holding Credit Facility"). These borrowings were pushed down to the accounts of the Company through the advance from ITC Holding account under terms substantially identical to those of ITC Holding Credit Facility. The advance from ITC Holding accrued interest at a rate of 8.595%. At December 31, 1996, the accompanying

                      ITC^DELTACOM, INC. AND SUBSIDIARIES
consolidated balance sheet reflected approximately $5.8 million of accrued interest related to this advance. Approximately $48 million of the advance from ITC Holding was repaid with proceeds from the 1997 Senior Notes Offering (Note 6). The remaining $31 million was forgiven by ITC Holding and contributed to the Company as additional equity.

 Cash Advances From (To) ITC Holding

  Amounts reflected as other cash advances from (to) ITC Holding represented excess funds from operations which were borrowed from (loaned to) ITC Holding prior to the Reorganization. All such advances from (to) ITC Holding were repaid in connection with the Reorganization. During 1997 and 1996, the Company recorded interest income of $7,423 and $77,868, respectively, and interest expense of $51,126, $96,665, and $122,696 in 1997, 1996 and 1995,
respectively, related to these transactions.

8. INCOME TAXES

  Details of the income tax benefit for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                               1997         1996        1995
                                            -----------  -----------  ---------
Current:
 Federal................................... $(6,140,815) $(1,804,786) $(628,795)
 State.....................................      11,501      (48,829)   (42,770)
                                            -----------  -----------  ---------
  Total current............................  (6,129,314)  (1,853,615)  (671,565)
                                            -----------  -----------  ---------
Deferred:
 Federal...................................   2,678,448      660,033    385,742
 State.....................................     126,400      (39,736)   (16,744)
                                            -----------  -----------  ---------
  Total deferred...........................   2,804,848      620,297    368,998
                                            -----------  -----------  ---------
  Total benefit............................ $(3,324,466) $(1,233,318) $(302,567)
                                            ===========  ===========  =========

  The tax effects of temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, as of December 31, 1997 and 1996 are as follows:

                                                          1997         1996
                                                       -----------  -----------
Noncurrent deferred tax (liabilities) assets:
 Property, plant, and equipment....................... $(7,038,071) $(3,903,605)
 Intangible assets....................................      55,446      (57,849)
 State net operating loss carryforwards...............     389,724            0
 Valuation allowance..................................    (389,724)           0
 Other................................................      91,673       43,314
                                                       -----------  -----------
                                                        (6,890,952)  (3,918,140)
Current deferred tax assets:
 Accrued expenses.....................................     209,337       80,245
 Reserves for uncollectible accounts..................     380,462      314,503
 Other................................................           0      130,912
                                                       -----------  -----------
                                                           589,799      525,660
                                                       -----------  -----------
Net deferred income tax liabilities................... $(6,301,153) $(3,392,480)
                                                       ===========  ===========

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

  Prior to 1997, the Company received payment for net operating losses generated for federal income tax purposes and used by ITC Holding in ITC Holding's consolidated federal income tax return. Through the date of the Merger, ITC Holding's results of operations will be included in the Company's 1997 consolidated federal income tax return. Amounts receivable from ITC Holding under these tax-sharing agreement are $2,448,297 and $2,546,534 at December 31, 1997 and 1996, respectively.

  The Company and its subsidiaries file individual State income tax returns. The Company has generated state net operating loss carryforwards which will expire in 2012 unless utilized. Due to limitations on utilization, it is not more likely than not that these net operating loss carryforwards will be realized; therefore, management has provided a 100% valuation reserve against these assets.

  A reconciliation of the federal statutory income tax rate to the effective income tax rate for the periods presented is as follows:

                                                         1997    1996    1995
                                                         -----   -----   -----
Federal statutory rate.................................. (34.0)% (34.0)% (34.0)%
Increase (reduction) in taxes resulting from:
 State income taxes, net of federal benefit.............  (3.3)   (2.0)   (5.2)
 Permanent differences..................................   5.8     9.0     0.0
 Increase in valuation allowance........................   2.9     0.0     0.0
 Other..................................................   4.3     3.0     1.7
                                                         -----   -----   -----
Effective income tax rate............................... (24.3)% (24.0)% (37.5)%
                                                         =====   =====   =====

9. EQUITY INTERESTS

 Merger With ITC Holding

  In connection with the Merger (Note 1), holders of ITC Holding's common stock and convertible preferred stock received 2.295225 shares of the Company's Common Stock and Series A Convertible Preferred Stock. Fractional shares were paid in cash.

 Initial Public Offering

  During October 1997, the Company completed the sale of 5,750,000 shares of its Common Stock to the public at an offering price of $16.50 a share.

 Employee Stock Option Plan

  Upon the Reorganization, all employees of the Company became eligible to receive stock options under the Company's 1997 Stock Option Plan, as amended (the "Stock Option Plan"), which was adopted by the Company and approved by ITC Holding on March 24, 1997.

  The Stock Option Plan provides for the grant of options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to employees of the Company, its subsidiaries, and ITC Holding, as well as the grant of non-qualifying options to any other individual whose participation in the Stock Option Plan is determined to be in the best interests of the Company. The Stock Option Plan authorizes the issuance of up to 2,407,500 shares of the Company's Common Stock pursuant to options granted under the Stock Option Plan (subject to antidilution adjustments in the event of a stock split, recapitalization, or similar transaction). The maximum number of shares subject to options that can be awarded under the Stock Option Plan to any person is 802,500 shares. The Compensation Committee of the Company's board of directors will administer the Stock Option Plan and will grant options to purchase Common Stock.

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

  The option exercise price for incentive stock options granted under the Stock Option Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). The option exercise price for non-incentive stock options granted under the Stock Option Plan may not be less than the par value of the Common Stock on the date of grant of the option. The maximum option term is 10 years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). There is also a $100,000 limit on the value of Common Stock (determined at the time of grant) covered by incentive stock options that become exercisable by an optionee in any year. Options granted will become exercisable with respect to 50% of the shares subject to the options on the second anniversary of the date of grant and with respect to 25% of the shares subject to the options on each of the third and fourth anniversaries of the date of grant.

  The Company's board of directors may amend or terminate the Stock Option Plan with respect to shares of Common Stock as to which options have not been granted.

  On March 24, 1997 and July 29, 1997, the Company granted options to purchase 1,266,345 shares and 168,933 shares, respectively, of Common Stock under the Stock Option Plan. All options were granted at a price at least equal to the estimated fair value of the common stock on the date of grant ($4.49) as determined by the Company's board of directors based on equity transactions and other analyses. Options to purchase an additional 48,251 shares of Common Stock at $4.49 per share were granted on October 1, 1997. At December 31, 1997, unamortized compensation expense of $555,348 is recorded as an offset to equity in the accompanying balance sheet related to this option grant since the price of the options was below fair market value. Compensation expense will be recognized over the vesting period.

  Following the Company's initial public offering, options to purchase an additional 61,915 shares of Common Stock at $17.25 per share were granted on October 28, 1997. The $17.25 per share represents the closing value of the Company's stock on the date of grant.

 Director Stock Option Plan

  On March 24, 1997, the Company adopted and its stockholders approved the Director Stock Option Plan (the "Director Plan"). The Director Plan provides for the "formula" grant of options that are not intended to qualify as "incentive stock options" under Section 422 of the Code to directors of the Company who are not officers or employees of the Company or ITC Holding, (each an "Eligible Director"). The Director Plan authorizes the issuance of up to 240,750 shares of Common Stock pursuant to options granted under the Director Plan (subject to antidilution adjustments in the event of a stock split, recapitalization, or similar transaction). The option exercise price for options granted under the Director Plan will be at least 100% of the fair market value of the shares of Common Stock on the date of grant of the option. Under the Director Plan, each Eligible Director will be granted an option to purchase 16,050 shares of Common Stock upon such person's initial election or appointment to serve as director. Options granted will become exercisable with respect to 50% of the shares subject to the options on the second anniversary of the date of grant and with respect to 25% of the shares subject to the options on each of the third and fourth anniversaries of the date of grant. The options will expire ten years and 30 days after the date of grant.

  On March 24, 1997, the Company granted options to purchase 16,050 shares of its Common Stock to each of its six nonemployee directors. All options were granted at a price equal to the estimated fair value of the common stock on the date of grant ($4.49) as determined by the Company's board of directors based on equity transactions and other analyses.

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

 ITC Holding Stock Option Plan

  Prior to the Merger, ITC Holding sponsored a stock option plan which provided for the granting of stock options to substantially all employees of ITC Holding and its wholly owned and majority owned subsidiaries, including the Company. Options were generally granted at a price (established by ITC Holding's board of directors based on equity transactions and other analyses) equal to at least 100% of the fair market value of ITC Holding's common stock on the option grant date. Options granted generally became exercisable 40% after two years and 20% per annum for the next three years and remained exercisable for ten years after the option grant date. At December 31, 1996, employees of the Company held outstanding options for a total of 314,768 of ITC Holding's shares at option prices ranging from $7.60 to $30.50 per share. In connection with the Merger and the related spinoff of ITC Holding's other subsidiaries, stock options outstanding under ITC Holding's stock option plan were adjusted. Each ITC Holding option holder received an option in the spinoff entity and 2.295225 options in the Company (the "Replacement Options"). All Replacement Options were at exercise prices that preserved the economic benefit of the ITC Holding options at the spinoff and merger date. As a result, options for 3,540,088 shares of the Company's Common Stock were issued under the Stock Option Plan at exercise prices ranging from $0.31 per share to $8.87 per share.

 Statement of Financial Accounting Standards No. 123

  The Company accounts for its stock based compensation plans under APB Opinion No. 25, under which no compensation cost is recognized for options granted with a strike price equal to the fair market value of the Company's common stock at the grant date. The Company has computed, for pro forma disclosure purposes, the value of all options for shares of common stock granted to employees of the Company using the Black-Scholes option pricing model and the following weighted average assumptions:

                                                  1997       1996       1995
                                                ---------  ---------  ---------
   Risk-free interest rate.....................       6.0%      6.29%      5.33%
   Expected dividend yield.....................         0%         0%         0%
   Expected lives.............................. Ten years  Ten years  Ten years
   Expected volatility.........................        60%        50%        50%

  The weighted average fair value of options and Replacement Options granted to employees of the Company in 1995, 1996 and 1997 was $16.14, $19.65 and $14.67 per share, respectively. The total value of options and Replacement Options for common stock granted to employees of the Company during 1995, 1996 and 1997 was computed as approximately $257,000, $4,116,000 and $14,150,000
(including approximately $7,700,000 related to the Replacement Options), respectively, which would be amortized on a pro forma basis over the five-year vesting period of the options. If the Company had accounted for these plans in accordance with SFAS No. 123 ("Accounting for Stock Based Compensation"), the Company's net loss for the years ended December 31, 1995, 1996 and 1997 would have increased as follows:

                                       1997         1996        1995
                                   ------------  -----------  ---------
Net loss               As Reported $(10,772,874) $(3,909,749) $(504,373)
                       Pro Forma   $(20,414,911) $(5,469,440) $(595,987)
Basic and diluted net
 loss per share        As Reported $      (0.54) $     (0.20) $   (0.03)
                       Pro Forma   $      (1.01) $     (0.29) $   (0.03)

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

  A summary of the status of the Company's portion of ITC Holding's stock option plan through the date of the Merger is as follows:

                                                                WEIGHTED AVERAGE
                                                                     PRICE
                                                       SHARES      PER SHARE
                                                       -------  ----------------
Outstanding at December 31, 1994......................  94,925       $13.92
 Granted..............................................  14,252        21.17
 Forfeited............................................    (750)       14.35
                                                       -------
Outstanding at December 31, 1995...................... 108,427        14.87
 Granted.............................................. 223,081        25.87
 Exercised............................................    (840)       16.86
 Forfeited............................................ (15,900)       24.55
                                                       -------
Outstanding at December 31, 1996...................... 314,768        22.17
 Granted..............................................  43,840        31.75
 Exercised............................................  (6,500)        9.49
 Forfeited............................................ (18,178)       25.81
                                                       -------
Outstanding at October 20, 1997....................... 333,930        23.48
                                                       =======

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

  A summary of the status of the Company's stock option plans at December 31, 1997 and changes during the period from inception on March 24, 1997 through December 31, 1997 is as follows:

                                                                WEIGHTED AVERAGE
                                                                     PRICE
                                                      SHARES       PER SHARE
                                                     ---------  ----------------
     Assumed in the Merger.......................... 3,540,088       $4.36
     Granted........................................ 1,641,642        4.94
     Exercised......................................   (13,881)       2.69
     Forfeited......................................   (37,738)       4.82
                                                     ---------
   Outstanding at December 31, 1997................. 5,130,111        4.66
                                                     =========

  The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date:

                                WEIGHTED
                                 AVERAGE   WEIGHTED                WEIGHTED
    RANGE OF      OUSTANDING    REMAINING  AVERAGE   EXERCISABLE   AVERAGE
    EXERCISE        AS OF      CONTRACTUAL EXERCISE     AS OF      EXERCISE
     PRICES     DEC. 31, 1997     LIFE      PRICE   DEC. 31, 1997   PRICE
   -----------  -------------- ----------- -------- -------------- --------
   $0.31-$1.08      692,658       3.38      $ 1.42    1,015,487     $1.04
   $1.84-$2.78      416,112       5.10        2.09      351,896      2.05
   $3.48-$4.88    2,420,133       8.52        4.34      193,321      3.97
   $6.02-$6.65      642,238       8.11        6.06       18,863      6.04
   $7.30-$8.87      897,055       9.19        7.81          -0-       --
     $17.25          61,915       9.82       17.25          -0-       --

  At December 31, 1997, 1,579,567 options for the Company's stock with a weighted average price of $2.99 per share were exercisable by employees of the Company. At December 31, 1996, 51,750 options for ITC Holding's stock with a weighted average exercise price of $12.06 per share were exercisable by employees of the Company. At December 31, 1995, 26,260 options for ITC Holding's stock with a weighted average exercise price of $9.27 per share were exercisable by employees of the Company.

10. COMMITMENTS AND CONTINGENCIES

 Purchase Commitments

  At December 31, 1997, the Company had entered into agreements with vendors to purchase approximately $9.8 million of equipment related to the improvement and installation of switches, other network expansion efforts and certain services.

 Legal Proceedings

  In the normal course of business, the Company is subject to various litigation; however, in management's opinion and the opinion of counsel, there are no legal proceedings pending against the Company which would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

11. EMPLOYEE BENEFIT PLANS

  Employees of the Fiber Companies participated in ITC Holding's 401(k) defined contribution plan. This plan covered all employees of the participating entities who had one year of service and were at least 18 years of age. ITC Holding contributed a discretionary amount of the employees' earnings based on the plan's earnings.

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

The discretionary contribution percentages per employee for the years ended December 31, 1996 and 1995 were 2.66% and 2.53% (limited to a total for all participants of $150,000 and $100,000 for 1996 and 1995, respectively), respectively, and were fully funded by ITC Holding. No discretionary contributions were made for 1997. In addition, the Fiber Companies offer a partial matching of employee contributions at a rate of 1/2% for each 1% of the employee earnings contributed to a maximum match of 4% of employee earnings. Total matching contributions made to the plan and charged to expense by the Fiber Companies for the years ended December 31, 1997, 1996 and 1995 were $84,014, $54,098, and $26,520, respectively.

  Employees of DeltaCom participated in a separately administered 401(k) defined contribution plan. The plan covers substantially all DeltaCom employees with at least one year of service. Participants may elect to defer 15% of compensation up to a maximum amount determined annually pursuant to Internal Revenue Service regulations. DeltaCom has elected to provide matching employer contributions equal to the lesser of 3% of compensation or the maximum amount annually for each participant. DeltaCom's policy is to fund contributions as earned. Company contributions made to the plan and charged to expense by DeltaCom for the year ended December 31, 1997 were $199,104 and for the 11 months ended December 31, 1996 were $123,854.

  Following the Merger, ITC Holding's 401(k) defined contribution plan became the Company's plan. Effective January 1, 1998, the DeltaCom 401(k) plan was merged into the Company's plan.

12. RELATED PARTY TRANSACTIONS

  Certain affiliates provide the Company with various services and/or receive services provided by the Company. These entities include ITC Holding; Interstate Telephone Company and Valley Telephone Company, which provide local and long-distance telephone services; InterCall, Inc. ("InterCall"), which provides conference calling services; and InterServ Services Corporation, which provides operator services for "800" customer service numbers and full-service marketing research in the telecommunications industry and other industries; Powertel, Inc., formerly InterCel, Inc., which provides cellular services; KNOLOGY, which provides cable television services; and MindSpring, which is a regional provider of Internet access. In management's opinion, the Company's transactions with these affiliated entities are generally representative of arm's-length transactions.

  For the years ended December 31, 1997, 1996, and 1995, the Company received services from these affiliated entities in the amounts of $206,000, $243,162, and $470,437, respectively, which are reflected in selling, operations, and administration expenses in the Company's consolidated statements of operations. In addition, in 1997 and 1996, the Company received services from these affiliated entities in the amount of $238,000 and $762,173, respectively, which are reflected in cost of services in the Company's consolidated statements of operations.

  The Fiber Companies provide operator and directory assistance services and lease capacity on certain of their fiber routes to affiliated entities. Beginning in 1996, DeltaCom also provided long-distance and related services to ITC Holding and all of its wholly owned and majority-owned subsidiaries. Also beginning in 1996, DeltaCom acted as an agent for InterCall and MindSpring in contracting with major interexchange carriers to provide origination and termination services. Under these agreements, DeltaCom contracts with the interexchange carrier and rebills the appropriate access charges plus a margin to InterCall and MindSpring, such that only the margin impacts the Company's consolidated revenues. Total affiliated revenues included in the Company's consolidated statements of operations for the years ended December 31, 1997, 1996, and 1995 were $7,995,000, $2,863,389, and
$486,246, respectively.

  DeltaCom had a contract with a former stockholder to provide management services to DeltaCom in 1997 for $300,000 annually. In addition, DeltaCom leases real properties from a former stockholder and entities controlled by the former stockholder. Total rental expense related to these leases was approximately $174,000

                      ITC^DELTACOM, INC. AND SUBSIDIARIES
and $235,000 in 1997 and 1996, respectively. DeltaCom is obligated to pay rentals to a former stockholder totaling approximately $180,000 annually from 1998 through 2005 under leases which are cancelable by either of the parties with 24 months' notice. DeltaCom is also obligated through 1999 to pay annual rentals ranging from approximately $74,000 to $81,000 to an officer of a former stockholder.

13. ACQUISITION OF DELTACOM

  On January 29, 1996 (the "Acquisition Date"), DeltaCom was purchased by ITC Holding for total consideration of $71,362,213, including cash acquired of $1,828,121 (the "Acquisition"). The consideration included $65,362,213 in cash and $6,000,000 in common stock of ITC Holding. Simultaneously, ITC Holding refinanced $8,643,384 of DeltaCom's outstanding debt by borrowing against its own line of credit and contributing the proceeds to DeltaCom, which then repaid all of its outstanding debt. The Acquisition was accounted for under the purchase method of accounting, and the purchase accounting entries have been "pushed down" to the Company's financial statements. The purchase price was allocated to the underlying assets purchased and liabilities assumed based on their estimated fair values at the Acquisition Date. The acquisition costs exceeded the fair market value of net tangible assets acquired by $54,645,063, of which $5,464,506 has been allocated to identifiable intangible assets and the remainder has been recorded as goodwill in the accompanying consolidated balance sheets. Amounts recorded in connection with the "pushdown" include the $49,180,557 in goodwill, $5,464,506 in customer base, $74,005,598 in debt related to the Acquisition and debt refinancing, and $6,000,000 in paid-in capital. The operating results of DeltaCom have been included in the Company's financial statements since the Acquisition Date.

  The following table summarizes the net assets purchased in connection with the Acquisition and the amount attributable to cost in excess of net assets acquired:

   Working capital, net of $1,828,121 cash acquired............... $  5,155,221
   Property, plant, and equipment.................................   21,357,357
   Other assets...................................................      198,920
   Noncurrent liabilities.........................................  (11,822,469)
   Customer base..................................................    5,464,506
   Goodwill.......................................................   49,180,557
                                                                   ------------
   Purchase price, net of cash acquired........................... $ 69,534,092
                                                                   ============

  The common stock portion of the Acquisition has been accounted for as a noncash transaction for purposes of the consolidated statements of cash flows.

  The following pro forma information has been prepared assuming the Acquisition occurred at the beginning of the respective periods. This information includes pro forma adjustments related to the amortization of goodwill resulting from the excess of the purchase price over the fair value of the net assets acquired and interest expense related to the debt financing used to acquire DeltaCom. The pro forma information is presented for informational purposes only and may not be indicative of the results of operations as they would have been had the Acquisition occurred at the beginning of the respective periods, nor is the information necessarily indicative of the results of operations which may occur in the future.

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

                                                          1996         1995
                                                       -----------  -----------
                                                              UNAUDITED
   Consolidated operating revenues.................... $71,775,516  $62,021,598
   Consolidated net loss..............................  (4,024,866)  (1,826,756)

14. ACQUISITION OF VIPERNET

  In July 1996, the Company purchased certain assets of ViperNet, which provides business Internet services, for cash of $625,000 and assumption of capital lease obligations in the amount of $171,683.

  The following table summarizes the net assets purchased by the Company in connection with its acquisition of ViperNet:

   Working capital................................................... $ 121,500
   Property and equipment............................................   191,318
   Noncompete agreement..............................................   102,000
   Customer base.....................................................   381,865
   Liabilities assumed...............................................  (171,683)
                                                                      ---------
   Cash paid for ViperNet net assets................................. $ 625,000
                                                                      =========

  The assumption of the capital lease obligations has been treated as a noncash transaction for purposes of the consolidated statements of cash flows.

15. ACQUISITION OF GULF STATES

  On March 27, 1997, ITC Holding purchased the remaining 64% interest in Gulf States not previously owned, along with certain other fiber and fiber-related assets, including a significant long-term customer contract (the "Georgia Fiber Assets") for approximately $28 million, plus certain contingent consideration. The purchase price included 588,411 shares of ITC Holding's Series A Convertible Preferred Stock valued at approximately $17.9 million and an unsecured purchase money note for approximately $10 million. The purchase price was allocated as follows: $17 million to the 64% interest in Gulf States and $10.9 million to the Georgia Fiber Assets. The note, bearing interest at 11%, was payable in ten semi annual principal payments of approximately
$1 million plus accrued interest, beginning September 30, 1997. The contingent consideration is due no later than April 30, 1998, at which time the Company will be obligated to deliver additional preferred stock equal to 35.7% of 64%, multiplied by 6, multiplied by the amount, if any, by which the earnings before interest, taxes, depreciation, and amortization of Gulf States for the year ended December 31, 1997 exceed $11,265,696. In October 1997, ITC Holding issued 56,742 shares of its Series A Convertible Preferred Stock in connection with this earn-out provision. In connection with the Merger, these shares were converted into 130,236 shares of the Company's Series A Convertible Preferred Stock. The Company recorded goodwill totaling approximately $7.5 million in connection with this acquisition. No further payments under the contingent consideration provision are currently expected.

  Upon the closing of these acquisitions, ITC Holding contributed the 64% ownership interest in Gulf States to GSTS and the Georgia Fiber Assets to FiberNet. The Gulf States partnership has been dissolved. The note was repaid in full in November 1997.

16. SEGMENT REPORTING

  Upon the acquisition of DeltaCom in January 1996 (Note 13), the Company began operating in two business segments: Carriers' Carrier Services and Retail Services. Retail Services are provided by DeltaCom and include the retail sale of long-distance, data, and Internet services, including the sale and installation of customer

                      ITC^DELTACOM, INC. AND SUBSIDIARIES
premises equipment primarily to midsized and major regional business customers. Carriers' Carrier Services are provided by the Fiber Companies. Carriers' Carrier Services include the sale of long-haul private line services on a wholesale basis using the Fiber Companies' owned and managed fiber-optic network. Summarized financial data by business segment for the years ended December 31, 1997 and 1996 and as of December 31, 1997 and 1996 are as follows:

                                                        1997
                          ----------------------------------------------------------------
                           CARRIERS'
                            CARRIER       RETAIL     CORPORATE
                            SEGMENT      SEGMENT     SEGMENT    ELIMINATIONS  CONSOLIDATED
                          ------------ ------------ ----------- ------------- ------------
Sales to external
 customers..............  $ 31,024,054 $ 83,565,944 $         0  $         0  $114,589,998
Intersegment sales......     3,673,008    2,727,894           0   (6,400,902)            0
                          ------------ ------------ -----------  -----------  ------------
  Total operating
   revenues.............    34,697,062   86,293,838           0   (6,400,902)  114,589,998
                          ------------ ------------ -----------  -----------  ------------
Gross margin............    28,060,966   32,303,617           0     (324,933)   60,039,650
Selling, operations, and
 administration expense.     8,401,158   30,178,668           0     (324,933)   38,254,893
Depreciation and
 amortization...........    12,077,349    6,255,102           0            0    18,332,451
Other income (expense),
 net....................                                                         4,251,088
Interest expense........                                                       (21,367,351)
                                                                              ------------
Loss before income
 taxes, preacquisition
 losses and
 extraordinary item.....                                                      $(13,663,957)
                                                                              ============
Identifiable assets.....  $192,820,282 $106,674,319 $87,062,726  $  (452,850) $386,104,477
                          ============ ============ ===========  ===========  ============
Capital expenditures....  $ 27,463,550 $ 16,410,440 $         0  $         0  $ 43,873,990
                          ============ ============ ===========  ===========  ============

                                                  1996
                           ---------------------------------------------------
                            CARRIERS'
                             CARRIER      RETAIL
                            SEGMENT      SEGMENT    ELIMINATIONS  CONSOLIDATED
                           -----------  ----------- ------------- ------------
Sales to external
 customers................ $ 6,598,709  $59,919,876  $         0  $ 66,518,585
Intersegment sales........     558,312    1,553,445   (2,111,757)            0
                           -----------  -----------  -----------  ------------
  Total operating
   revenues...............   7,157,021   61,473,321   (2,111,757)   66,518,585
                           -----------  -----------  -----------  ------------
Gross margin..............   3,256,596   24,325,559      180,143    27,762,298
Selling, operations, and
 administration expense...   1,646,277   17,050,152      180,143    18,876,572
Depreciation and
 amortization.............   1,656,685    4,781,389            0     6,438,074
Equity in losses of Gulf
 States...................  (1,589,812)           0            0    (1,589,812)
Other income (expense),
 net......................                                             171,514
Interest expense..........                                          (6,172,421)
                                                                  ------------
Loss before income taxes..                                        $ (5,143,067)
                                                                  ============
Identifiable assets....... $14,597,073  $91,592,697  $  (406,588) $105,783,182
Investment in net assets
 of Gulf States...........   7,424,797            0            0     7,424,797
                           -----------  -----------  -----------  ------------
Total assets.............. $22,021,870  $91,592,697  $  (406,588) $113,207,979
                           ===========  ===========  ===========  ============
Capital expenditures...... $ 1,101,181  $ 5,071,479  $         0  $  6,172,660
                           ===========  ===========  ===========  ============

                      ITC^DELTACOM, INC. AND SUBSIDIARIES

17. SUBSEQUENT EVENTS

 Debt Offering and Modification to Credit Agreement

  The Company issued $160 million principal amount of senior notes due 2008 at 99.9% during the first quarter of 1998 (the "1998 Senior Notes Offering"). These notes have an interest rate of 8-7/8% and pay interest semiannually on March 1 and September 1.

  Proceeds from the 1998 Senior Notes Offering will be used for additional network facilities, and for other general corporate purposes.

  In connection with the 1998 Senior Notes Offering, the Company modified its Credit Agreement to reduce the available credit to $50 million and to amend and/or delete various covenants. Due to the proceeds to be received from the 1998 Senior Notes Offering, the Company's interest rate swap agreement (Note
6) no longer may be accounted for as a hedge of an anticipated transaction, but rather becomes a trading security. This change in classification required the Company to record the payable related to the interest rate swap agreement on the consolidated balance sheet at fair market value at the time of the receipt of the proceeds from the 1998 Senior Notes Offering. The loss, charged against earnings, was approximately $2.5 million. The interest rate swap agreement will be marked to market at each subsequent balance sheet date, with periodic payments (receipts) included in interest expense.

 Planned Redemption

  On March 2, 1998, the Company announced its intention to redeem $70 million principal amount of its 11% Senior Notes due 2007, at a redemption price of 111% of the principal amount thereof, plus accrued and unpaid interest, with the proceeds from the Company's initial public offering (Note 9). The Company estimates that it will record an extraordinary loss of approximately $10.7 million related to the early redemption of this debt.

 Acquisition

  On March 18, 1998, the Company announced the signing of a definitive agreement to acquire certain assets and liabilities of IT Group, a Jackson, Mississippi-based interexchange carrier. The Company will issue an estimated 110,000 shares of common stock and assume liabilities of approximately $1.0 million to consummate the transaction. Closing of the acquisition is subject to customary conditions, including the receipt of required regulatory approvals, and is expected by May 1998.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To DeltaCom, Inc.:

  We have audited the accompanying statements of operations, stockholders' equity, and cash flows of DELTACOM, INC. (an Alabama corporation) for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of DeltaCom, Inc. for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
March 27, 1997

                                 DELTACOM, INC.

                            STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                  AND FOR THE ONE MONTH ENDED JANUARY 29, 1996

                                                          1995         1996
                                                       -----------  -----------
                                                                    (UNAUDITED)
OPERATING REVENUES.................................... $56,271,011  $5,256,931
COST OF SERVICES......................................  32,355,358   2,963,383
                                                       -----------  ----------
    Gross margin......................................  23,915,653   2,293,548
                                                       -----------  ----------
OPERATING EXPENSES:
  Selling, general, and administrative................  13,845,867   1,343,761
  Depreciation and amortization.......................   3,241,869     290,226
                                                       -----------  ----------
    Total operating expenses..........................  17,087,736   1,633,987
                                                       -----------  ----------
OPERATING INCOME......................................   6,827,917     659,561
OTHER INCOME (EXPENSE):
  Interest income.....................................     105,477      12,334
  Interest expense....................................  (1,025,571)   (143,883)
                                                       -----------  ----------
INCOME BEFORE INCOME TAXES............................   5,907,823     528,012
PROVISION FOR INCOME TAXES............................   2,211,115     200,645
                                                       -----------  ----------
NET INCOME............................................ $ 3,696,708  $  327,367
                                                       ===========  ==========


        The accompanying notes are an integral part of these statements.

                                 DELTACOM, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                  AND FOR THE ONE MONTH ENDED JANUARY 29, 1996

                                COMMON STOCK
                                -------------  PAID-IN    RETAINED
                                SHARES AMOUNT  CAPITAL    EARNINGS      TOTAL
                                ------ ------ ---------- ----------- -----------
BALANCE, December 31, 1994....  80,000  $800  $5,145,715 $ 7,546,560 $12,693,075
  Net income..................       0     0           0   3,696,708   3,696,708
                                ------  ----  ---------- ----------- -----------
BALANCE, December 31, 1995....  80,000   800   5,145,715  11,243,268  16,389,783
  Net income (unaudited)......       0     0           0     327,367     327,367
                                ------  ----  ---------- ----------- -----------
BALANCE, January 29, 1996 (Un-
 audited).....................  80,000  $800  $5,145,715 $11,570,635 $16,717,150
                                ======  ====  ========== =========== ===========



        The accompanying notes are an integral part of these statements.

                                 DELTACOM, INC.

                            STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                  AND FOR THE ONE MONTH ENDED JANUARY 29, 1996

                                                         1995         1996
                                                      -----------  -----------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.......................................... $ 3,696,708  $   327,367
                                                      -----------  -----------
 Adjustments to reconcile net income to net cash pro-
  vided by operating activities:
  Depreciation and amortization......................   3,241,869      290,226
  Deferred income taxes..............................      37,185       (8,767)
  Changes in current operating assets and liabili-
   ties:
   Accounts receivable...............................    (832,551)    (360,594)
   Due from related parties..........................     (26,397)      26,397
   Prepayments.......................................    (137,876)     748,471
   Inventories.......................................     (55,333)     (82,217)
   Notes receivable..................................    (167,481)       8,395
   Accounts payable..................................    (863,902)     174,476
   Accrued liabilities...............................     (20,027)     298,047
   Income taxes payable..............................     249,670      189,956
   Other, net........................................       1,075       89,278
                                                      -----------  -----------
    Total adjustments................................   1,426,232    1,373,668
                                                      -----------  -----------
    Net cash provided by operating activities........   5,122,940    1,701,035
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment.................  (4,431,552)    (171,036)
 Proceeds from sale of equipment.....................     175,389            0
 Increase in accrued construction payables...........     144,720     (144,720)
                                                      -----------  -----------
    Net cash used in investing activities............  (4,111,443)    (315,756)
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term debt................ $(2,127,651) $(1,244,759)
 Proceeds from financing agreement...................   1,388,859            0
                                                      -----------  -----------
    Net cash used in financing activities............    (738,792)  (1,244,759)
                                                      -----------  -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS............     272,705      140,520
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.....   1,414,896    1,687,601
                                                      -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD........... $ 1,687,601  $ 1,828,121
                                                      ===========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the year for:
  Interest........................................... $ 1,005,827  $    17,210
                                                      ===========  ===========
  Income taxes....................................... $ 2,016,860  $         0
                                                      ===========  ===========

        The accompanying notes are an integral part of these statements.

                                DELTACOM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1995 AND JANUARY 29, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DeltaCom, Inc. (the "Company") was incorporated in the state of Alabama on April 7, 1982. The Company is a provider of telecommunications services and products in Alabama and surrounding states. Prior to January 29, 1996, the Company's common stock was owned 50% by SCI Systems (Alabama), Inc., 14% by Brindlee Mountain Telephone Company ("BMTC"), and 36% by the majority stockholder of BMTC. ITC Holding Company, Inc. acquired all of the stock of the Company on January 29, 1996 (Note 7).

 Basis of Accounting

  The accompanying financial statements are prepared on the accrual basis of accounting. Revenues are recognized as services are performed. Costs and expenses are recognized when incurred. The financial statements are prepared in conformity with generally accepted accounting principles, which require the use of estimates. Actual results may differ from those estimates.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Depreciation

  Depreciation of property and equipment is generally provided on a composite or straight-line basis over the assets' estimated useful lives, which are 40 years for buildings, 5 to 20 years for telecommunications equipment, 3 to 15 years for office furniture and equipment, and 5 years for vehicles.

  Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in the results of operations.

 Income Taxes

  Deferred income taxes are determined in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This approach results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities.

 Advertising Costs

  The Company expenses all advertising costs as incurred.

                                DELTACOM, INC.

2. INCOME TAXES

  The components of the provision for income taxes for the year ended December 31, 1995 and the one month ended January 29, 1996 are as follows:

                                                             1995       1996
                                                          ---------- -----------
                                                                     (UNAUDITED)
   Current:
     Federal............................................. $1,970,891  $190,360
     State...............................................    203,039    19,052
   Deferred..............................................     37,185    (8,767)
                                                          ----------  --------
                                                          $2,211,115  $200,645
                                                          ==========  ========

  A reconciliation of the federal statutory rate to the effective income tax rate for the year ended December 31, 1995 and the one month ended January 29, 1996 is as follows:

                                                               1995     1996
                                                               ----  -----------
                                                                     (UNAUDITED)
   Federal statutory rate..................................... 34.0%    34.0%
   State income taxes.........................................  3.6      4.0
   Other...................................................... (0.2)     0.0
                                                               ----     ----
   Effective income tax rate.................................. 37.4%    38.0%
                                                               ====     ====

3. RELATED-PARTY TRANSACTIONS

  During 1995, the Company recorded revenues of approximately $88,000 in the accompanying statements of operations for long distance services provided to BMTC. These services were discontinued in March 1995. The Company also recorded revenues of approximately $168,000 during the year ended December 31, 1995 for long-distance services provided to Marshall Cellular, an affiliate of BMTC.

  During January 1996, the Company recorded revenues from BMTC, Marshall Cellular, and another affiliate, SCI, of approximately $27,500, $13,200, and $33,400, respectively. The Company also recorded expenses of $30,200 and $2,000 for telephone services provided by BMTC and Marshall Cellular, respectively.

  The Company paid approximately $770,000 to BMTC for electronic data information services, including billing and rating services, through July 1995. In August 1995, the Company terminated its contract for such services, hired the information services personnel from BMTC, and assumed BMTC's operating lease obligations, totaling approximately $419,000 annually, for electronic data processing equipment. The Company contracted to furnish electronic data processing services to BMTC annually for $300,000. The Company recorded revenues of $125,000 in the accompanying statements of operations related to these services for the year ended December 31, 1995 and $27,500 for the one month ended January 29, 1996.

  The Company paid $405,000 to BMTC for management services in 1995. These services were terminated in January 1996. During 1995, the Company also paid $600,000 in management fees to its stockholders. The

                                DELTACOM, INC.

Company has a contract with a former stockholder to provide management services to the Company through 1997 for $300,000 annually. The Company recorded expenses of $25,000 in the accompanying statements of operations related to those services for the one month ended January 29, 1996.

  The Company leases real properties from stockholders and other related parties. Total rental expense related to these leases was approximately $145,000 and $30,000 for the year ended December 31, 1995 and the month ended January 29, 1996, respectively. The Company is obligated to pay rentals totaling approximately $150,000 to BMTC in 1996 and future years under leases which are cancelable by either of the parties with 24 months' notice. The Company is also obligated through 1999 to pay annual rentals ranging from approximately $74,000 to $81,000 to an officer of a former stockholder.

4. DEFERRED COMPENSATION PLAN

  The Company has a 401(k) deferred compensation plan covering substantially all employees with at least one year of service. Participants may elect to defer 15% of compensation up to a maximum amount determined annually pursuant to IRS regulations. The Company has elected to provide matching employer contributions equal to the lesser of 3% of compensation or the maximum amount annually for each participant. The Company's policy is to fund contributions as earned. Company contributions made to the plan and charged to expense for the year ended December 31, 1995 and the one month ended January 29, 1996 were $138,697 and $12,588, respectively.

5. COMMITMENTS

  Minimum future rental commitments under noncancelable operating leases having an initial or remaining term in excess of one year as of December 31, 1995 are as follows:

   December 31:
     1996............................................................ $  988,523
     1997............................................................    831,657
     1998............................................................    754,481
     1999............................................................    407,300
     2000............................................................    279,755
     Thereafter......................................................    726,330
                                                                      ----------
                                                                      $3,988,046
                                                                      ==========

  Total rental expense charged to operations for the year ended December 31, 1995 and the one month ended January 29, 1996 was $615,734 and $105,578, respectively.

  At January 29, 1996, the Company had agreed to purchase telecommunications equipment at a price totaling approximately $365,000.

6. CONTINGENT MATTERS

  The Company is subject to various legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount or ultimate liability with respect to these actions will not materially affect the Company's financial position or results of operations.

7. ACQUISITION OF THE COMPANY

  On January 29, 1996, the Company was purchased by ITC Holding Company, Inc. for total consideration of $71,362,213.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Gulf States FiberNet:

  We have audited the accompanying statements of operations, partners' capital, and cash flows of GULF STATES FIBERNET (a Georgia general partnership) and for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Gulf States FiberNet for the years ended December 31, 1995 and 1996 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
March 27, 1997 (except with
 respect to Note 8, as to which the date
 is July 25, 1997)

                              GULF STATES FIBERNET

                            STATEMENTS OF OPERATIONS

 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996AND FOR THE PERIODS ENDED MARCH
                          31, 1996 AND MARCH 27, 1997

                                 DECEMBER 31,
                            ------------------------   March 31,    March 27,
                               1995         1996         1996         1997
                            -----------  -----------  -----------  -----------
                                                      (unaudited)  (unaudited)
REVENUES................... $ 7,587,713  $10,056,544  $ 1,832,487  $ 4,085,039
COST OF SERVICES...........      82,680      867,558       47,368      418,472
                            -----------  -----------  -----------  -----------
    Gross margin...........   7,505,033    9,188,986    1,785,119    3,666,567
                            -----------  -----------  -----------  -----------
OPERATING EXPENSES:
  Selling, general, and
   administrative..........   2,455,159    2,785,596      733,135      871,566
  Depreciation and
   amortization............   3,835,465    6,620,382    1,574,627    1,897,826
                            -----------  -----------  -----------  -----------
    Total operating
     expenses..............   6,290,624    9,405,978    2,307,762    2,769,392
                            -----------  -----------  -----------  -----------
OPERATING (LOSS) INCOME....   1,214,409     (216,992)    (522,643)     897,175
                            -----------  -----------  -----------  -----------
OTHER INCOME (EXPENSE):
  Interest expense.........  (2,172,373)  (4,345,001)  (1,085,287)  (1,031,546)
  Other....................     240,624      145,851       62,834       18,540
                            -----------  -----------  -----------  -----------
    Total other income
     (expense).............  (1,931,749)  (4,199,150)  (1,022,453)  (1,013,006)
                            -----------  -----------  -----------  -----------
NET LOSS................... $  (717,340) $(4,416,142) $(1,545,096) $  (115,831)
                            ===========  ===========  ===========  ===========


        The accompanying notes are an integral part of these statements.

                              GULF STATES FIBERNET

                        STATEMENTS OF PARTNERS' CAPITAL

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                    AND FOR THE PERIOD ENDED MARCH 27, 1997

                                             PARTNERS' CAPITAL         TOTAL
                                          ------------------------   PARTNERS'
                                             SCANA        GSTS        CAPITAL
                                          -----------  -----------  -----------
BALANCE, DECEMBER 31, 1994............... $13,184,255  $ 6,903,080  $20,087,335
  Net loss...............................    (459,098)    (258,242)    (717,340)
                                          -----------  -----------  -----------
BALANCE, DECEMBER 31, 1995...............  12,725,157    6,644,838   19,369,995
  Partnership contributions..............   4,198,274    2,361,529    6,559,803
  Net loss...............................  (2,826,331)  (1,589,811)  (4,416,142)
                                          -----------  -----------  -----------
BALANCE, DECEMBER 31, 1996...............  14,097,100    7,416,556   21,513,656
  Net loss...............................     (74,132)     (41,699)    (115,831)
                                          -----------  -----------  -----------
BALANCE, MARCH 27, 1997 (UNAUDITED)...... $14,022,968  $ 7,374,857  $21,397,825
                                          ===========  ===========  ===========



        The accompanying notes are an integral part of these statements.

                              GULF STATES FIBERNET

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
          AND FOR THE PERIODS ENDED MARCH 31, 1996 AND MARCH 27, 1997

                                 DECEMBER 31,
                           -------------------------   MARCH 31,     MARCH 27,
                               1995         1996          1996         1997
                           ------------  -----------  ------------  -----------
                                                      (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net loss...............  $   (717,340) $(4,416,142) $ (1,545,096) $  (115,831)
                           ------------  -----------  ------------  -----------
  Adjustments to recon-
   cile net loss to net
   cash provided
   by oper ating activi-
   ties:
    Depreciation and
     amortization........     3,835,465    6,620,382     1,574,627    1,897,826
    Changes in operating
     assets and liabili-
     ties:
      Accounts
       receivable........      (861,057)    (678,829)     (157,231)    (600,569)
      Other current as-
       sets..............       (58,343)      54,400       (33,821)     49,215
      Accounts payable...      (269,004)     (57,659)     (131,172)   1,188,426
      Accrued liabili-
       ties..............       753,492     (179,536)     (117,742)    (140,671)
      Unearned revenue...       171,005      789,794        38,419       99,068
                           ------------  -----------  ------------  -----------
        Total adjust-
         ments...........     3,571,558    6,548,552     1,173,080    2,493,295
                           ------------  -----------  ------------  -----------
        Net cash provided
         by (used in)
         operating
         activities......     2,854,218    2,132,410      (372,016)   2,377,464
                           ------------  -----------  ------------  -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Capital expenditures...   (24,105,172)  (6,153,618)   (1,216,962)  (2,062,470)
  Accrued construction
   costs.................    (7,514,569)    (951,779)   (1,921,170)    (731,730)
                           ------------  -----------  ------------  -----------
        Net cash used in
         investing
         activities......   (31,619,741)  (7,105,397)   (3,138,132)  (2,794,200)
                           ------------  -----------  ------------  -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from interim
   construction loan.....    24,000,000            0             0            0
  Payments on interim
   construction loan.....   (36,700,000)           0             0            0
  Proceeds from long-term
   note..................    47,500,000            0             0            0
  Payments on long-term
   note..................             0   (5,937,500)            0            0
  Payment of debt issu-
   ance costs............      (986,176)     (80,385)      (22,072)    (139,332)
  Capital contributions..             0    6,559,803     1,393,320            0
                           ------------  -----------  ------------  -----------
        Net cash provided
         by (used in)
         financing
         activities......    33,813,824      541,918     1,371,248    (139,332)
                           ------------  -----------  ------------  -----------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS.............     5,048,301   (4,431,069)   (2,138,900)    (556,068)
CASH AND CASH EQUIVALENTS
 AT BEGINNING OF PERIOD..       513,436    5,561,737     5,561,737    1,130,668
                           ------------  -----------  ------------  -----------
CASH AND CASH EQUIVALENTS
 AT END OF PERIOD........  $  5,561,737  $ 1,130,668  $  3,422,837  $   574,600
                           ============  ===========  ============  ===========
SUPPLEMENTAL CASH FLOW
 DISCLOSURES:
  Cash paid for inter-
   est...................  $  2,909,056  $ 4,689,477  $    991,318  $ 1,410,816
                           ============  ===========  ============  ===========
  Noncash financing
   activities:
   Assets contributed by
   SCANA.................  $          0  $         0  $          0  $         0
                           ============  ===========  ============  ===========
  Capital lease
   obligation for fiber
   route.................  $          0  $         0  $          0  $ 3,457,345
                           ============  ===========  ============  ===========


        The accompanying notes are an integral part of these statements.

                             GULF STATES FIBERNET

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1996

1. ORGANIZATION AND BUSINESS OPERATIONS

 General

  Gulf States FiberNet (the "Partnership") was formed on August 17, 1994 pursuant to the provisions of the Georgia Uniform Partnership Act. The Partnership provides digital communications transport to communications common carriers in the states of Georgia, Texas, Alabama, Mississippi, and Louisiana. The Partnership is a facilities-based entity with an existing fiber optic transmission facility between Atlanta, Georgia, and Birmingham, Alabama. The Partnership has also constructed a redundant route from Atlanta to Birmingham which continues on to Longview, Texas, through such cities as Tuscaloosa, Alabama; Meridian, Jackson, and Vicksburg, Mississippi; and Monroe and Shreveport, Louisiana. The Partnership has also constructed a spur from Meridian to Gulfport, Mississippi. These additional routes became operational during May 1995. In September 1996, an extension to Longview, Texas, was completed. The Partnership has also constructed a route from Atlanta to Gainesville, Georgia, where it connects to the network of another nonaffiliated entity that provides transit into the networks of several other nonaffiliated entities in the states of North Carolina and South Carolina. The Atlanta to Gainesville route was completed in January 1996.

  The general partners and their respective ownership percentages as of December 31, 1996 were as follows:

           SCANA Communications, Inc. ("SCANA")..........  64%
           Gulf States Transmission Systems, Inc.
            ("GSTS").....................................  36

  GSTS is the managing partner and is responsible for managing and operating the Partnership. The partners make capital contributions to share in the operating results of, and receive distributions from, the Partnership in accordance with their respective ownership percentages.

  The Partnership's revenues are derived from sales to a relatively small number of customers. The loss of a major customer would have a significant impact on the partnership's results of operations and financial position. This risk is mitigated by take-or-pay contracts whereby the customers are contractually obligated to pay periodic specified amounts, even if they do not take delivery of the contracted services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Accounting and Presentation

  The Partnership's financial statements are prepared on the accrual basis of accounting. The statements of operations and cash flows for the periods ending March 31, 1996 and March 27, 1997 are unaudited and, in the opinion of management, contain all adjustments (consisting of only normal recurring items) necessary for the fair presentation of the financial position and results of operations for the interim periods. The results of operations for the period ended March 27, 1997 are not necessarily indicative of the results to be expected for the entire year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, temporary investments represent securities with maturities of 90 days or less and are considered cash equivalents.

                             GULF STATES FIBERNET

 Revenue Recognition

  Revenues are recognized as the Partnership performs services in accordance with contract or tariff terms.

 Depreciation

  Property and equipment are carried at cost or fair market value of contributed property at the time of the contribution. Depreciation and amortization of property and equipment are provided using the straight-line method over estimated useful lives (3 to 20 years).

 Long-Lived Assets

  In 1995, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The effect of adopting SFAS No. 121 was not material.

  The Partnership periodically reviews the values assigned to long-lived assets, such as property and equipment, and cost in excess of net assets acquired to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

 Income Taxes

  The Internal Revenue Code and applicable state statutes provide that the income and expenses of a partnership are not separately taxable to the partnership but rather accrue directly to the partners. Accordingly, no provision for federal or state income taxes has been made in the accompanying financial statements.

 Interest Expense

  All interest incurred during 1995 and 1996 is attributable to the construction of the routes detailed in Note 1. Interest was capitalized until the completion of the construction of a specific route segment. The amount of interest capitalized in 1995 and 1996 totaled $1,020,204 and $40,365, respectively.

 Other Noncurrent Assets

  The excess of cost over the fair market value of assets acquired ("goodwill") is being amortized to income on a straight-line basis over a period of 40 years.

  In connection with the issuance of its long-term debt, the Partnership incurred debt issuance costs of approximately $986,000 and $80,000 in 1995 and 1996, respectively. These costs were recorded as other assets and are being amortized on a straight-line basis over 7 to 8.5 years, the term of the related debt facilities.

 Presentation

  Certain prior year amounts have been reclassified to conform with the current year presentation.

3. SCANA ASSET CONTRIBUTION

  Effective November 1, 1994, SCANA contributed an existing Atlanta to Birmingham fiber optic route to the Partnership as part of its capital contribution. The tangible assets associated with this route were recorded at their estimated appraised value of $4,924,410. This route was valued at $5,449,670 for purposes of determining a portion of SCANA's capital contribution. The $525,260 difference between the estimated appraised value of the tangible assets and the fair market value of the route is reflected as goodwill.

                             GULF STATES FIBERNET

4. INTERIM CONSTRUCTION LOAN AND LONG-TERM DEBT

 Interim Construction Loan

  On December 8, 1994, the Partnership completed a $40,000,000 construction loan commitment ("Loan") with NationsBank of North Carolina ("NationsBank"). The Loan provided the Partnership the ability to draw amounts as needed to finance the construction of a new route. The interest rates paid on amounts outstanding under the Loan ranged from 6.75% to 7.25% in 1995. Any unused portion of the Loan was subject to a commitment fee equal to .25% per annum. The Partnership borrowed $36,700,000 under the Loan prior to its repayment in full in August 1995. The Partnership utilized funds realized from the $47,500,000 nonrecourse project financing discussed below to repay the Loan.

  On July 25, 1995, the Partnership completed a $47,500,000 nonrecourse project financing (the "Financing") with NationsBank. The Financing is to be repaid in 16 equal semiannual installments of $2,968,750 beginning on June 30, 1996 and ending on December 31, 2003. The Financing bears interest on outstanding amounts at various floating rate options plus an applicable credit spread, which varies throughout the term of the Financing. The Partnership is contractually obligated to select the three-month LIBOR option as a direct result of the interest rate swap agreement discussed below. The Financing is secured by substantially all of the Partnership's assets.

  Concurrently with the closing of the Financing, the parent companies of GSTS and SCANA, ITC Holding Company, Inc. ("ITC") and SCANA, Inc., respectively, have entered into the Telecommunications System Capacity Agreement ("TSCA") with NationsBank. The TSCA requires ITC and SCANA to make additional equity contributions to the Partnership. These required equity contributions are calculated on a quarterly basis throughout the term of the Financing based on a contractually determined amount, less the Partnership's quarterly revenue, excluding the nonrecurring revenue discussed in Note 7. The contractually determined amounts discussed above are fixed amounts and are not contingent upon the results of operations of the Partnership.

  On January 24, 1995, the Partnership entered into a forward starting interest rate swap agreement with a $47,500,000 principal amount with NationsBank. This agreement is accounted for as a hedge of an anticipated transaction. The agreement swaps the applicable three-month LIBOR selected under the Financing with a fixed rate of 8.25%. As of December 31, 1996, the Partnership would be required to pay $2,962,000 to terminate the interest rate swap with NationsBank. The Partnership made payments totaling $1,261,000 and $553,320 to NationsBank in 1995 and 1996, respectively, in connection with this interest rate swap. These payments are included in interest expense in the accompanying statements of operations.

  As a result of this interest rate swap, the Financing will bear an effective interest rate as follows:

       Years 1-3......................................................... 9.375%
       Years 4-6......................................................... 9.500
       Years 7-8.5....................................................... 9.625

  Maturities of long-term debt as of December 31, 1996 are as follows:

       1997......................................................... $ 5,937,500
       1998.........................................................   5,937,500
       1999.........................................................   5,937,500
       2000.........................................................   5,937,500
       2001.........................................................   5,937,500
       Thereafter...................................................  11,875,000
                                                                     -----------
                                                                     $41,562,500
                                                                     ===========

                             GULF STATES FIBERNET

5. LEASE OBLIGATIONS

  The Partnership has entered into various operating leases for facilities and equipment used in its operations. Aggregate future minimum rental commitments under noncancelable operating leases as of December 31, 1996 are as follows:

       1997.......................................................... $  682,902
       1998..........................................................    636,037
       1999..........................................................    620,405
       2000..........................................................    601,135
       2001..........................................................    580,585
       Thereafter....................................................  2,310,260
                                                                      ----------
                                                                      $5,431,324
                                                                      ==========

  Rent expense charged to operations for the years ended December 31, 1995 and 1996 was $153,003, and $953,713, respectively.

6. RELATED-PARTY TRANSACTIONS

  ITC provides certain administrative services and leases office space to the Partnership. In addition, certain of ITC's other wholly owned or majority-owned subsidiaries provide the Partnership with various services and/or receive services provided by the Partnership. These entities include Interstate Telephone Company and Valley Telephone Company, which provide local and long distance telephone services; Interstate FiberNet, which provides digital communications transport; and InterQuest, which provides operator assistance services. ITC also holds equity investments in the following entities which do business with the Partnership: Powertel, Inc., formerly InterCel, Inc., which provides cellular services, and MindSpring Enterprises, Inc., which is a regional provider of Internet access.

  The Company received services from ITC and other affiliated entities of approximately $1,162,000 and $1,477,000, for the years ended December 31, 1995 and 1996, respectively, which are reflected in selling, general, and administrative expenses in the Partnership's statements of operations. In addition, the Partnership received services from ITC and other affiliated entities of approximately $70,000 for the year ended December 31, 1996, which is reflected in cost of services in the Partnership's statement of operations. In management's opinion, the Partnership's transactions with these affiliated entities are representative of arm's-length transactions.

  Relatives of stockholders of ITC are stockholders and employees of the Partnership's insurance provider. The costs charged to the Partnership for insurance services were approximately $33,000 and $54,000 for the years ended December 31, 1995 and 1996, respectively.

7. SIGNIFICANT CUSTOMERS

  Two customers made up greater than 10% of the Partnership's revenues for the years ended December 31, 1995 and 1996, as follows:

                                                                     1995  1996
                                                                     ----  ----
       Customer A................................................... 82.5% 43.2%
       Customer B...................................................  8.6  21.0

  During 1995, the Partnership received nonrecurring revenue of $3,250,000, or approximately 43% of net sales to Customer A, related to the cancellation of an existing lease agreement.

                             GULF STATES FIBERNET

  The Partnership entered into an agreement with Customer A to lease certain fiber optic lines whereby Customer A is contractually obligated to pay $4,338,996 per annum for 11 years beginning June 1995.

8. SUBSEQUENT EVENTS

 Capital Lease

  In January 1997, the Partnership entered into a capital lease agreement with Southern Telecom 1, Inc. ("STI") to construct and lease a fiber optic facility and related equipment from Birmingham to Montgomery, Alabama. In total, STI constructed a 24 fiber optic strand facility, 12 strands of which it leased to the Partnership and 12 strands of which it granted the Partnership a revocable right to use. STI has the option to lease to the Partnership any of the additional 12 licensed fibers for a monthly payment of $2,000 per fiber after the ninth anniversary of the lease. To the extent STI does not lease the Partnership at least six of the licensed fibers under its option, the Partnership will have the right to lease from STI up to a total of six of the licensed fibers. Construction was completed and lease payments began in February 1997. Payments under the lease are as follows:

          MONTHS                                                        MONTHLY
          OF TERM                                                       PAYMENT
          -------                                                       -------
       1 through 48.................................................... $75,000
       49 through 108..................................................  25,000
       109 through 240.................................................   1,000

 Dissolution of the Partnership

  On March 27, 1997, GSTS's parent, ITC, purchased the 64% interest in the Partnership owned by SCANA for approximately $17 million, payable at closing in shares of ITC's nonvoting convertible preferred stock, plus certain contingent consideration. The contingent consideration is due no later than April 30, 1998, at which time ITC must deliver additional nonvoting convertible preferred stock to SCANA equal to 35.7% of (a) 64%, multiplied by
(b) (i) 6, multiplied by (ii) the amount, if any, by which the earnings before interest, taxes, depreciation, and amortization of the Partnership for the year ended December 31, 1997 exceed $11,265,696. Upon the closing of the acquisition and in connection with the Reorganization described below, ITC contributed the 64% ownership interest in the Partnership to GSTS and the Partnership was dissolved.


 Debt Refinancing

  In connection with the acquisition of the remaining 64% interest in the Partnership, GSTS signed an agreement with NationsBank of Texas, N.A. for a $41.6 million bridge financing facility (the "Bridge Facility"). The Bridge Facility finances the Partnership's existing Financing described in Note 4 and is secured by the assets of the Partnership. The Bridge Facility bore interest on outstanding amounts at various floating rate options plus an applicable credit margin. The Bridge Facility matured and was repaid on the date the proceeds from ITC/\DeltaCom's debt offering discussed below were released.

                             GULF STATES FIBERNET

 Parent's Reorganization of Subsidiaries

  In March 1997, ITC formed a new wholly owned subsidiary, ITC/\DeltaCom, Inc. ("ITC/\DeltaCom"). On July 25, 1997, ITC reorganized several of its wholly owned subsidiaries as follows:

  . Eastern Telecom, Inc. (d.b.a. InterQuest) and ITC Transmission Systems II, Inc. merged with and into Interstate FiberNet, Inc., formerly ITC Transmission Systems, Inc. ("FiberNet").

  . ITC contributed all of the outstanding capital stock of FiberNet, DeltaCom, Inc. and GSTS to ITC/\DeltaCom.

  . ITC/\DeltaCom contributed all of the outstanding capital stock of DeltaCom and GSTS to FiberNet.

  These transactions are collectively referred to as the "Reorganization."

 ITC/\DeltaCom Debt Offering

  On June 3, 1997, ITC/\DeltaCom issued senior notes with a principal value of $200 million (the "Offering"). Proceeds from the Offering were held by the trustee until all required regulatory approvals related to the Reorganization were received. Upon consummation of the Reorganization on July 25, 1997, a portion of the proceeds was used to repay the Bridge Facility described above as well as certain advances from the Parent outstanding at DeltaCom, Inc.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

UNTIL AUGUST 9, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ---------------




                                $160,000,000


                            ITC/\DELTACOM, INC.


                         8 7/8% SENIOR NOTES DUE 2008





PROSPECTUS

DATED MAY 11, 1998